Filed Pursuant to Rule 424(b)(3)

File Number: 333-58878, 333-58878-01, 333-58878-03,

333-58878-05 through 333-58878-08;

333-75778, 333-75778-01, 333-75778-03,

333-75778-04, 333-75778-06 through

333-75778-08; and 333-107168, 333-107168-01

through 333-107168-06

Prospectus

SunCom Wireless, Inc.

$350,000,000 9 3/8% Senior Subordinated Notes due 2011

$400,000,000 8 3/4% Senior Subordinated Notes due 2011

$725,000,000 8 1/2% Senior Notes due 2013

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the 9 3/8% notes, the 8 3/4% notes and 8 1/2% notes in market-making transactions in the over-the-counter market. Such sales will be made at prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. SunCom Wireless, Inc. will not receive any of the proceeds of these sales. The closings of the offering of the notes referred to in this prospectus, which constituted the delivery of the notes by SunCom Wireless, Inc. occurred on January 19, 2001, in the case of the 9 3/8% notes, on November 14, 2001, in the case of the 8 3/4% notes and on June 13, 2003 in the case of the 8 1/2% notes. See “Plan of Distribution.”

SunCom

•	We are a leading provider of wireless personal communications services in the Southeastern United States, Puerto Rico and the U.S. Virgin Islands.
•	SunCom Wireless, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312 (610) 651-5900

The 9 3/8% Senior Subordinated Notes due 2011

•	Aggregate Principal Amount: $350,000,000
•	Maturity Date: February 1, 2011
•	Interest Payment Date: Semi-annually on each February 1 and August 1.
•	Redemption: The 9 3/8% notes will be redeemable on or after February 1, 2006.

The 8 3/4% Senior Subordinated Notes due 2011

•	Aggregate Principal Amount: $400,000,000
•	Maturity Date: November 15, 2011
•	Interest Payment: Semi-annually on each November 15 and May 15.
•	Redemption: The 8 3/4% notes will be redeemable on or after November 15, 2006.

The 8 1/2% Senior Notes due 2013

•	Aggregate Principal Amount: $725,000,000
•	Maturity Date: June 1, 2013
•	Interest Payment: Semi-annually on each June 1 and December 1.
•	Redemption: The 8 1/2% notes will be redeemable on or after June 1, 2008. Up to 35% of the aggregate principal amount of the 8 1/2% notes are redeemable prior to June 1, 2006 with net proceeds from one or more equity offerings.

Ranking:  The 8 1/2% notes and the related guarantees constitute senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt and senior in right of payment to all of our existing and future subordinated debt. The 8 1/2% notes and the related guarantees effectively rank junior in right of payment to all of our existing and future secured debt to the extent of the value of the assets securing such debt. The 9 3/8% notes, the 8 3/4% notes, and their respective guarantees are general, unsecured obligations of ours and our subsidiaries and rank subordinate in right of payment to all current and future senior debt, including the 8 1/2% notes and the related guarantees, as well as secured debt. The 9 3/8% notes, the 8 3/4% notes and the related guarantees all rank pari passu with each other.

This investment involves risk. See “ Risk Factors” beginning on page 8.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2005.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

SunCom Wireless, Inc. (formerly Triton PCS, Inc.) is a direct, wholly-owned subsidiary of SunCom Wireless Investment Co., LLC. SunCom Wireless Investment Co., LLC is a direct, wholly-owned subsidiary of SunCom Wireless Holdings, Inc. Accordingly, SunCom Wireless, Inc. and its subsidiaries are indirect wholly-owned subsidiaries of SunCom Wireless Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and our telephone number at that address is (610) 651-5900. Our World Wide Web site address is http://www.suncomwireless.net. The information in our website is not part of this prospectus.

In this prospectus, unless the context requires otherwise, Holdings refers to SunCom Wireless Holdings, Inc. (formerly Triton PCS Holdings, Inc.); SunCom Investment Company refers to SunCom Wireless Investment Co., LLC; and SunCom, we, us and our refer to SunCom Wireless, Inc. and its wholly-owned subsidiaries collectively, unless the context requires otherwise. AT&T Wireless PCS refers to AT&T Wireless PCS, LLC, AT&T Wireless refers to AT&T Wireless Services, Inc., AT&T refers to AT&T Corp and Cingular Wireless refers to Cingular Wireless, LLC.

The term 11% notes refers to our 11% senior subordinated discount notes due 2008, which we redeemed in 2003, the term 9 3/8% notes refers to our 9 3/8% senior subordinated notes due 2011, the term 8 3/4% notes refers to our 8 3/4% senior subordinated notes due 2011 and the term 8 1/2% notes refers to our 8 1/2% senior notes due 2013. The term notes refers to the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, collectively, unless the context requires otherwise.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice.

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SUMMARY

This summary highlights selected information about SunCom and other information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus, including the risks of investing in the notes discussed under “Risk Factors” and our financial statements and the related notes to the financial statements appearing elsewhere in this prospectus.

SunCom

We are a leading provider of digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2004, our wireless communications network covered approximately 14.3 million potential customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In addition, we operate a wireless communications network covering approximately 4.0 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed personal communications services, or PCS, licenses to us covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T within our region.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, we, AT&T Wireless and Cingular Wireless (and/or certain of their subsidiaries) entered into various agreements to modify our relationships with AT&T Wireless. Under these agreements, which are described in the “Business” section of this prospectus, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, its equity interest in Holdings and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permits the new AT&T/Cingular Wireless entity entry in our service area and provides us the opportunity to offer service in markets where we were previously prohibited.

In addition, in December 2004, SunCom and Cingular Wireless completed a major exchange of wireless network properties, pursuant to which Cingular Wireless received our network assets and customers in Virginia, and we received certain AT&T Wireless network assets and customers in North Carolina, Puerto Rico and the U.S. Virgin Islands, plus $175 million in cash. This exchange transaction transformed the geographic strategic focus of our wireless network by giving us substantial new presence in the Charlotte, Raleigh/Durham and Greensboro, North Carolina markets and entry into the Puerto Rico market. Our entry into these markets will allow us to operate a contiguous footprint in the Carolinas and will provide us with a greater ability to grow our subscriber base. The exchange transaction also poses certain uncertainties. For example, Puerto Rico and the U.S. Virgin Islands are a new market for us, and we may not be able to successfully integrate our operations and compete in the Puerto Rico and U.S. Virgin Islands market due to the general economic, business, political and social conditions in the Caribbean region, including the effects of world events and weather conditions on tourism in Puerto Rico and the U.S. Virgin Islands. We also expect that the Puerto Rico and the U.S. Virgin Islands market will generate less roaming revenue than our former Virginia market. In addition, we may be required to make capital expenditures to upgrade the existing PCS network in Puerto Rico and the U.S. Virgin Islands to the same technological standard of our GSM/GPRS network.

Our strategy is to provide extensive coverage to customers within our region, to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage and to benefit from roaming revenues generated by other carriers’ wireless customers who roam into our covered area.

9 3/8% Notes

Securities Outstanding	$350,000,000 aggregate principal amount of 9 3/8% senior subordinated notes due 2011.

Maturity Date	February 1, 2011.

Interest Payment Dates	February 1 and August 1.

Optional Redemption

We may redeem the 9 3/8% notes, in whole or in part, at any time at the redemption prices set forth in the “Description of the 9 3/8% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking

The 9 3/8% notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of our existing and future senior debt, including the 8 1/2% notes, capital lease obligations and any indebtedness under our senior secured term loan. The 9 3/8% notes rank pari passu with our 8 3/4% notes. At December 31, 2004, there was approximately $976.3 million of outstanding indebtedness to which the 9 3/8% notes were subordinated.

Guarantees

The 9 3/8% notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our Federal Communications Commission, or FCC, licenses. See “Risk Factors” and “Description of the 9 3/8% Notes”. The guarantees are general unsecured obligations of the guarantors and rank subordinate in right of payment to all existing and future senior debt of such guarantors, including such guarantors’ guarantee of indebtedness under our senior secured term loan. The guarantees rank equal in right of payment with any other senior subordinated indebtedness of the guarantors. Holdings is not a guarantor of the 9 3/8% notes.

Change of Control

Upon a change of control, each holder of the 9 3/8% notes may require us to repurchase such holder’s 9 3/8% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the 9 3/8% notes.

Certain Covenants

The indenture governing the 9 3/8% notes contains certain covenants that, among other things, limit our ability or the ability of any of our restricted subsidiaries to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 9 3/8% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 9 3/8% notes

The 9 3/8% notes are represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive 9 3/8% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 9 3/8% notes are shown on, and transfers of the 9 3/8% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The 8 3/4% Notes

Securities Outstanding	$400,000,000 aggregate principal amount of 8 3/4% senior subordinated notes due 2011.

Maturity Date	November 15, 2011.

Interest Payment Dates	November 15 and May 15.

Optional Redemption

We may redeem the 8 3/4% notes, in whole or in part, at any time on or after November 15, 2006 at the redemption prices set forth in the “Description of the 8 3/4% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking

The 8 3/4% notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of our existing and future senior debt, including the 8 1/2% notes, capital lease obligations and any indebtedness under our senior secured term loan. The 8 3/4% notes rank pari passu with our 9 3/8% notes. At December 31, 2004, there was approximately $976.3 million of outstanding indebtedness to which the 8 3/4% notes were subordinated.

Guarantee

The 8 3/4% notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our FCC licenses. See “Risk Factors” and “Description of the 8 3/4% Notes.” The guarantees are general unsecured obligations of the guarantors and rank subordinate in right of payment to all existing and future senior debt of such guarantors, including such guarantors’ guarantee of indebtedness under our senior secured term loan. The guarantees rank equal in right of payment with any other senior subordinated indebtedness of the guarantors. Holdings is not a guarantor of the 8 3/4% notes.

Change of Control

Upon a change of control, each holder of the 8 3/4% notes may require us to repurchase such holder’s 8 3/4% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the 8 3/4% notes.

Certain Covenants

The indenture governing the 8 3/4% notes contains certain covenants that, among other things, limit our ability or the ability of any of our restricted subsidiaries, to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 8 3/4% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 8 3/4% notes

The 8 3/4% notes are represented by one or more permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive 8 3/4% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 8 3/4% notes are shown on, and transfers of the 8 3/4% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The 8 1/2% Notes

Securities Outstanding	$725,000,000 aggregate principal amount of 8 1/2% senior notes due 2013.

Maturity Date	June 1, 2013.

Interest Payment Dates	June 1 and December 1.

Optional Redemption

We may redeem the 8 1/2% notes, in whole or in part, at any time on or after June 1, 2008 at the redemption prices set forth in the “Description of the 8 1/2% Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the redemption date. Prior to June 1, 2006, we may redeem up to 35% of the principal amount of the 8 1/2% notes with the cash proceeds we have received from one or more public offerings of our or Holdings’ capital stock (other than disqualified stock) at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of the 8 1/2% notes originally issued remains outstanding immediately after any such redemption.

Ranking

The 8 1/2% notes constitute senior unsecured obligations of SunCom and rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt, senior in right of payment to all of our existing and future subordinated debt and effectively rank junior in right of payment to all of our secured debt, including capital lease obligations and borrowings under our senior secured term loan, to the extent of the value of the assets securing such debt. The 8 1/2% notes rank senior to the 9 3/8% notes and the 8 3/4% notes. At December 31, 2004, we had $1.3 million of outstanding capital lease obligations and $250.0 million of outstanding senior secured term loan.

Guarantee

The 8 1/2% notes are fully and unconditionally guaranteed on a senior basis by all of our current direct and indirect domestic subsidiaries other than the subsidiaries holding our real property and leasehold interests and our FCC licenses. See “Risk Factors” and “Description of the 8 1/2% Notes.” The guarantees are unsecured obligations of the guarantors and rank equally in right of payment with all of the guarantors’ existing and future senior unsecured and unsubordinated debt and are effectively subordinated in right of payment to all of the guarantors’ secured debt, including borrowings, if any, under our senior secured term loan, to the extent of the value of the assets securing such debt. Holdings is not a guarantor of the 8 1/2% notes.

Change of Control

Upon a change of control, each holder of the 8 1/2% notes may require us to repurchase such holder’s 8 1/2% notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the purchase date.

Certain Covenants

The indenture governing the 8 1/2% notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, make certain restricted payments and investments, create liens, permit dividend restrictions or other payment restrictions to apply to subsidiaries, enter into certain transactions with affiliates or related persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, we will be required to offer to purchase the 8 1/2% notes at 100% of the principal amount thereof plus accrued and unpaid interest with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

Form of 8 1/2% notes

The 8 1/2% notes are represented by permanent global securities deposited with The Bank of New York, as book-entry depositary, for the benefit of DTC. You will not receive 8 1/2% notes in registered form unless one of the events set forth under the heading “Book-Entry; Delivery and Form” occurs. Instead, beneficial interests in the 8 1/2% notes are shown on, and transfers of the 8 1/2% notes are effected only through, records maintained in book-entry form by DTC with respect to its participants.

RISK FACTORS

You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

Risks Related to Our Indebtedness

We have substantial indebtedness, and servicing our indebtedness could reduce funds available to grow our business.

We are highly leveraged. As of December 31, 2004, we had total consolidated long-term obligations of approximately $1.7 billion. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to less leveraged competitors.

Our ability to generate sufficient cash flow from operations to pay the principal of, and interest on, our indebtedness is uncertain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

We believe that we have sufficient funds to finance our planned capital expenditures for network construction, but we may require additional capital in the event, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if we acquire additional licenses. For example, the Puerto Rico and U.S. Virgin Islands systems we acquired from AT&T Wireless will require additional capital expenditures to upgrade the existing PCS network to the same technological standard of our global system for mobile communications and general packet radio service, or GSM/GPRS, network. Currently, planned capital expenditures primarily consist of the continued expansion of GSM/GPRS technology to provide advanced wireless data services to our subscribers as well as the purchase of Urban Comm—North Carolina, Inc., or Urban, whose sole assets consist of FCC Licenses. GSM digital technology will also position us to earn roaming revenue from other wireless carriers, such as T-Mobile and Cingular Wireless, who are selling GSM handsets. Sources of funding for our future capital requirements may include any or all of the following:

•	public offerings or private placements of debt securities;

•	commercial bank loans; and

•	equipment lease financing.

Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it were available, it may not be available on a timely basis, on terms acceptable to us and within the limitations contained in the indentures governing our 9 3/8% notes, our 8 3/4% notes, our 8 1/2% notes, and the documentation governing our senior secured term loan or any new financing arrangements. Failure to obtain any appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

The indentures governing our 9 3/8% notes, our 8 3/4% notes and our 8 1/2% notes contain, and the documentation governing our senior secured term loan contains, significant covenants that limit our ability to engage in various transactions. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness.

These events include:

•	failure to comply with a document’s covenants;

•	material inaccuracies of representations and warranties;

•	specified defaults under or acceleration of other indebtedness; and

•	events of bankruptcy or insolvency.

The limitations imposed by our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. We are in full compliance with our debt covenants as of the date of this prospectus.

We may be subject to laws relating to fraudulent conveyance.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid the notes or any of the guarantees in favor of other existing or future creditors. If a court in a lawsuit on behalf of any unpaid creditor of SunCom or any of its subsidiaries or a representative of those creditors were to find that, at the time SunCom and its subsidiaries issued the notes and the guarantees, SunCom or any of its subsidiaries:

•	intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

•	did not receive fair consideration or reasonably equivalent value for issuing the notes or any of the guarantees; and

SunCom or any of its subsidiaries:

•	was insolvent;

•	was rendered insolvent by reason of that issuance;

•	was engaged or about to engage in a business or transaction for which the remaining assets of SunCom and its subsidiaries constituted unreasonably small capital to carry on their business; or

•	intended to incur, or believed that SunCom or its subsidiaries would incur, debts beyond the respective entity’s ability to pay as they matured,

the court could void SunCom’s or its subsidiaries’ obligations under the notes and/or the guarantees and void the transactions. Alternatively, the noteholders’ claims could be subordinated to claims of the other creditors. Based upon financial and other information currently available to SunCom, SunCom believes:

•	the notes and the guarantees were incurred for proper purposes and in good faith;

•	SunCom and its subsidiaries were solvent after issuing the notes; and

•	SunCom and its subsidiaries were able to pay their debts as they matured.

SunCom also believes it had sufficient capital for carrying on its business.

Risks Related to Our Business and Industry

We are dependent upon roaming revenue, and its seasonality will subject our revenue and operating income to seasonal fluctuations.

In 2002, 2003 and 2004, approximately 24.5%, 22.3% and 17.8%, respectively, of our revenues were derived from roaming charges incurred by other wireless providers for use of our network by their customers who had traveled within our coverage area. Most of that revenue was derived from AT&T Wireless’ and Cingular Wireless’ customers. If roaming minutes of use were to decline significantly, we would not be able to maintain the roaming revenue we have historically realized. In our July 7, 2004 agreements with Cingular Wireless and AT&T Wireless, we agreed to reduce the roaming rates Cingular Wireless pays to us for its customers’ use of our network. We also expect that the Puerto Rico and U.S. Virgin Islands market will generate less roaming revenue going forward than did our former Virginia market. In addition, we no longer are the exclusive provider of AT&T Wireless (now Cingular Wireless) branded service in our markets, which we believe will reduce roaming minutes of use by Cingular Wireless’ customers.

Our coverage area includes a number of resort areas that contribute to our roaming revenue. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and operating income.

We may have difficulty integrating the North Carolina, Puerto Rico and U.S. Virgin Islands systems we recently acquired from AT&T Wireless into our operations, which may adversely affect our results of operations.

The success of our acquisition of AT&T Wireless’ systems in North Carolina, Puerto Rico and the U.S. Virgin Islands will depend upon our ability to successfully integrate these systems into our business. We no longer operate in Virginia, a market we know well, and we now operate in Puerto Rico and the U.S. Virgin Islands, a new market for us. We may not be able to successfully integrate our operations and compete in the Puerto Rico and U.S. Virgin Islands market due to the general economic, business, political and social conditions in the Caribbean region, including the effects of world events and weather conditions on tourism in the Caribbean region. In addition, we may be required to make capital expenditures to upgrade the existing PCS network in Puerto Rico and the U.S. Virgin Islands to the same technological standard of our GSM/GPRS network. Additional challenges to integrate AT&T Wireless’ former North Carolina, Puerto Rico and the U.S. Virgin Islands operations into our company include:

•	minimizing the diversion of management attention from ongoing business concerns;

•	delivering a single, consistent and effective customer experience;

•	demonstrating to customers that the transaction will result in positive changes in client service standards and business focus;

•	consolidating and rationalizing corporate information technology and administrative infrastructures, including migrating AT&T Wireless’ former customers to our billing systems;

•	migrating AT&T Wireless’ former customers to our product offerings and creating a strong brand identity with such customers;

•	coordinating sales and customer service efforts to communicate our capabilities effectively;

•	reducing redundant facilities and resources;

•	coordination of geographically dispersed organizations;

•	the loss of key employees from the acquired systems; and

•	the integration of personnel with disparate business backgrounds and primary languages.

If we do not successfully address these integration challenges in a timely and cost-effective manner, we may not realize the anticipated benefits or synergies of the acquisition to the extent, or in the timeframe, anticipated.

We have incurred, and may continue to incur, net losses.

Excluding 2004, in which we recognized net income as a result of our gains on the transactions with AT&T Wireless and Cingular Wireless, we have incurred net losses during the development, construction and upgrade of our personal communications services network and may continue to incur such losses as we continue to build our customer base. Our profitability will primarily depend on our ability to:

•	market our services successfully;

•	achieve our projected market penetration;

•	manage customer turnover rates effectively;

•	price our services competitively; and

•	control our operating and non-operating expenses.

We may not be able to successfully accomplish these tasks, and if we do not, we may not be able to achieve profitability. Personal communications services systems have a limited operating history in the United States, and our operation of these systems in our markets may not become profitable.

Our inability to effectively manage our planned growth could adversely affect our operations.

We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. Failure to successfully manage our expected growth and development could have a material adverse effect on our business, results of operations and financial condition.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Many personal communications services providers have experienced a high rate of customer turnover, which, if it affects us, may reduce our revenues.

Many providers in the personal communications services industry have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-use of phones, change of employment, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. A high rate of customer turnover could reduce our revenues and could have a material adverse effect on our competitive position and results of operations.

We believe industry-wide churn has increased slightly with the implementation of local number portability. Churn from this new regulatory initiative could increase substantially over time as service contracts expire and customers become more familiar and comfortable with the processes involved in changing carriers.

If our wireless service offerings or customer care service do not meet customer expectations, it could limit our ability to retain or attract customers.

Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance, quality, reliability and coverage of our wireless networks. Consumer demand could be impacted by differences in technology, footprint and service areas, network quality, consumer perceptions, customer care levels and rate plans. We may have difficulty retaining customers if we are unable to meet our customers’ expectations for network quality and coverage, billing systems or customer care. An inability to address those issues could limit our ability to expand our network capacity or subscriber base and place us at a competitive disadvantage to other wireless service providers in our markets. These issues could affect our ability to attract new subscribers as well.

We are dependent on our FCC licenses, and our business could be harmed by adverse regulatory changes.

The FCC regulates the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems to varying degrees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration (FAA) regulates tower marking and lighting. We cannot assure you that the FCC, the FAA or the state and local agencies having jurisdiction over our business will not adopt regulations or take other actions that would adversely affect our business.

One of our principal assets is our portfolio of FCC licenses to provide cellular and personal communications services. Our loss of any of these licenses would have a material adverse effect on our business. Our personal communications services licenses are subject to renewal beginning in 2005 and our cellular license for Myrtle Beach is subject to renewal in 2010. Our FCC licenses are also subject to fines or to potential revocation if we do not comply with the FCC’s rules.

Our success depends on our ability to attract and retain qualified personnel.

A small number of key executive officers manage our business. Their loss could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is, and will continue to be, intense competition for qualified personnel in the personal communications services industry as the emerging personal communications services market develops, and we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We do not presently maintain key-man life insurance on any of our executives or other employees.

We will likely incur operating costs due to unauthorized use of our network.

As do most companies in the wireless industry, we will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

If hand-held phones pose health and safety risks, we may be subject to new regulations, and there may be a decrease in demand for our services.

Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. While many of these lawsuits were dismissed because of a lack of scientific evidence linking wireless handsets with cancer, other lawsuits were recently sent back to the trial court for further review. In addition, future lawsuits could be filed based on new evidence.

If consumers’ health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

Our institutional investors invest in other wireless communications services companies, and conflicts of interest may arise from these investments and from other directorships held by Holdings’ directors that may not be resolved in our favor.

Our principal institutional investors, or their affiliates, may have investments in wireless communications services companies other than SunCom. These institutional investors may in the future invest in other entities that compete with us. In addition, several of Holdings’ directors serve as directors of other communications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of Holdings. Because of these potential conflicts, these directors may be required to disclose periodically financial or business opportunities to us and to the other companies to which they owe fiduciary duties.

Risks Related to the Notes

Payment of principal and interest on the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are subordinate to SunCom’s senior secured debt and the 9 3/8% notes and the 8 3/4% notes are subordinate to the 8 1/2% notes.

SunCom has granted its lenders under its new senior secured term loan a security interest in substantially all of its assets and those of certain of its existing and subsequently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock and other equity interests of all of its domestic subsidiaries, and Holdings has granted a pledge of the capital stock of SunCom. In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on the capital stock of SunCom and its subsidiaries as well as SunCom’s assets and the assets of its subsidiaries in which liens have been granted. If the parties should attempt to foreclose on their collateral, SunCom’s financial condition and the value of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes would be materially adversely affected.

The 8 1/2% notes and the guarantees related to these notes are senior unsecured obligations of SunCom that rank senior in right of payment to all current and future subordinated debt, including the 9 3/8% notes and the 8 3/4% notes. Holders of secured obligations of SunCom will have claims that are prior to claims of the holders of the 8 1/2% notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, SunCom’s assets and those of its subsidiaries will be available to pay obligations on the notes and the guarantees related to the notes only after holders of its senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the 8 1/2% notes or the subordinated obligations (as discussed below) of the 9 3/8% notes and the 8 3/4% notes.

The 9 3/8% notes and the 8 3/4% notes and guarantees related to these notes are unsecured obligations of SunCom and its subsidiaries that rank equally with each other but are subordinated in right of payment to all current and future senior debt, such as the 8 1/2% notes, as well as secured debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, SunCom’s assets and those of its subsidiaries will be available to pay obligations on the 9 3/8% notes and the 8 3/4% notes and the guarantees related to these notes only after its senior debt and secured debt has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the 9 3/8% notes and the 8 3/4% notes.

At December 31, 2004 we had outstanding approximately $251.3 million of secured debt, which related to our capital lease obligations and outstanding senior secured term loan, $725.0 million aggregate principal amount of senior indebtedness and $744.0 million aggregate principal amount of subordinated indebtedness.

There is no public trading market for the notes, and your ability to sell your notes is limited.

We cannot assure you as to the liquidity of any markets that have developed or may develop for the notes, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. At the time of issuance, the initial purchasers of the notes, including J.P. Morgan Securities Inc., advised SunCom that they intended to make a market in the notes. However, none of the initial purchasers is obligated to do so and any market-making may be discontinued by any of them at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. No active trading market may exist for the notes, and any trading market which does develop may not be liquid. Because J.P. Morgan Securities Inc. is deemed to be our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market making” prospectus and otherwise comply with the registration requirements of the Securities Act of 1933, as amended, in any secondary market sale of the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the 9 3/8% notes, the 8 3/4% notes or the 8 1/2% notes may, in part, depend on our ability to maintain a current market making prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will and would or similar words. Our forward-looking statements also include the facts and assumptions underlying such statements or projections. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. The factors listed in the “Risk Factors” section, as well as any cautionary language in this prospectus, provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you invest in the notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from offers and sales of notes by J.P. Morgan Securities Inc. through market making activities.

RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES

The following table sets forth our ratio of earnings (deficiency) to fixed charges for the periods indicated. The ratio of earnings (deficiency) to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes, plus fixed charges, plus amortization of capitalized interest, less capitalized interest costs. Fixed charges include interest expense, which is inclusive of amortization of debt discount and amortization of capitalized expenses related to debt, capitalized interest, and one-third of rental expense attributable to the interest factor. On this basis, earnings were insufficient to cover fixed charges for the years ended December 31, 2000, 2001, 2002, and 2003; therefore, the amount of the deficiency is shown.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Ratio of earnings to fixed charges	—	—	—	—	4.8	x
Deficiency of earnings to cover fixed charges	$(183,554)	$(199,691)	$(134,910)	$(139,694)	—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected financial data derived from audited financial statements of SunCom for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. In addition, subscriber data for the same periods is presented. The following financial information is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)
Statement of Operations Data:
Revenues:
Service	$220,940	$387,381	$502,402	$576,359	$603,242
Roaming	98,492	126,909	175,405	180,314	145,999
Equipment	34,477	25,810	38,178	53,426	68,959

Total revenues	353,909	540,100	715,985	810,099	818,200

Expenses:
Costs of service and equipment (excluding the below amortization, excluding depreciation of $63,183, $90,851, $114,007, $131,968 and $147,895, respectively, and excluding non-cash compensation of $1,026, $2,544, $3,646, $3,300 and $2,181, respectively)	194,686	248,013	296,598	348,856	367,240
Selling, general and administrative (excluding depreciation of $13,072, $16,657, $16,072, $16,826 and $13,313, respectively, and excluding non-cash compensation of $7,241, $14,647, $17,784, $25,510 and $17,784, respectively)	181,565	228,259	253,129	235,677	242,453
Termination benefits and other related charges	—	—	—	2,731	—
Non-cash compensation	8,267	17,191	21,430	28,810	19,965
Depreciation and asset disposal(1)	76,255	107,508	130,079	148,794	161,208
Amortization	17,876	19,225	4,926	4,300	13,162

Total operating expenses	478,649	620,196	706,162	769,168	804,028

Income (loss) from operations	(124,740)	(80,096)	9,823	40,931	14,172
Interest expense	(55,903)	(117,499)	(144,086)	(141,210)	(128,627)
Other expense(2)	(326)	(18,034)	(7,693)	(2,898)	(3,092)
Debt extinguishment costs	—	—	—	(41,171)	—
Interest and other income(3)	4,957	18,322	6,292	2,285	2,548
Other gain(4)	—	—	—	—	679,515

Income (loss) before taxes	$(176,012)	$(197,307)	$(135,664)	$(142,063)	$564,516
Income tax provision	(746)	(1,083)	(24,650)	(11,907)	(2,440)

Net income (loss)	$(176,758)	$(198,390)	$(160,314)	$(153,970)	$562,076

	As of December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,617	$5,847	$14,133	$3,366	$8,351
Working capital (deficiency)	(54,157)	283,655	172,612	52,545	278,742
Property, plant and equipment, net	662,990	793,175	796,503	788,870	814,127
Intangible assets, net	300,161	283,847	395,249	488,883	984,052
Total assets	1,065,718	1,682,683	1,618,093	1,519,933	2,262,830
Long-term debt and capital lease obligations	728,485	1,344,291	1,413,263	1,443,788	1,688,318
Stockholders’ (deficit) equity	159,653	76,085	(59,664)	(179,308)	232,691

	For the Years Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except subscriber data)
Other Data:
Subscribers (end of period)	446,401	685,653	830,159	894,659	951,745
Cash flows from:
Operating activities	$(22,105)	$(3,321)	$54,271	$136,919	$87,631
Investing activities	(346,444)	(683,422)	(69,713)	(78,649)	(113,679)
Financing activities	183,915	690,973	23,728	(69,037)	31,033

(1)	Includes losses of $0.0, $0.2, $3.9, $4.4 and $0.7 million on the sale or disposal of property and equipment for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

(2)	Includes losses of $0.0, $12.9, $5.4, $2.0 and $3.1 million on our interest rate swap arrangements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

(3)	Includes a gain on debt extinguishment of $0.5 million for the year ended December 31, 2004. Amounts for the years ended December 31, 2000, 2001, 2002 and 2003 consist of interest income on our cash and short term investments.

(4)	Includes an aggregate gain of $679.5 million resulting from the consummation of the Triton PCS Agreement and the Exchange Agreement. Refer to the “Business” section of this prospectus for more information about each of these agreements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATING

FINANCIAL STATEMENTS

On December 1, 2004, pursuant to the closing of the first stage of an exchange agreement among SunCom, Cingular Wireless and AT&T Wireless, SunCom transferred PCS network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to SunCom of $175.0 million. Prior to the first closing of the exchange agreement, SunCom and AT&T Wireless separately contributed their respective FCC licenses associated with the exchanged assets to new, wholly-owned subsidiaries. At a second closing, which is expected to occur after obtaining required FCC approvals, the parties will exchange equity interests in the subsidiaries holding the FCC licenses. Pending the second closing, the parties have entered into spectrum lease agreements, which allow each party to use the licensed PCS spectrum associated with the previously exchanged network assets. The following unaudited pro forma financial statements give effect to (i) the first and second closings of the exchange agreement, (ii) the disposition of the wireless network assets and related FCC licenses formerly held by SunCom in the Virginia market and (iii) the acquisition of certain network assets and related FCC licenses formerly held by AT&T Wireless in the North Carolina, Puerto Rico and U.S. Virgin Islands markets (referred to as the AT&T Wireless Properties).

The unaudited pro forma combined condensed consolidating statements of operations included within this propsectus are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The pro forma results of operations for the year ended December 31, 2004 have been prepared assuming that the transactions occurred as of January 1, 2004 and are not necessarily indicative of the results of operations for the future periods or the results that actually would have been realized had we completed these transactions as of January 1, 2004. The unaudited pro forma financial statements, including the notes thereto, should be read in conjunction with the historical audited financial statements of SunCom and the audited financial statements of the AT&T Wireless Properties included within this prospectus.

The unaudited pro forma combined condensed consolidating statement of operations for the year ended December 31, 2004 was prepared by combining SunCom’s consolidated statements of operations for this respective period with the statements of operations of the AT&T Wireless Properties acquired for the same period and deducting the corresponding statements of operations related to the SunCom Virginia properties divested. The income statements of the AT&T Wireless Properties were derived from the audited combined statements of operations and divisional equity included with the financial statements contained in this prospectus. Please refer to this section for the allocation methodology of certain shared costs included on the combined statements of operations and divisional equity of the AT&T Wireless Properties. As the transaction occurred on December 1, 2004, the results of operations for the nine months ended September 30, 2004, which were obtained from the audited financial statements, were extrapolated for eleven months. To extrapolate results for the AT&T Wireless Properties, we divided the audited results for the period ended September 30, 2004 by nine, then multiplied that quotient by eleven. Revenues and expenses attributed to SunCom’s divested Virginia properties include direct revenues and expenses primarily associated with those properties and certain shared expenses, including accounting, human resources and corporate operating expenses. These shared expenses have been allocated based upon the percentage of SunCom subscribers located in Virginia. Management believes this basis of allocation is reasonable; however, actual results could differ materially from the estimated allocations. Certain corporate non-operating transactions of SunCom, including interest income and expense and other expense, have not been allocated to the SunCom Virginia properties.

The unaudited pro forma financial statements do not give effect to any potential cost savings or other operating efficiencies that could result from these transactions. For the year ended December 31, 2004, SunCom incurred a gain of $663.1 million, which resulted from these transactions. In addition, SunCom incurred a gain of $16.4 million on its Triton PCS agreement with Cingular Wireless and AT&T Wireless during the year ended December 31, 2004 . In accordance with Rule 11-02(b)(5) of Regulation S-X, these net gains have not been reflected in the pro forma combined condensed consolidating income statement included with this prospectus. As the transactions have been reflected in the historical balance sheet of SunCom as of December 31, 2004, a pro forma balance sheet is not included.

SUNCOM WIRELESS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATING

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(Dollars in thousands)

	SunCom, As Reported	Less: SunCom Properties Divested	Add: AT&T Wireless Properties Acquired	Pro Forma
				Add (Deduct) Adjustments		Combined
Revenues:
Service	$603,242	$243,181	$337,154	$—		$697,215
Roaming	145,999	60,722	23,047	(5,408	)(A)	102,916
Equipment	68,959	21,864	28,686	—		75,781

Total revenues	818,200	325,767	388,887	(5,408)		875,912

Expenses:
Cost of service	244,360	89,187	152,658	(9,075	)(A)(B)	298,756
Cost of equipment	122,880	41,655	47,881	—		129,106
Selling, general and administrative	242,453	88,812	125,864	—		279,505
Non-cash compensation	19,965	8,559	—	—		11,406
Depreciation and asset disposal	161,208	51,152	63,626	(12,517	)(C)	161,165
Amortization	13,162	238	2,243	20,816	(D)	35,983

Income (loss) from operations	14,172	46,164	(3,385)	(4,632)		(40,009)

Interest expense	(128,627)	—	—	—		(128,627)
Other expense	(3,092)	—	—	—		(3,092)
Interest and other income	2,548	—	—	—		2,548
Other gain	679,515	—	—	(679,515	)(E)	—

Income (loss) before taxes	564,516	46,164	(3,385)	(684,147)		(169,180)

Income tax provision	(2,440)	(4,742)	(2,633)	(15,530	)(F)(G)	(15,861)

Net income (loss)	$562,076	$41,422	$(6,018)	$(699,677)		$(185,041)

The unaudited pro forma financial data presented herein is not necessarily indicative of the operating results of SunCom had the exchange transactions been completed at the dates indicated, nor are they necessarily indicative of the future results of operations of SunCom.

(A)	To eliminate roaming revenues and roaming costs attributable to intercompany transactions between SunCom and AT&T Wireless and Cingular Wireless.

(B)	To reflect decreased amortization of the gain on the tower sale resulting from the exchange transactions.

(C)	Reflects adjustment to depreciation of tangible assets arising from the exchange transactions. SunCom depreciates tangible assets, which have useful lives ranging from 3 to 10 years, on a straight-line basis.

(D)	Reflects incremental amortization of intangible assets arising from the exchange transactions. SunCom amortizes intangible assets on a straight-line basis. The useful lives of the acquired intangibles are as follows (i) indefinite lives for FCC licenses and goodwill (ii) approximately 7 years for subscriber lists and (iii) 23 to 25 years for income leases.

(E)	To eliminate the gain recorded on the exchange transaction and the Triton PCS agreement with Cingular Wireless and AT&T Wireless in the fourth quarter of 2004. Pursuant to Rule 11.02(b)(5) of Regulation S-X, these non-recurring gains have been excluded from the unaudited pro forma financial statements.
(F)	Reflects incremental tax impact resulting from the exchange transactions.

(G)	To eliminate the $15.3 million tax benefit recognized on the disposition of the FCC licenses in the exchange transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based upon our consolidated financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

We are a leading provider of digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2004, our wireless communications network covered approximately 14.3 million potential customers in a contiguous geographic area encompassing portions of North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In addition, we operate a wireless communications network covering approximately 4.0 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom Wireless brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed PCS licenses to us covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T within our markets.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, we, AT&T Wireless and Cingular Wireless (and/or certain of their subsidiaries) entered into various agreements to modify our relationships with AT&T Wireless. Under these agreements, which are described in the “Business” section of this prospectus, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, all of the equity interests in Holdings held by AT&T Wireless, and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permits the new AT&T/Cingular Wireless entity entry in our service area and provides us the opportunity to offer service in markets where we were previously prohibited.

In addition, in December 2004, SunCom and Cingular Wireless completed a major exchange of wireless network properties, pursuant to which Cingular Wireless received our network assets and customers in Virginia, and we received certain AT&T Wireless network assets and customers in North Carolina, Puerto Rico and the U.S. Virgin Islands, plus $175 million in cash. This exchange transaction transformed the geographic strategic focus of our wireless network by giving us substantial new presence in the Charlotte, Raleigh/Durham and Greensboro, North Carolina markets and entry into the Puerto Rico market. Our entry into these markets will allow us to operate a contiguous footprint in the Carolinas and will provide us with a greater ability to grow our subscriber base. The exchange transaction also poses certain uncertainties. For example, Puerto Rico and the U.S. Virgin Islands is a new market for us, and we may not be able to successfully integrate our operations and compete in the Puerto Rico and U.S. Virgin Islands market due to the general economic, business, political and social conditions in the Caribbean region, including the effects of world events and weather conditions on tourism in Puerto Rico and the U.S. Virgin Islands. We also expect that the Puerto Rico and U.S. Virgin Islands market will generate less roaming revenue than did our former Virginia market. In addition, we may be required to make capital expenditures to upgrade the existing PCS network in Puerto Rico and the U.S. Virgin Islands to the same technological standard of our GSM/GPRS network.

Our strategy is to provide extensive coverage to customers within our region, to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage and to benefit from roaming revenues generated by other carriers’ wireless customers who roam into our covered area.

We believe our markets are strategically attractive because of their strong demographic characteristics for wireless communications services. According to the 2002 Paul Kagan Associates Report, our service area includes 12 of the top 100 markets in the country with population densities that are higher than the national average.

Since we began offering service in our markets, our subscriber base and total revenues have grown significantly. From our initial launch of personal communications services in January 1999, our subscriber base has grown to 951,745 subscribers as of December 31, 2004. As the result of our growing subscriber base, total revenues have increased from $131.5 million for the year ending December 31, 1999 to $818.2 million for the year ending December 31, 2004. Revenues consist primarily of monthly access, airtime, long distance and roaming charges billed to our subscribers, equipment revenues generated by the sale of wireless handsets and accessories to our subscribers and roaming revenues generated by charges to other wireless carriers for their subscribers’ use of our network. Roaming minutes generated by non-SunCom subscribers increased from a monthly high of 16.5 million minutes in 1999 to a monthly high of 106.9 million minutes in 2004, with total roaming minutes rising to 1.1 billion minutes in 2004. As the result of the termination of Holdings’ First Amended and Restated Stockholders’ Agreement and the exclusivity arrangement with AT&T Wireless contained in that agreement, we do not expect the trend of increasing roaming minutes to continue. For more information about roaming expectations, refer to the description of the Triton PCS Agreement under “Overview” in “Business.” Our net loss has decreased from a loss of $149.4 million for the year ended December 31, 1999 to net income of $562.1 million for the year ended December 31, 2004. The net income increase is primarily due to an aggregate pre-tax non-operating gain of approximately $679.5 million realized on the Triton PCS Agreement as well as our Exchange Agreement with Cingular Wireless and AT&T Wireless. Despite our net income for the year ended December 31, 2004, we expect to incur net losses in the foreseeable future primarily as the result of interest expense exceeding income from operations. Our accumulated deficit decreased to $313.4 million as of December 31, 2004, as a result of our net income for the current year. Since the inception of our personal communications services in January 1999, our long-term debt has increased from $465.7 million to $1.7 billion as of December 31, 2004. This increase is due primarily to the increased funding required to build-out our network, which includes 2,636 cell sites and ten switches.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

•	We recognize revenues as services are rendered. Unbilled revenues result from service provided from the billing cycle end date to the end of the month and from other carriers’ customers using our network. In accordance with Emerging Issues Task Force, or EITF, 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”, in a subscriber activation, the total proceeds are allocated to the associated deliverables. When equipment cost exceeds equipment revenue, referred to as equipment margin, the activation fee collected, up to the amount of the equipment margin, is recognized immediately as equipment revenue. Any subscriber activation fee collected in excess of the equipment margin is deferred and recognized over the estimated subscriber’s life. Equipment sales are a separate earnings process from other services we offer and are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

•

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our subscribers to make required payments. If the financial condition of a material portion of our subscribers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We estimate our allowance for doubtful accounts by applying estimated loss percentages against the aging of our accounts receivable balances. The estimated loss percentages are updated periodically and are based on our historical write-off experience, net of recoveries.

•	We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we projected, additional inventory write-downs may be required.

•	We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the net deferred tax asset would increase income in the period we made that determination. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the net deferred tax asset would be charged to income in the period we made that determination. We establish additional provisions for income taxes when, despite the belief that our tax positions are fully supportable, there remain certain positions that are likely to be challenged and may or may not be sustained on review by tax authorities. We adjust these additional accruals in light of changing facts and circumstances.

•	We assess the impairment of long-lived assets, other than indefinite-lived intangible assets, whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results or significant changes in the manner of use of the assets or in the strategy for our overall business. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When we determine that the carrying value of a long-lived asset is not recoverable, we measure any impairment based upon a projected discounted cash flow method using a discount rate we determine to be commensurate with the risk involved. Our primary indefinite-lived intangible assets are FCC licenses and goodwill. We test investments in FCC licenses and goodwill for impairment annually or more frequently if events or changes in circumstances indicate that these indefinite-lived intangible assets may be impaired. The impairment test consists of a comparison of the fair value with the carrying value. We aggregate all of our FCC licenses for the purpose of performing the impairment test as the licenses are operated as a single asset and, as such, are essentially inseparable from one another. In addition, we aggregate all goodwill into the same unit of accounting for the purpose of performing its impairment test.

•	We estimate the useful lives of our property, plant and equipment and our finite-lived intangible assets in order to calculate depreciation and amortization expense on these assets. We periodically evaluate our useful lives, considering such factors as industry trends, new technologies and significant changes in the manner of use of the assets or in the strategy for our overall business. The actual useful lives may be different than our estimated useful lives, which would thereby result in different carrying values of our property, plant, equipment and intangible assets. These evaluations could result in a change in our depreciable lives and, therefore, our depreciation and amortization expense in future periods.

Revenue

We derive our revenue from the following sources:

•	Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services for our subscribers include monthly recurring charges for access, features and fees and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers’ roaming charges are rate plan dependent and are based on the number of pooled minutes included in their plans. Service revenue also includes non-recurring activation service charges and Universal Service Fund program revenue.

•	Equipment. We sell wireless personal communications handsets, data devices and accessories that are used by our customers in connection with our wireless services. Equipment sales are a separate earnings process from other services we offer, and we recognize equipment sales upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

•	Roaming. We charge per minute fees and per kilobyte fees to other wireless telecommunications companies for their customers’ use of our network facilities to utilize wireless services. In addition, our roaming revenue is contingent upon our roaming partners’ subscriber growth, their use of our network as well as industry consolidation.

We believe our roaming revenues will be subject to seasonality, as we expect to derive increased revenues from roaming during vacation periods, reflecting the large number of tourists visiting resorts in our coverage area. As a result of our new roaming agreement with the merged Cingular Wireless/AT&T Wireless and our new service area resulting from our exchange transaction with Cingular Wireless and AT&T Wireless, we expect roaming minutes of use and roaming rates payable to us to decrease in the future, resulting in significantly decreased revenue.

Costs and Expenses

Our costs of services and equipment include:

•	Equipment. We purchase personal communications services handsets and accessories from third party vendors to resell to our customers for use in connection with our services. Because, when selling directly to our customers, we subsidize the sale of handsets to encourage the use of our services, the cost of handsets is higher than the resale price to the customer. We do not manufacture any of this equipment.

•	Roaming Fees. We incur fees to other wireless communications companies based on airtime usage by our customers on other wireless communications networks.

•	Transport and Variable Interconnect. We incur charges associated with interconnection with wireline and other wireless carriers’ networks. These fees include fixed monthly connection costs and other variable fees based on minutes of use by our customers.

•	Variable Long Distance. We pay usage charges to long distance companies for long distance service provided to our customers. These variable charges are based on our subscribers’ usage, applied at pre-negotiated rates with the other carriers.

•	Cell Site Costs. We incur expenses for the rent of towers, network facilities, engineering operations, field technicians and related utility and maintenance charges.

Other expenses include:

•	Selling, General and Administrative. Our selling expense includes advertising and promotional costs, commission expense for our sales associates and agents and fixed charges such as store rent and retail associates’ salaries. General and administrative expense includes customer care, billing, financial services and bad debt, information technology, finance, accounting and legal services. Certain portions of functions such as customer care, billing, finance, accounting, human resources and legal services are centralized in order to achieve economies of scale.

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Depreciation and Amortization.    Depreciation of property and equipment is computed using the straight-line method, generally over three to twelve years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Depreciation of network development costs begins when the network equipment is ready for its intended use and is depreciated over the estimated useful life of the asset. Amortization of finite-lived intangible assets, including branding, subscriber lists and income leases, is computed using the straight-line method based upon estimated useful lives. Prior to January 1, 2002, our personal communications services licenses and our cellular licenses were being amortized over a period of 40 years. In 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142 “Goodwill and Other Intangible Assets”, and as a result, we ceased to amortize our FCC licenses, which we believe qualify as having an indefinite life.

•	Termination Benefits and Other Related Charges. For the year ended December 31, 2003, we recorded expenses related to a workforce reduction that occurred in January 2003. These expenses consisted primarily of one-time termination benefits and relocation expenses.

•	Non-cash Compensation. As of December 31, 2004, we recorded $14.7 million of deferred compensation associated with the issuances of Holdings’ common stock to employees. We generally will recognize this compensation over four to five years as the stock vests.

•	Interest Expense (Income). Interest expense through December 31, 2004 consisted primarily of interest on our new senior secured term loan that expires in 2009, our 9 3/8% senior subordinated notes due 2011, our 8 3/4% senior subordinated notes due 2011 and our 8 1/2% senior notes due 2013, net of capitalized interest. Interest expense also includes any commitment fees paid during the year on the undrawn portion(s) of our old credit facility and the amortization of deferred costs incurred in connection with our issuance of debt instruments. Interest income is earned primarily on our cash and cash equivalents and short-term investments.

•	Other Expense. Other expense primarily includes losses incurred on our previously held interest rate swap agreements. As of December 31, 2004, we did not have any interest rate swap arrangements.

•	Debt Extinguishment Costs. For the year ended December 31, 2003, we recorded expenses related to the retirement of our old credit facility and our 11% subordinated notes. These expenses consisted primarily of a premium paid to holders of the 11% subordinated notes who tendered their notes, tender offer fees and the write-off of deferred financing costs.

•	Other Income. For the year ended December 31, 2004, other income consisted primarily of the gains resulting from the consummation of our definitive agreements with AT&T Wireless and Cingular Wireless and the repurchase of a portion of our 9 3/8% notes and our 8 3/4% notes.

•	Income Tax Expense. We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. Pursuant to the provisions of SFAS No. 109, “Accounting For Income Taxes”, we provide valuation allowances for deferred tax assets for which we do not consider realization of such assets to be more likely than not. We establish additional provisions for income taxes when, despite the belief that our tax positions are fully supportable, there remain certain positions that are likely to be challenged and may or may not be sustained on review by tax authorities. We adjust these additional accruals in light of changing facts and circumstances.

Our ability to improve our margins will depend on our ability to manage our variable costs, including selling, general and administrative expense, costs per gross added subscriber and costs of maintaining and upgrading our network. We expect our operating costs to grow as our operations expand and our customer base and call volumes increase. Over time, these expenses should represent a reduced percentage of revenues as our customer base grows.

Results of Operations

Year ended December 31, 2004 compared to the year ended December 31, 2003

Net subscriber additions were negative 14,344 and positive 64,500 for the year ended December 31, 2004 and 2003, respectively. The decrease was driven by a combination of higher subscriber churn on a larger subscriber base and a reduction in our gross subscriber additions. Total subscribers were 951,745 as of

December 31, 2004, an increase of 6.4% over our subscriber total as of December 31, 2003. The increase was attributable to the net subscriber increase of 71,430 resulting from the exchange transaction with AT&T Wireless and Cingular Wireless, offset partially by negative net adds.

Subscriber churn was 2.8% and 2.3% for the years ended December 31, 2004 and 2003, respectively. This increase stems primarily from increased voluntary subscriber deactivations resulting from the implementation of a service plan restructuring during the second and third quarters of 2004, which increased fees on our UnPlan offering. In addition, churn increased as a result of certain rate plan offerings to credit-challenged subscribers. Subscriber churn is calculated by dividing subscriber deactivations by our average subscriber base for the respective period. Our voluntary churn also increased as a result of the uncertainty regarding our relationship with AT&T Wireless during the period from the announcement of the AT&T Wireless and Cingular Wireless merger until its consummation in October 2004. In addition, as of May 2004, we offered local number portability, or LNP, to all markets in our service area. We believe that churn may increase slightly in the near future due to the transition’s impact on acquired AT&T Wireless subscribers, including anticipated churn from discontinued service offerings in the prepaid product mix and expected attrition of certain corporate users, which will be partially offset by the reduced impact of the price increases and LNP.

Average revenue per user, or ARPU, was $55.35 and $55.78 for the year ended December 31, 2004 and 2003, respectively. ARPU reflects the average amount billed to subscribers based on rate plan offerings. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers of $0.22 and $0.72 per average subscriber for the years ended December 31, 2004 and 2003, respectively. ARPU is calculated by dividing service revenue, excluding service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For more details regarding our calculation of ARPU, refer to “Reconciliation of Non-GAAP Financial Measures” below.

The ARPU decrease of $0.43, or 0.8%, was primarily the result of a decrease in billable overage and roaming charges, offset partially by an increase in fees charged to recoup expenditures incurred to comply with federal mandates and increases in revenue related to new handset features.

Total revenue increased 1.0% to $818.2 million for the year ended December 31, 2004 from $810.1 million for the year ended December 31, 2003. Service revenue for the year ended December 31, 2004 was $603.2 million, an increase of $26.8 million or 4.6%, compared to $576.4 million for the year ended December 31, 2003. The increase in service revenue was due primarily to an increased number of average subscribers during 2004, partially offset by a slight decrease in ARPU. We expect subscriber growth to continue, hence, we expect service revenue to continue to increase. Roaming revenue was $146.0 million for the year ended December 31, 2004, a decrease of $34.3 million, or 19.0%, compared to $180.3 million for the year ended December 31, 2003. The decrease in roaming revenue was primarily the result of reductions in contractual roaming rates agreed to with other carriers. Roaming minutes for the year ended December 31, 2004 were 1.1 billion, which was flat compared to the year ended December 31, 2003. Time Division Multiple Access, or TDMA, minutes decreased for the year as the result of certain factors affecting the traffic from our largest roaming partners. This included AT&T Wireless’ reduced customer growth as well as Cingular Wireless’ successful transition to GSM/GPRS, which allows them to utilize their own network in a large portion of our territory. These decreases were offset by increased GSM/GPRS roaming minutes of use resulting from the successful completion of our GSM/GPRS overlay and the implementation of a new roaming agreement with T- Mobile. In addition, we received a $2.0 million payment in October 2004, resulting from the settlement with one of our roaming partners related to handset programming issues. Although we expect the growth of the wireless industry to continue in the future, we expect that our roaming revenues will decrease significantly in 2005 due to declining roaming rates and roaming minutes of use as the result of the AT&T Wireless and Cingular Wireless merger. Equipment revenue was $69.0 million for the year ended December 31, 2004, an increase of $15.6 million or 29.2%, compared to $53.4 million for the year ended December 31, 2003. Equipment revenue includes the revenue earned on the sale of a handset or handset accessories to new and existing subscribers. The equipment revenue increase was due primarily to an increase in handset sales to existing subscribers as well as increased prices resulting from the transition of TDMA handsets to GSM/GPRS handsets, which offer more advanced capabilities.

Cost of service (excluding amortization, depreciation and non-cash compensation) was $244.4 million for the year ended December 31, 2004, an increase of $0.2 million, or 0.1%, compared to $244.2 million for the year ended December 31, 2003. The increase was primarily related to operating two network technologies as well as a higher volume of traffic on our network driven by rate plan offerings and subscriber growth. These increases were partially offset by a reduction in roaming expense resulting primarily from contractual rate decreases that occurred during the second half of 2004. As a result of the variable components of cost of service, such as interconnect and toll, our cost of service may increase in conjunction with our anticipated subscriber growth. Cost of service as a percentage of service revenue was 40.5% and 42.4% for the year ended December 31, 2004 and 2003, respectively. The decrease of 1.9% was primarily attributable to a lower incollect expense rate per minute of use. Cost of service as a percentage of service revenue may decline in the future as we expect to leverage the fixed components of cost of service against increased revenue.

Cost of equipment was $122.9 million for the year ended December 31, 2004, an increase of $18.3 million, or 17.5%, compared to $104.6 million for the year ended December 31, 2003. Cost of equipment includes the cost associated with the sale of a handset or handset accessories to new and existing subscribers. The cost of equipment increase was driven primarily by an increase in handset sales to existing subscribers and increased costs of handsets resulting from the transition of TDMA handsets to GSM/GPRS handsets, which offer more advanced capabilities.

Selling, general and administrative expenses (excluding amortization, depreciation and non-cash compensation) were $242.5 million for the year ended December 31, 2004, an increase of $6.8 million, or 2.9%, compared to $235.7 million for the year ended December 31, 2003. Selling expenses decreased by $4.6 million, or 4.6%, primarily due to a decrease in advertising and promotional costs for the year ended December 31, 2004. We expect advertising and promotional costs to increase in 2005 as a result of our launch of the new SunCom brand as well as efforts to gain new subscribers through more frequent advertising. General and administrative expenses increased $11.4 million, or 8.4%, primarily due to increases in headcount costs of $5.5 million, consulting fees of $1.7 million and existing customer based marketing expenses of $1.4 million. As a result of the variable components of selling, general and administrative expense, such as customer care personnel and billing costs, our selling, general and administrative expenses may increase in conjunction with anticipated subscriber growth. General and administrative expense as a percentage of service revenue was 24.2% and 23.4% for the year ended December 31, 2004 and 2003, respectively. This 0.8% increase is primarily attributable to an increase in the expenses discussed above. These higher expenses were partially offset by lower bad debt expense of $0.8 million during the year ended December 31, 2004. General and administrative expenses as a percentage of service revenue may increase in the near term as a result of acquiring the North Carolina, Puerto Rico and U.S. Virgin Islands market. This higher percentage may begin to decline in the future as we expect to leverage our fixed general and administrative costs, such as headcount and rent expense, against increased revenue.

Cost per Gross Addition, or CPGA, was $434 and $437 for the year ended December 31, 2004 and 2003, respectively. The CPGA decrease of $3, or 0.7%, was primarily the result of decreased advertising and promotional spending for the year ended December 31, 2004, offset partially by increased fixed acquisition costs such as store rent and retail headcount. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) and selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses and the equipment margin on handsets sold to existing subscribers, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing subscribers. For more details regarding our calculation of CPGA, refer to “Reconciliation of Non-GAAP Financial Measures” below.

There were no termination benefits and other related charges for the year ended December 31, 2004. Termination benefits and other related charges were $2.7 million for the year ended December 31, 2003. These expenses, which consisted primarily of severance and relocation costs, resulted from the streamlining of our operations during January 2003.

Non-cash compensation expense was $20.0 million for the year ended December 31, 2004, a decrease of $8.8 million, or 30.6%, compared to $28.8 million for the year ended December 31, 2003. Non-cash compensation represents the amortization of Holdings’ restricted stock, valued at the date of grant, over the applicable vesting period. In addition, contributions of Holdings’ Class A common stock made to Holdings’ 401(k) savings plan are also included in non-cash compensation. The decrease reflects a lower average share price for recent grants as well as a reduced number of restricted Class A common shares vesting during the year ended December 31, 2004 compared to the year ended December 31, 2003. This was the result of the acceleration of a portion of our retired Chief Operating Officer’s restricted shares during the second quarter of 2003 in accordance with his retirement agreement.

Depreciation, asset disposal and amortization expense was $174.4 million for the year ended December 31, 2004, an increase of $21.3 million, or 13.9%, compared to $153.1 million for the year ended December 31, 2003. The increase was primarily driven by a $12.6 million incremental increase resulting from the acceleration of depreciation on our TDMA wireless communication equipment which resulted from the successful launch of our overlapping next generation GSM/GPRS network in all of our covered markets. In addition, we experienced increased depreciation expense resulting from capital expenditures during the year. These increases in depreciation and asset disposal expense were partially offset by a $4.4 million loss recognized during the year ended December 31, 2003 in connection with the disposal of certain cell site equipment deemed to be obsolete. Amortization expense increased due to the acceleration of $2.6 million of our brand license agreement with AT&T Wireless as a result of their merger with Cingular Wireless and the understanding that the post-merger company will not utilize the AT&T brand as well as the acceleration of $3.6 million of our roaming agreement with AT&T Wireless resulting from its termination. In addition, amortization expense increased as the result of commencing amortization on our newly acquired intangibles, including the SunCom brand, subscriber lists and income leases, which we received in the various transactions with AT&T Wireless and Cingular Wireless.

Interest expense was $128.6 million, net of capitalized interest of $0.8 million, for the year ended December 31, 2004. Interest expense was $141.2 million, net of capitalized interest of $1.7 million, for the year ended December 31, 2003. The decrease of $12.6 million, or 8.9%, relates primarily to a decrease of $25.3 million of interest expense on our 11% subordinated notes, which we repurchased in June and July 2003 and a decrease of $12.2 million of interest expense on our former bank credit facility, which was retired in June 2003, offset partially by an increase of $23.0 million of interest expense related to our June 2003 offering of $725.0 million aggregate principal amount of 8 1/2% senior notes and an increase of $1.7 million on our new senior secured term loan.

We had a weighted average interest rate of 8.32% for the year ended December 31, 2004 on our average obligation for our senior and subordinated debt and senior secured term loan, compared with our weighted average interest rate of 9.06% for the year ended December 31, 2003.

Other expense was $3.1 million for the year ended December 31, 2004, an increase of $0.2 million, or 6.9%, compared to $2.9 million for the year ended December 31, 2003. The 2004 other expense line item consists of losses associated with the retirement of our five interest rate swap derivative instruments. The 2003 other expense line item consists primarily of a $2.0 million loss on our former interest rate swap derivative instruments, which were extinguished in June 2003, and a $0.9 million loss incurred from our investment in Lafayette Communications Company L.L.C. or Lafayette.

There were no debt extinguishment costs for the year ended December 31, 2004. Debt extinguishment costs were $41.2 million for the year ended December 31, 2003. These expenses, which consisted primarily of tender offer premium, tender offer fees and the write-off of deferred financing costs, resulted from the repurchase of $512.0 million aggregate principal amount of our 11% subordinated notes and the repayment of all outstanding borrowings under our former bank credit facility.

Interest income, other income and other gains were $682.1 million for the year ended December 31, 2004, an increase of $679.8 million compared to $2.3 million for the year ended December 31, 2003. This increase stems primarily from a $663.1 million gain, net of $3.5 million of expenses, from the consummation of our Exchange Agreement with AT&T Wireless, a $16.5 million gain from the consummation of the Triton PCS Agreement with AT&T Wireless and Cingular Wireless, and a $0.5 million gain associated with the partial repurchase of our 9 3/8% and 8 3/4% subordinated notes and the termination of our old credit facility.

Income tax expense was $2.4 million for the year ended December 31, 2004, a decrease of $9.5 million, or 79.8% compared to $11.9 million for the year ended December 31, 2003. This decrease stems primarily from the recognition of a deferred tax benefit resulting from the divestiture of FCC licenses associated with the consummation of our definitive agreements with AT&T Wireless and Cingular Wireless during 2004. Pursuant to our adoption of SFAS No. 142, we can no longer reasonably estimate the period of reversal, if any, for the deferred tax liabilities related to our licensing costs, therefore, we will continue to incur deferred tax expense as additional deferred tax liabilities associated with the amortization of the tax basis of our FCC licenses are incurred.

Net income was $562.1 million for the year ended December 31, 2004, compared to a net loss of and $154.0 million for the year ended December 31, 2003. The net income increase of $716.1 million was due primarily to the gain resulting from the consummation of the Triton PCS Agreement and the Exchange Agreement with AT&T Wireless and Cingular Wireless during the year ended December 31, 2004 as more fully described in “Business” below.

Year ended December 31, 2003 compared to the year ended December 31, 2002

Net subscriber additions were 64,500 for the year ended December 31, 2003, bringing our total subscribers to 894,659 as of December 31, 2003, an increase of 7.8% over our subscriber total as of December 31, 2002. Our strategy of shifting our channel mix to more cost-effective, company-owned retail locations and strategically-aligned agents adversely impacted new subscriber additions, as several inefficient agent relationships were terminated. New subscriber additions were also impacted by the bankruptcy of our largest independent agent during the third quarter of 2003. This independent agent historically had contributed approximately 8% to 10% of our monthly gross subscriber additions. Collectively, the loss of these agents resulted in the gross subscriber additions shortfall as compared to the prior year.

Subscriber churn was 2.3% and 2.2% for the years ended December 31, 2003 and 2002, respectively. We believe that our churn rate remains consistently low compared to industry average due to our high quality system performance, our commitment to quality customer service and our focused retention efforts.

The FCC mandated that wireless carriers provide for LNP in certain markets by November 24, 2003 and by May 24, 2004 in all remaining markets. Six of our thirty-seven markets were included in the November 24, 2003 deadline. LNP did not have a material impact on subscriber churn in 2003.

ARPU was $55.78 and $56.07 for the years ended December 31, 2003 and 2002, respectively. ARPU reflects the average amount billed to subscribers based on rate plan offerings. ARPU is exclusive of service revenue credits made to retain existing subscribers of $0.72 and $0.93 for the years ended December 31, 2003 and 2002, respectively. For more details regarding our calculation of ARPU, refer to “Reconciliation of Non-GAAP Financial Measures” below.

We continue to focus on attracting new customers with rate plans that provide more value to the customer at a higher average customer bill. The ARPU decrease of $0.29, or 0.5%, was primarily the result of a change in our rate plan mix, as many existing high ARPU subscribers migrated to the UnPlan to take advantage of that plan’s unlimited minutes for calls from the subscriber’s local calling area at a lower monthly cost. We believe that most high-ARPU subscribers who will migrate to the UnPlan have done so. The shift in rate plan mix was largely offset by price increases.

Total revenue increased 13.1% to $810.1 million for the year ended December 31, 2003 from $716.0 million for the year ended December 31, 2002. Service revenue for the year ended December 31, 2003 was $576.4 million, an increase of $74.0 million or 14.7%, compared to $502.4 million for the year ended December 31, 2002. The increase in service revenue was due primarily to growth of subscribers, partially offset by a slight decrease in ARPU. Roaming revenue was $180.3 million for the year ended December 31, 2003, an increase of $4.9 million, or 2.8%, compared to $175.4 million for the year ended December 31, 2002. The net increase in roaming revenue was the result of increased roaming minutes of use resulting from the expansion of our network, the implementation of roaming agreements with such carriers as Cingular Wireless and the overall growth in the wireless industry, partially offset by any reductions in roaming rates contractually agreed to with other carriers. Roaming minutes for the year ended December 31, 2003 were 1.1 billion, which represents a 15.3% increase over the year ended December 31, 2002. Equipment revenue was $53.4 million for the year ended December 31, 2003, an increase of $15.2 million or 39.8%, compared to $38.2 million for the year ended December 31, 2002. Equipment revenue includes the revenue earned in the sale of a handset or handset accessories to new and existing subscribers. In addition, equipment revenue includes the fair value of handsets received from a subscriber in a handset upgrade transaction. The equipment revenue increase was due primarily to an increase in handset sales to existing subscribers and an increase in the sale of excess subscriber returned handsets to third party wholesalers and resellers. In addition, on July 1, 2003, we adopted EITF 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”, which requires that the total revenue proceeds of a transaction be allocated to the associated deliverables. When equipment cost exceeds equipment revenue, referred to as equipment margin, in a subscriber activation transaction, the activation fee collected up to the amount of the equipment margin, is recognized immediately as equipment revenue. Previously, this activation revenue was deferred and recognized over the average life of a subscriber.

Cost of service (excluding amortization, depreciation and non-cash compensation) was $244.2 million for the year ended December 31, 2003, an increase of $32.0 million or 15.1%, compared to $212.2 million for the year ended December 31, 2002. The increase was related to a higher volume of traffic on our network driven by rate plan offerings and subscriber growth as well as higher roaming minutes of use. Cost of service as a percentage of service revenue was 42.4% and 42.2% for the years ended December 31, 2003, and 2002, respectively. The increase of 0.2% was primarily attributable to increased costs to operate our GSM/GPRS network and to expand and maintain our wireless network to support an increased number of minutes of use on our TDMA network.

Cost of equipment was $104.6 million for the year ended December 31, 2003, an increase of $20.2 million or 23.9%, compared to $84.4 million for the year ended December 31, 2002. Cost of equipment includes the cost associated with the sale of a handset or handset accessories to new and existing subscribers. The cost of equipment increase was due primarily to an increase in handset sales to existing subscribers, as well as increased sales of excess subscriber returned handsets to third party wholesalers and resellers.

Selling, general and administrative expenses (excluding amortization, depreciation and non-cash compensation) were $235.7 million for the year ended December 31, 2003, a decrease of $17.4 million, or 6.9%, compared to $253.1 million for the year ended December 31, 2002. Selling expenses decreased by $7.4 million or 6.8%, primarily due to lower fixed costs resulting from the streamlining of our operations during the first quarter of 2003 as well as decreased spending on advertising and promotions in 2003. General and administrative expenses decreased by $10.0 million or 7.0%, primarily due to decreased bad debt expense, which was $8.5 million and $18.9 million for the year ended December 31, 2003 and 2002, respectively. General and administrative expenses as a percentage of service revenue was 23.4% and 28.8% for the years ended December 31, 2003 and 2002, respectively. The decrease of 5.4% is primarily attributable to increased customer care efficiency and focused collection efforts, which controlled bad debt expense, and increased leverage of other fixed costs.

CPGA was $437 and $421 for the years ended December 31, 2003 and 2002, respectively. The CPGA increase of $16, or 3.8%, was primarily the result of increased equipment margin due to equipment promotions we offered and decreased leverage on fixed acquisition costs such as store rent expense and sales and marketing overhead costs, as the result of lower gross subscriber additions, partially offset by the streamlining of our operations in the first quarter of 2003. Retail customer service expenses and the equipment margin on handsets sold to existing subscribers, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing subscribers. For more details regarding our calculation of CPGA, refer to “Reconciliation of Non-GAAP Financial Measures” below.

Termination benefits and other related costs were $2.7 million for the year ended December 31, 2003. These expenses, which consisted primarily of severance and relocation costs, resulted from the streamlining of our operations during January 2003. There were no termination benefits and other related costs for the year ended December 31, 2002.

Non-cash compensation expense was $28.8 million for the year ended December 31, 2003, an increase of $7.4 million or 34.6%, compared to $21.4 million for the year ended December 31, 2002. Non-cash compensation represents the amortization of Holdings’ restricted stock, valued at the date of grant, over the applicable vesting period. The increase is attributable to the vesting of an increased number of restricted shares of Holdings’ Class A common stock awarded to management in prior years. The increase in the number of vested restricted shares was primarily the result of the acceleration of a portion of our retired Chief Operating Officer’s restricted shares in accordance with his retirement agreement.

Depreciation and amortization expenses were $153.1 million for the year ended December 31, 2003, an increase of $18.1 million or 13.4%, compared to $135.0 million for the year ended December 31, 2002. The increase relates primarily to increased depreciation expense due to the growth in our depreciable asset base resulting from capital expenditures. In addition, we recognized a $4.4 million loss in connection with the disposal of certain cell site equipment deemed to be obsolete during the year ended December 31, 2003. For the year ended December 31, 2002, there was a $3.9 million loss recognized in connection with management’s decision not to complete the construction of certain cell sites.

Interest expense was $141.2 million, net of capitalized interest of $1.7 million, for the year ended December 31, 2003. Interest expense was $144.1 million, net of capitalized interest of $4.2 million, for the year ended December 31, 2002. The decrease of $2.9 million, or 2.0%, relates primarily to a decrease of $24.8 million of interest expense on our 11% subordinated notes, which were repurchased in July 2003, and a decrease of $14.2 million of interest expense on our former bank credit facility, which was retired in June 2003, partially offset by an increase of $32.9 million of interest expense related to our June 2003 private placement of $725.0 million aggregate principal amount of 8 1/2% senior notes, a decrease of $2.5 million in capitalized interest for the year ended December 31, 2003 and $0.7 million of accreted interest expense related to an asset retirement obligation for our leased facilities recorded in accordance with SFAS No. 143 “Accounting for Obligations Associated with the Retirement of Long-Lived Assets”.

We had a weighted average interest rate of 9.06% for the year ended December 31, 2003, on our average borrowings under our former and current bank credit facility and our average obligation for our senior and subordinated debt, compared with the 9.69% weighted average interest rate for the year ended December 31, 2002.

Other expense was $2.9 million and $7.7 million for the years ended December 31, 2003 and 2002, respectively. The decrease of $4.8 million, or 62.3%, relates primarily to a decrease in the loss on our former interest rate swap derivative instruments, which were extinguished in June of 2003. Loss on derivative instruments was $2.0 million and $5.4 million for the year ended December 31, 2003 and 2002, respectively.

Debt extinguishment costs were $41.2 million for the year ended December 31, 2003. These expenses, which consisted primarily of tender offer premium, tender offer fees and the write-off of deferred financing costs, resulted from the repurchase of $512.0 million aggregate principal amount of our 11% subordinated notes and repayment of all outstanding borrowings under our former bank credit facility. There were no debt extinguishment costs for the year ended December 31, 2002.

Interest and other income was $2.3 million for the year ended December 31, 2003, a decrease of $4.0 million, or 63.5%, compared to $6.3 million for the year ended December 31, 2002. The decrease was due primarily to lower average interest rates on lower average cash balances and short term investments.

Income tax expense was $11.9 million for the year ended December 31, 2003, a decrease of $12.8 million, or 51.8%, compared to $24.7 million for the year ended December 31, 2002. The decrease was due primarily to a non-cash tax adjustment in the first quarter of 2002 to establish a valuation allowance against our deferred tax assets, as we are no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142. We will continue to incur deferred tax expense as additional deferred tax liabilities associated with the amortization of the tax basis of our FCC licenses are incurred.

Net loss was $154.0 million and $160.3 million for the years ended December 31, 2003 and 2002, respectively. The net loss decrease of $6.3 million, or 3.9% resulted primarily from the items discussed above.

Liquidity and Capital Resources

The construction of our network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. We believe that cash on hand and short-term investments will be sufficient to meet our projected capital requirements through 2005. Although we estimate that these funds will be sufficient to finance our continued growth, we may have additional capital requirements, which could be substantial, for future upgrades and advances in new technology. If necessary, we may need to access external sources of capital including the issuance of debt securities. Our need to obtain additional cash from external sources will be impacted by our ability to reduce costs and to continue to achieve subscriber and revenue growth.

Capital Needs

We currently anticipate that our future capital needs will principally consist of funds required for:

•	capital expenditures to expand and enhance our network;

•	capital expenditures related to increased retail distribution and information systems functionality;

•	operating expenses related to our network;

•	operating expenses related to the acquisition and retention of subscribers;

•	debt service requirements related to our long-term debt and capital lease obligations;

•	potential material increases in the cost of compliance with regulatory mandates; and

•	other general corporate expenditures.

We expect capital expenditures and the acquisition of FCC licenses, which were made historically to enhance and expand our wireless network in order to increase capacity and to satisfy subscriber needs and competitive requirements, to increase during 2005 as a result of our planned acquisition of Urban for approximately $113.0 million as well as capital required for the integration of our newly acquired North Carolina and Puerto Rico markets and the upgrade of our network capacity and service quality to support our anticipated subscriber needs and growth. We estimate that capital expenditures will be approximately $120.0 million to $140.0 million for 2005.

Capital Resources

As of December 31, 2004, our capital resources available to fund operations were comprised of approximately $8.4 million in cash and cash equivalents and $305.5 million of short-term investments. Historically, we have met the cash needs of our business principally by raising capital from issuances of debt and Holdings’ issuance of equity securities. To the extent we can generate sufficient cash flow from our operating activities, we will be able to use less of our available liquidity and will have less, if any, need to raise capital from the capital markets. To the extent we generate lower cash flow from our operating activities, we will be required to use more of our available liquidity to fund operations or raise additional capital from the capital markets. We may be unable to raise additional capital on acceptable terms, if at all. Our ability to generate cash flow from operating activities is dependent upon, among other things:

•	the amount of revenue we are able to generate from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers, including the subsidies we incur to provide handsets to both our new and existing customers; and

•	our ability to continue to grow our customer base.

Short-term Investments.    Our short-term investments consist of auction rate securities, which had a book value and a fair value of $305.5 million and $102.6 million as of December 31, 2004 and 2003, respectively. Auction rate securities are securities with an underlying component of a long-term debt or an equity instrument. These auction rate securities trade or mature on a shorter term than the underlying instrument based on an auction bid that resets the interest rate of the security. The auction or reset dates occur at intervals that are typically less than three months, which provides high liquidity to otherwise longer term investments. We had previously classified our auction rate securities as cash equivalents. In 2004, we reclassified auction rate securities from cash equivalents to short-term investments because the underlying instruments have original maturity dates exceeding three months. These securities are classified as available-for-sale as the securities are not held to the maturity date of the underlying security nor are they held for sale in the near term to generate profits on short-term differences in price. Prior periods have been reclassified in our consolidated financial statements to provide consistent presentation.

Preferred Stock.    As part of our joint venture agreement with AT&T Wireless, Holdings’ issued 732,371 shares of its Series A preferred stock to AT&T Wireless PCS in 1998. On October 26, 2004, pursuant to the Triton Holdings Agreement described below, AT&T Wireless PCS surrendered to Holdings all of its Holdings’ preferred stock. In addition, AT&T Wireless waived the payment of a previously declared $3.5 million dividend on Holdings Series A preferred stock. As of December 31, 2004, Holdings did not have any preferred stock outstanding.

Senior Secured Term Loan.    On November 18, 2004, in connection with our entry into a new $250 million senior secured term loan, we terminated our former $100 million senior revolving credit facility, dated June 13, 2003, none of which was outstanding as of November 18, 2004. Borrowings under the new senior secured term loan mature in 19 quarterly installments of 0.25% of the aggregate amount of the term loans beginning on March 31, 2005, with the outstanding balance due on November 18, 2009. The term loans are senior in right of payment to all of our senior and senior subordinated debt. As of December 31, 2004, we had $250.0 million outstanding under the new term loans and were in compliance with all covenants. In connection with the retirement of the former credit facility, we recognized deferred financing costs of approximately $0.9 million.

Senior and Senior Subordinated Notes.    We have three outstanding series of debt securities. On November 1, 2004, we repurchased $3.0 million principal amount of our 9 3/8% notes and $3.0 million principal amount of our 8 3/4% notes in open-market transactions for aggregate cash consideration of approximately $4.7 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, we recognized approximately $1.4 million of gain on our consolidated statement of operations and comprehensive income (loss).

We may from time to time seek to retire our outstanding debt securities through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

In connection with the consummation of the Triton Holdings Agreement and the Exchange Agreement with Cingular Wireless and AT&T Wireless described below, we created four new subsidiaries to carry out the exchange transaction and to hold the North Carolina and Puerto Rico assets acquired from AT&T Wireless. In addition, Holdings received AT&T Wireless’ interest in Affiliate License Co., L.L.C., which is now a wholly-owned subsidiary of Holdings. Our new $250 million senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C, to guarantee our obligations under the new agreement. Pursuant to our indentures for our 9 3/8% notes, our 8 3/4% notes and our 8 1/2% notes, any subsidiary of ours that guarantees our debt under a senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC., executed supplemental indentures with The Bank of New York and became guarantors of our 9 3/8% notes, 8 3/4% notes and 8 1/2% notes.

Interest Rate Swap Agreements.    During 2004, we were a party to five-interest rate swap derivatives, having an aggregate notional amount of approximately $300.0 million. We have historically utilized interest rate swap agreements to manage changes in market conditions related to interest rate payments on its fixed and variable rate debt obligations. In the second half of 2004, we terminated our swap agreements for aggregate cash consideration of approximately $3.1 million. As of December 31, 2004, we were not a party to any interest rate swap arrangements.

Credit Ratings.    Our credit ratings impact our ability to obtain short and long-term financing and the cost of such financing. In determining our credit ratings, the rating agencies consider a number of factors, including our profitability, operating cash flow, total debt outstanding, interest requirements, liquidity needs and availability of liquidity. Other factors considered may include our business strategy, the condition of our industry and our position within the industry. Although we understand that these are among the factors considered by the rating agencies, each agency might calculate and weigh each factor differently. A rating is not a recommendation to buy, sell or hold a security, and ratings are subject to revision at any time by the assigning agency.

Our credit ratings as of December 31, 2004 were as follows:

Rating Agency	Senior Secured Term Loans	Senior Debt Rating	Subordinated Debt Rating	Outlook
Moody’s	B2	Caa1	Ca	Negative
Standard & Poor’s	B	CCC	CCC	Negative

More information about Moody’s and Standard and Poor’s ratings generally can be found at their respective websites at http://www.moodys.com and http://www.standardandpoors.com. The information at these websites is not part of this prospectus, has not been reviewed or verified by us and is referenced for information purposes only.

Recent Event.    In March 2005, we agreed to sell a total of 169 wireless communications towers located in North Carolina, South Carolina and Puerto Rico to Global Signal, Inc. for approximately $55.1 million. In addition, as part of the sale agreement, we also signed a 10-year master lease agreement with Global Signal for the 169 towers, which includes three 5-year lease renewal options at an initial rate of $1,850 per tower per month. The transaction is subject to customary closing conditions, and we expect to close in the second half of 2005.

Historical Cash Flows

As of December 31, 2004, we had $8.4 million in cash and cash equivalents, compared to $3.4 million in cash and cash equivalents at December 31, 2003. Net working capital was $278.7 million at December 31, 2004 and $52.5 million at December 31, 2003. Cash provided by operating activities was $87.6 million for the year ended December 31, 2004, a decrease of $49.3 million, or 36.0%, compared to $136.9 million for the year ended December 31, 2003. The decrease in cash provided by operating activities was primarily due to a decrease in roaming revenue as well as a decrease in cash provided by working capital, which resulted predominantly from the timing of vendor payments. Cash used in investing activities was $113.7 million for the year ended December 31, 2004, an increase of $35.1 million, or 44.7%, compared to $78.6 million for the year ended December 31, 2003. The increase in cash used in investing activities was primarily related to a net increase of $298.6 million in auction rate securities purchases, $6.7 million of direct costs related to the various transactions with AT&T Wireless and Cingular Wireless and $5.0 million in FCC license deposits, offset partially by a decrease in capital expenditures of $68.1 million, a decrease in FCC license acquisitions of $26.2 million and the receipt of $176.0 million in connection with the consummation of the Exchange Agreement with AT&T Wireless and Cingular Wireless described below. Net cash provided by financing activities was $31.0 million for the year ended December 31, 2004, compared to net cash used in financing activities of $69.0 million for the year ended December 31, 2003. The increase in net cash provided by financing activities of $100.0 million, or 144.9%, was due primarily to borrowings under our new senior secured term loan of $250.0 million. In addition, we spent $51.7 million of cash for the year ended December 31, 2003 related to the extinguishment of debt and termination of interest rate swap agreements, compared to $3.1 million spent on such items in the year ended December 31, 2004. These increases were offset by a $189.0 million dividend paid to SunCom Wireless Investment Company.

As of December 31, 2003, we had $3.4 million in cash and cash equivalents, compared to $14.1 million in cash and cash equivalents at December 31, 2002. Net working capital was $52.5 million at December 31, 2003 and $172.6 million at December 31, 2002. Cash provided by operating activities was $136.9 million for the year ended December 31, 2003, an increase of $82.6 million, or 152.1%, compared to $54.3 million for the year ended December 31, 2002. The increase in cash provided by operating activities was primarily due to a lower use of cash for working capital, which resulted predominantly from improved collection efforts related to our accounts receivable, improved management of handset models and levels of inventory in our retail stores and warehouse, and more efficient monitoring of our accounts payable. Cash used by investing activities was $78.6 million for the year ended December 31, 2003, an increase of $8.9 million, or 12.8%, compared to $69.7 million for the year ended December 31, 2002. The increase in cash used by investing activities was primarily related to a net decrease of $71.2 million in auction rate securities sales and a decrease in the net repayment from Lafayette, a non-consolidated entity, of $43.8 million offset partially by a decrease in capital expenditures of $20.0 million and a decrease in FCC license acquisitions of $85.3 million. Net cash used in financing activities was $69.0 million for the year ended December 31, 2003, compared to net cash provided by financing activities of $23.7 million for the year ended December 31, 2002. The decrease in net cash provided by financing activities of $92.7 million, or 391.1%, was due primarily to the repayment of our former credit facility and our 11% subordinated notes, which totaled $720.0 million, as well as debt extinguishment costs and interest rate swap extinguishment payments, which totaled $51.7 million, related to the retirement of the former credit facility and our 11% subordinated notes. In addition, net drawdowns on our credit facility decreased by $23.0 million as compared to the year ended December 31, 2002. These decreases in cash provided by financing activities were partially offset by proceeds of $710.5 million received from the issuance of our 8 1/2% senior notes during 2003.

Contractual Obligations and Commercial Commitments

The table below sets forth our best estimates as to the amounts and timing of future contractual payments for our contractual obligations as of December 31, 2004. These disclosures are also included in the notes to the consolidated financial statements, and the relevant footnotes are cross-referenced in the table below. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of the relevant agreements and appropriate classification of items under accounting principles generally accepted in the United States, or GAAP, currently in effect. Future events, including additional issuances of our securities and refinancing of those securities, could cause actual payments to differ significantly from these amounts.

	Payments Due by Period(1)
	(Dollars in thousands)
Contractual Obligation	Total	Less than 1 year	1-2 years	3-5 years	After 5 Years	Financial Statement Footnote Reference
Long-term debt(2)	$1,690,549	$2,500	$5,000	$242,500	$1,440,549	10
Capital lease obligations(3)	1,253	984	157	112	—	10
Interest obligations(4)	1,023,095	142,991	285,557	412,349	182,198	10
Operating leases(5)	298,743	56,446	91,734	70,682	79,881	15
Purchase obligations(6)	20,190	19,085	1,105	—	—	15

Total cash contractual obligations	$3,033,830	$222,006	$383,553	$725,643	$1,702,628

(1)	Payments are included in the period by which they are contractually required to be made. Actual payments may be made prior to the contractually required date.

(2)	Amounts are equal to the annual maturities of our long-term debt.

(3)	Amounts are equal to the annual maturities of our capital lease obligations.

(4)	Amounts are equal to total interest payments on our outstanding term loans and our 8 1/2% notes, 8 3/4% notes and 9 3/8% notes, and assume the notes are repaid and not refinanced at maturity. Term loan interest has been calculated utilizing the effective interest rate as of December 31, 2004. Fluctuations in future interest rates could materially effect our term loan interest obligations.

(5)	Represents our commitments associated with operating leases as of December 31, 2004. These amounts include commitments for the North Carolina and Puerto Rico properties acquired from AT&T Wireless and Cingular Wireless and assume that all of these leases will be assigned to us. Payments due reflect fixed rent expense.

(6)	Amounts represent unconditional purchase obligations for equipment and software, as well as certain committed amounts for the support of our administrative and network systems.

We are a party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or products. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no amounts have been included in the table above.

Off Balance Sheet Arrangements

As of December 31, 2004, we had no off balance sheet arrangements.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are not calculated in accordance with GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The discussion of each non-GAAP financial measure we use in this prospectus appears above under “Results of Operations.” A brief description of the calculation of each measure is included where the particular measure is first discussed. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

	Year Ended December 31,
Average revenue per user (ARPU)	2002	2003	2004
	(Dollars in thousands, except ARPU)
Service revenue	$502,402	$576,359	$603,242
Subscriber retention credits	8,510	7,512	3,431
Revenue not generated by wireless subscribers	—	—	(1,000)

Adjusted service revenue	510,912	583,871	605,673

Average subscribers	759,279	872,250	911,826
ARPU	$56.07	$55.78	$55.35

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and to assist in forecasting our future billable service revenue. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers. Service revenue credits are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. Revenue not generated by wireless subscribers, which consists of Universal Service Fund program revenue, is excluded from our calculation of ARPU, as this revenue does not reflect amounts billed to subscribers. ARPU is calculated by dividing service revenue, exclusive of service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For quarterly periods, average subscribers is calculated by adding subscribers at the beginning of the quarter to subscribers at the end of the quarter and dividing by two; for year-to-date periods, average subscribers is calculated by adding the average subscriber amount calculated for the quarterly periods during the period and dividing by the number of quarters in the period. As a result of the acquisition and divestiture of subscribers related to the exchange transaction during the fourth quarter of 2004, average subscribers for this quarter was calculated by summing the average subscribers for the three months in the quarter and dividing by three.

	Year Ended December 31,
Cost per gross addition (CPGA)	2002	2003	2004
	(Dollars in thousands, except CPGA)
Selling expenses	$108,321	$100,957	$96,365
Total cost of equipment—transactions with new subscribers	66,302	74,309	79,081

CPGA operating expenses	174,623	175,266	175,446

Cost of service	212,221	244,226	244,360
Total cost of equipment—transactions with existing subscribers	18,075	30,321	43,799
General and administrative expense	144,808	134,720	146,088
Termination benefits and other related charges	—	2,731	—
Non-cash compensation	21,430	28,810	19,965
Depreciation and asset disposal	130,079	148,794	161,208
Amortization	4,926	4,300	13,162

Total operating expenses	$706,162	$769,168	$804,028

CPGA operating expenses (from above)	$174,623	$175,266	$175,446
Equipment revenue—transactions with new subscribers	(30,807)	(41,212)	(48,889)

CPGA costs, net	$143,816	$134,054	$126,557

Gross subscriber additions	341,271	306,600	291,916
CPGA	$421	$437	$434

We believe CPGA is a useful measure that quantifies the incremental costs to acquire a new subscriber. This measure also provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communication providers. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) and selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses are excluded from CPGA, as these costs are incurred specifically for existing subscribers.

Relationship with Lafayette Communications Company L.L.C.

On June 20, 2003, Lafayette (in two separate transactions) sold 12 PCS licenses to us for an aggregate fair value of approximately $100.1 million. As a part of these transactions, we paid approximately $28.1 million to the FCC to satisfy Lafayette’s outstanding obligations due to the FCC. In addition, all loans receivable from Lafayette to us were satisfied in connection with these transactions. These licenses cover populations totaling approximately 4.3 million people, including all of South Carolina and parts of Virginia and Georgia. Subsequent to the sale of these PCS licenses, we terminated our relationship with Lafayette on June 30, 2003 and divested our 39% interest in Lafayette.

On November 11, 2004, Lafayette sold us a PCS license covering a population of approximately 147,600 people in the Savannah, Georgia basic trading area for approximately $2.1 million.

On November 29, 2004, SunCom Wireless Affiliate Company LLC, a direct, wholly-owned subsidiary of Holdings, reacquired a 39% interest in Lafayette for $39,000. Under section 24.709 of the FCC rules, Lafayette has been designated as an “entrepreneur” and is eligible to hold certain PCS licenses.

On December 23, 2004, Lafayette sold us PCS licenses covering a population of approximately 167,200 people in the Danville, Virginia basic service area for approximately $50,000.

In February 2005, Lafayette was the successful bidder on a PCS license in the Hickory-Lenior-Morgantown, North Carolina basic trading area. The winning bid was approximately $0.4 million.

New Accounting Pronouncements

On December 15, 2004, the Financial Accounting Standards Board, or the FASB, issued the revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment”, or SFAS 123R, which addresses the accounting for share-based payment transactions in which an entity obtains employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. This statement eliminates the ability to account for employee share-based payment transactions using Accounting Principles Board Opinion No. 25 and requires instead that such transactions be accounted for using the grant-date fair value based method. This statement will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123R applies to all awards granted or modified after the statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under SFAS 123. As we currently use the grant-date fair value based method to account for Holdings’ restricted stock awards, we do not expect this statement to have a material effect on our financial statements or our results of operations.

On November 24, 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect this statement to have a material effect on our financial statements or our results of operations.

On December 15, 2004, the FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets—An Amendment of APB Opinion No. 29”. SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Non-Monetary Transactions”. The amendments made by SFAS 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the exception for non-monetary exchanges of similar productive assets and replace it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The provisions in SFAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect this statement to have a material effect on our financial statements or our results of operations.

Inflation

We do not believe that inflation has had a material impact on our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are highly leveraged and, as a result, our cash flows and earnings are exposed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk, therefore, is the potential loss arising from adverse changes in interest rates. As of December 31, 2004, our debt can be categorized as follows (in thousands):

Fixed interest rates:
Senior notes	$712,055
Senior subordinated notes	$728,494
Subject to interest rate fluctuations:
Senior secured term loan	$250,000

Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk. Historically, we have selectively entered into interest rate swaps to manage our interest rate exposure. During the year ended December 31, 2004, we terminated all five of our interest rate swap agreements with a total notional amount of $300.0 million for aggregate cash consideration of approximately $3.1 million.

Our cash and cash equivalents consist of short-term assets having initial maturities of three months or less, and our investments consist of auction rate securities with maturities of one year or less. While these investments are subject to a degree of interest rate risk, this risk is not considered to be material relative to our overall investment income position.

If market rates rise over the remaining term of the senior secured term loan, we would realize increased annual interest expense of approximately $1.3 million for each 50 basis point increase in rates. If market rates decline over the remaining term of the senior secured term loan, we would realize decreased annual interest expense of approximately $1.3 million for each 50 basis point decrease in rates.

BUSINESS

Overview

We are a leading provider of digital wireless communications services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. As of December 31, 2004, our wireless communications network covered approximately 14.3 million potential customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In addition, we operate a wireless communications network covering approximately 4.0 million potential customers in Puerto Rico and the U.S. Virgin Islands.

We provide wireless communications services under the SunCom Wireless brand name. From 1998 until December 2004, we were a member of the AT&T Wireless network and a strategic partner with AT&T Wireless. Beginning in 1998, AT&T Wireless contributed PCS licenses to us covering various markets in the southeastern United States in exchange for an equity position in Holdings. As part of our transactions with AT&T Wireless, we were granted the right to be the exclusive provider of wireless mobility services using co-branding with AT&T within our region.

In October 2004, Cingular Wireless acquired all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless. In connection with this transaction, Holdings, AT&T Wireless and Cingular Wireless (and/or certain of their subsidiaries) entered into the Triton Holdings Agreement and Triton PCS Agreement to modify our relationships with AT&T Wireless. Under these agreements, which are described in detail below, AT&T Wireless surrendered to Holdings, following the October 2004 consummation of the AT&T Wireless-Cingular Wireless merger, all of the equity interests in Holdings held by AT&T Wireless, and the parties concurrently terminated the agreement under which AT&T Wireless had granted us the exclusive right to provide AT&T Wireless branded wireless services within our region. The termination of the exclusivity arrangement permits the new AT&T/Cingular Wireless entity the ability to offer service in markets where they were previously prohibited.

Two of the agreements with AT&T Wireless and Cingular Wireless were entered into on July 7, 2004.

•	Triton Holdings Agreement. On October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless), pursuant to an agreement dated July 7, 2004 by and among Holdings, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless LLC, which we refer to as the Triton Holdings Agreement, AT&T Wireless PCS surrendered to Holdings all of the Holdings’ stock owned by AT&T Wireless. Upon the surrender by AT&T Wireless PCS of its Holdings stock, Holdings’ First Amended and Restated Stockholders’ Agreement was terminated. In addition, Holdings’ Investors Stockholders’ Agreement, dated as of February 4, 1998, as amended, by and among Holdings’ initial cash equity investors and certain of its management stockholders, also was terminated pursuant to its terms upon termination of the First Amended and Restated Stockholders’ Agreement. The termination of the First Amended and Restated Stockholders’ Agreement allows the combined Cingular Wireless/AT&T Wireless to operate in regions where we once had the right to operate exclusively and allows us to operate in areas where we were once prohibited. Also pursuant to the Triton Holdings Agreement, AT&T Wireless transferred to SunCom its interest in the entity that controls the “SunCom” brand name and related trademarks and waived the payment of a $3.5 million dividend previously declared by Holdings on its Series A preferred stock.

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Triton PCS Agreement.    Pursuant to an agreement dated July 7, 2004 by and among SunCom, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless, on October 26, 2004, SunCom’s roaming agreement with AT&T Wireless was terminated and SunCom’s roaming agreement with Cingular Wireless was amended to extend the term and reduce the roaming rates payable to SunCom and its affiliates thereunder. Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless will not rely on our network for service to the same degree that AT&T Wireless did in the past. Therefore, lower roaming rates in combination with less Cingular usage will have a negative impact on our revenue. However, since the rates are reciprocal, we will be able to offer our customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates. Accordingly, our roaming revenue will decline, but the margin on our subscriber revenues should improve. This change will make us less dependent on roaming revenue, which is not directly within our control, and will allow our subscriber revenues to produce a greater proportion of our income from operations. In addition, AT&T Wireless transferred certain FCC licenses covering Savannah, Georgia, and Asheville, Wilmington and Jacksonville, North Carolina, to SunCom in exchange for certain FCC licenses held by SunCom covering Savannah and Augusta, Georgia. As additional consideration for this license exchange, Cingular Wireless also paid us approximately $4.7 million.

When the Triton Holdings Agreement and the Triton PCS Agreement were entered into in July 2004, the parties also announced that they had entered into a non-binding letter of intent to consider a possible exchange of wireless network assets. The proposal to enter into an exchange transaction arose during the course of the broad-ranging discussion of the parties’ future business relationships. After a series of negotiations over the next three months, Holdings, AT&T Wireless and Cingular Wireless entered into the Exchange Agreement described below.

•	Exchange Agreement. On September 21, 2004, we entered into an Exchange Agreement with AT&T Wireless and Cingular Wireless which we refer to as the Exchange Agreement. On December 1, 2004, pursuant to the closing of the first stage of the Exchange Agreement, we transferred PCS network assets held for use in our Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to us of $175 million.

Prior to the first closing of the Exchange Agreement, SunCom and AT&T Wireless separately contributed their respective network assets and FCC license assets to two new, wholly-owned subsidiaries—one to hold the transferred network assets (other than certain associated FCC licenses) and the other to hold the relevant FCC licenses. At the first closing, the parties exchanged equity interests in the subsidiaries which hold the network assets. At the second closing, which is expected to occur after obtaining required FCC approvals, the parties will exchange equity interests in the subsidiaries holding the FCC licenses. Pending the second closing, the parties have entered into spectrum lease agreements, which allow each party to use the licensed PCS spectrum associated with the previously exchanged network assets. See footnote 4—“Exchange Transaction” of the notes to our consolidated financial statements for additional disclosure regarding our accounting treatment of the Exchange Agreement. This exchange transaction transformed the geographic strategic focus of our wireless network by giving us a substantial new presence in the Charlotte, Raleigh/Durham and Greensboro, North Carolina markets and entry into the Puerto Rico market. Our entry into these markets will allow us to operate a contiguous footprint in the Carolinas and will provide us with a greater ability to grow our subscriber base.

In conjunction with the closing of the Exchange Agreement, we entered into a transition services agreement with Cingular Wireless. The transition services agreement requires us to provide certain services in support of the Virginia business which was transferred to Cingular Wireless for a limited transition period following the closing of the Exchange Agreement. Some of the more significant services provided are subscriber billing, customer care, receivables management and certain accounting functions. The transition period currently is not expected to extend beyond the third quarter of 2005, and we are reimbursed by Cingular Wireless on a monthly basis for each service provided. The reimbursement rates are stipulated in the transition services agreement and will be calculated on a per subscriber basis. In return, Cingular Wireless will provide us with similar services, where necessary, to support the acquired North Carolina, Puerto Rico and U.S. Virgin Islands business transferred to SunCom, with the exception of customer care and receivables management in Puerto Rico, which is managed by us. We reimburse Cingular Wireless on a monthly basis at the same per subscriber rate for each service provided by them.

•	Spectrum Leases. The first spectrum lease provides us with access to the spectrum necessary to operate our businesses acquired pursuant to the first closing of the Exchange Agreement described above. Under this spectrum lease, we have access to Cingular Wireless’ spectrum in certain of SunCom’s North Carolina markets and in Puerto Rico and the U.S. Virgin Islands. This spectrum lease provides us with exclusive access to the spectrum, but control of the spectrum remains with Cingular Wireless. This spectrum lease has an initial term of 180 days and is automatically extended for an additional 180 day period if the second closing of the Exchange Agreement has not been consummated. If the spectrum lease is still in effect after 270 days, the spectrum lease will be extended and will become automatically renewable for up to 99 years. This spectrum lease terminates automatically upon the consummation of the second closing, upon the effective date of any governmental action revoking, canceling or terminating the spectrum lease, or upon the effective date of any governmental action revoking, canceling or terminating the underlying spectrum license.

The second spectrum lease provides us with access to 10 megahertz of additional spectrum in Puerto Rico. Similar to the first spectrum lease, we have exclusive access to the spectrum at issue, but control of the spectrum remains with Cingular Wireless. This spectrum lease expires on December 1, 2005 and is not renewable. This spectrum lease terminates automatically prior to the one-year term upon the effective date of any governmental action revoking, canceling or terminating the spectrum lease or upon the effective date of any governmental action revoking, canceling or terminating the underlying spectrum license. This second spectrum lease exists because AT&T Wireless had been operating both TDMA technology and GSM/GPRS technology in the Puerto Rico market with 35 megahertz of spectrum. With the continued migration of the Puerto Rico subscriber base from TDMA technology to GSM/GPRS technology, we will be able to provide the same service level with 25 megahertz of spectrum by December 1, 2005, which is the lease termination date.

As a result of these transactions, we are no longer the exclusive provider of AT&T Wireless (now Cingular Wireless) PCS service in our markets. We currently market our wireless service under the SunCom Wireless brand name. Our strategy is to provide extensive coverage to customers within our region, to offer our customers high-quality, innovative voice and data services with coast-to-coast coverage and to benefit from roaming revenues generated by other carriers’ wireless customers who roam into our covered area.

We believe our markets are strategically attractive because of their strong demographic characteristics for wireless communications services. According to the 2002 Paul Kagan Associates Report, our service area includes 12 of the top 100 markets in the country with population densities that are higher than the national average. We currently provide wireless voice and data services over two overlapping networks. One network uses TDMA technology, and the second network utilizes GSM/GPRS technology, which is capable of providing enhanced voice and data services.

Since we began offering service in our markets, our subscriber base and total revenues have grown significantly. From our initial launch of personal communications services in January 1999, our subscriber base has grown to 951,745 subscribers as of December 31, 2004. As the result of our growing subscriber base, total revenues have increased from $131.5 million for the year ending December 31, 1999 to $818.2 million for the year ending December 31, 2004. Revenues consist primarily of monthly access, airtime, long distance and roaming charges billed to our subscribers, equipment revenues generated by the sale of wireless handsets and accessories to our subscribers and roaming revenues generated by charges to other wireless carriers for their subscribers’ use of our network. Roaming minutes generated by non-SunCom subscribers increased from a monthly high of 16.5 million minutes in 1999 to a monthly high of 106.9 million minutes in 2004, with total roaming minutes rising to 1.1 billion minutes in 2004. As the result of the termination of Holdings’ First Amended and Restated Stockholders’ Agreement and the exclusivity arrangement with AT&T Wireless contained in that agreement, we do not expect the trend of increasing roaming minutes to continue. Our net loss has decreased from a loss of $149.4 million for the year ended December 31, 1999 to net income of $562.1 million for the year ended December 31, 2004. The net income increase is primarily due to an aggregate pre-tax non-operating gain of approximately $679.5 million incurred on the Triton PCS Agreement as well as the

Exchange Agreement with Cingular Wireless and AT&T Wireless. Despite our net income for the year ended December 31, 2004, we expect to incur net losses in the foreseeable future, primarily as the result of interest expense exceeding income from operations. Our accumulated deficit decreased to $313.4 million, as of December 31, 2004, as a result of our net income for the current year. Since the inception of our personal communications services in January 1999, our long-term debt has increased from $465.7 million to $1.7 billion as of December 31, 2004. This increase is due primarily to the increased funding required to build-out our network, which includes 2,636 cell sites and ten switches.

Our goal is to provide our customers with simple, easy-to-use wireless services with superior call quality, personalized customer care and competitive pricing. We utilize a mix of sales and distribution channels, including as of December 31, 2004, a network of 114 company-owned SunCom retail stores, local retailers, direct sales representatives covering corporate accounts and telemarketing.

Competitive Strengths

As a leading provider of wireless communication services in the southeastern United States, Puerto Rico and the U.S. Virgin Islands, we have a number of competitive strengths, including the following:

•	Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population densities that are higher than the national average.

•	Network Quality. We believe that the quality and extensive coverage of our network provide a strategic advantage over wireless communications providers against which we compete. We have successfully launched and offer personal communications service to approximately 18.3 million people in 30 markets. We have constructed a comprehensive network, which includes 2,636 cell sites and ten switches, using TDMA and GSM/GPRS digital technology. This allows us to provide more advanced wireless data services to our subscribers as well as to earn roaming revenue from other wireless carriers who offer similar products. Our network is compatible with the networks of Cingular Wireless, T-Mobile and other wireless communications service providers that use either TDMA or GSM/GPRS technology.

•	Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has extensive experience with wireless leaders such as AT&T Wireless, Verizon Communications and Horizon Cellular. Our senior management team also owns approximately 8.3% of Holdings’ outstanding Class A common stock.

Business Strategy

Our objective is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by pursuing the following business strategies:

•	Operate a Superior, High-Quality Network. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We are committed to making the capital investment required to maintain and operate a superior, high-quality network. We provide extensive coverage within our region and consistent quality performance, resulting in a high level of customer satisfaction. Historically, greater than 99% of all calls attempted on our network are connected.

•	Provide Enhanced Value. We offer our customers rate plans tailored to their personal needs at competitive prices. Our affordable, simple pricing plans, including the UnPlan, which provides essentially unlimited calling from a subscriber’s local calling area for a fixed price, are designed to promote the use of wireless services.

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Deliver Quality Customer Service.    We believe that superior customer service is a critical element in attracting and retaining customers. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. Through our interactive voice response system, or IVR, and our state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina we emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. We supplement these facilities with customer care services provided by Convergys Corporation in Clarksville, Tennessee and Atento de Puerto Rico in Caguas, Puerto Rico.

License Acquisition Transactions

Transactions with Lafayette

In November 2004, SunCom Wireless Affiliate Company LLC, a direct-wholly owned subsidiary of Holdings, acquired a 39% interest in Lafayette for nominal consideration. During the fourth quarter of 2004, we acquired personal communication service licenses in Savannah, Georgia and Danville, Virginia from Lafayette for aggregate cash consideration of approximately $2.2 million. The 10-megahertz Danville, Virginia license and 15-megahertz Savannah, Georgia license cover populations of approximately 167,200 and 147,600 people, respectively. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Relationship with Lafayette Communications Company L.L.C.”

Transaction with AT&T Wireless and Cingular Wireless

On November 18, 2004, AT&T Wireless transferred certain FCC licenses covering Savannah, Georgia, and Asheville, Wilmington and Jacksonville, North Carolina, to us in exchange for certain FCC licenses held by us covering Savannah and Augusta, Georgia. As additional consideration for this license exchange, Cingular Wireless paid us approximately $4.7 million.

Acquisition of Urban Comm-North Carolina, Inc.

On October 28, 2004, we finalized the terms of a proposed stock purchase agreement to acquire Urban and submitted the proposed agreement to the U.S. Bankruptcy Court for approval. On December 1, 2004, the Bankruptcy Court entered an Interim Relief Order which, among other things, permitted that SunCom and Urban enter into the stock purchase agreement. Because Urban is currently under Chapter 11 bankruptcy protection, final approval of the agreement and the transactions contemplated by the agreement will have to be confirmed as part of a plan of reorganization, which is subject to acceptance by Urban’s creditors and the approval of the Bankruptcy Court. In addition, the FCC is Urban’s largest creditor and, therefore, the FCC and U.S. Department of Justice will have to agree to settle all claims related to the outstanding debt obligations owed to the FCC by Urban in exchange for a repayment of debt owed to the FCC by Urban. The timing of this settlement process cannot be predicted at this time. Upon approval of the FCC settlement by the Bankruptcy Court and Urban obtaining standard FCC consents, Urban will be in a position to seek confirmation of its plan of reorganization.

Under the stock purchase agreement, we would acquire the outstanding stock of Urban, whose sole assets consist of FCC wireless licenses in 20 basic trading areas for $113.0 million in cash. Of the 20 licenses, eight are in North Carolina, five are in South Carolina and seven are in Virginia. The licenses consist of eighteen 10-megahertz licenses and two 20-megahertz licenses. Collectively, the acquired licenses cover an area with a population of approximately 7.4 million people.

Sales and Distribution

Our sales strategy is to utilize multiple distribution channels to minimize customer acquisition costs and to maximize penetration within our licensed service area. Our distribution channels include a network of company-owned retail stores, a direct sales force for corporate accounts, independent agent retailers, telesales and online sales. During 2004, we continued shifting more of our channel mix to company owned channels and more strategically aligned agents.

•	Company-Owned Retail Stores. We make extensive use of company-owned retail stores for the distribution and sale of our handsets and services. We believe that company-owned retail stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high retail penetration in suburban and rural areas and the lowest customer acquisition cost. We had 114 company-owned SunCom retail stores open as of December 31, 2004.

•	Direct Sales. We focus our direct sales force on corporate users. As of December 31, 2004, our direct corporate sales force consisted of 47 dedicated professionals targeting wireless decision-makers within large and mid-sized corporations.

•	Agent Distribution. We have distribution agreements with strategically-aligned regional agent retailers.

•	Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate customer leads. Telesales allow us to maintain low selling costs and to sell additional features or customized services.

•	Website. We have established an online store on our website, http://www.suncom.com. The online store conveys our marketing message and generates customers through online purchasing. We deliver all of the information a customer requires to make a purchasing decision on our website. Customers are able to choose rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store encounter a transaction experience similar to that of customers purchasing service through other channels.

Marketing Strategy

We have developed our marketing strategy based on market research within our markets. We believe that our simple, attractive pricing plans, superior customer care, network reliability and targeted advertising will allow us to increase our subscriber base by maintaining customer satisfaction, thereby reducing customer turnover.

The following are key components of our marketing strategy:

•	Pricing. Our pricing plans are competitive and straightforward. We offer our customers large packages of minutes within our regional calling area plus roaming access to the nation’s largest GSM/GPRS network. Most of our rate plans allow customers to make and receive calls without paying additional roaming or long distance charges within our regional calling area. It is by virtue of our extensive network and roaming arrangements with roaming partners, that we can offer such competitive rate plans. We also offer the UnPlan, which provides unlimited calling from a subscriber’s local calling area at a fixed price.

•	Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina, which house our customer service and collections personnel. We supplement these facilities with customer care services provided by Convergys Corporation in Clarksville, Tennessee and Atento de Puerto Rico in Caguas, Puerto Rico. Through the support of approximately 421 customer care representatives and a sophisticated customer care information system, inclusive of an IVR system implemented in 2003, we have been able to implement a goal of one ring customer care service using live operators and state-of-the-art call routing.

•	Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the local communities we serve with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass marketing strategies and tactics to build the SunCom brand locally. Our media effort includes television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

Network Build-Out

The principal objective for the build-out of our network is to maximize service levels within targeted demographic segments and geographic areas. Our TDMA and GSM/GPRS networks service 30 markets and include 2,636 cell sites and ten switches. Our digital wireless network connects to local and long distance exchange carriers. We have interconnection agreements with telephone companies operating or providing services in the area where we are currently operating our digital personal communications services network. We use AT&T as our long distance carrier.

Network Operations

We have agreements for switched interconnection/backhaul, long distance, roaming, network monitoring and information technology services in order to effectively maintain, operate and expand our network.

Switched Interconnection/Backhaul.    Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic on our network.

Long Distance.    We have a wholesale long distance agreement with AT&T that provides preferred rates for long distance services.

Roaming.    Through our agreement with Cingular Wireless, our customers have roaming capabilities on Cingular Wireless’ network. Further, we have established roaming agreements with other wireless carriers, including in-region roaming agreements to enhance coverage where necessary in our service areas.

Network Monitoring Systems.    Our network monitoring system provides around-the-clock surveillance of our entire network. The network operations center is equipped with sophisticated systems that constantly monitor the status of all switches and cell sites, identify failures and dispatch technicians to resolve issues. Operations support systems are utilized to constantly monitor system quality and identify devices that fail to meet performance thresholds. These same platforms generate statistics on system performance such as dropped calls, blocked calls and handoff failures. Our network operations center located in Richmond, Virginia performs maintenance on common network elements such as voice mail, home location registers and short message centers.

Network Digital Technology

Our network utilizes TDMA technology on the IS-136 platform. This technology allows for the use of advanced multi-mode handsets, which permit roaming across personal communications services and cellular frequencies, including both analog and digital cellular. This technology also allows for enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality, and its hierarchical cell structure enables us to enhance network coverage with lower incremental investment through the deployment of micro, as opposed to full-size, cell sites. In order to provide more advanced wireless data and voice services, we have chosen to deploy GSM/GPRS technology as an overlay to our TDMA network. We have deployed GSM/GPRS technology to provide more advanced data and voice services to new subscribers and to our existing subscribers who may migrate to this technology. In addition, our GSM/GPRS deployment has enabled us to earn roaming revenue from other wireless carriers who are selling GSM/GPRS handsets. TDMA and GSM/GPRS technology are currently used by two of the largest wireless communications companies in the United States: Cingular Wireless and T-Mobile.

Federal Regulation

The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and, to a smaller degree, the state and local levels. The information disclosed below is applicable to our licenses in the continental United States as well as Puerto Rico, unless specifically noted otherwise. We are subject to, among other federal statutes, the Communications Act of 1934, as amended from time to time (the Communications Act), and the associated rules, regulations and policies promulgated by the FCC. Through the Communications Act, the FCC regulates aspects of the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States. Many FCC requirements impose certain restrictions on our business that could have the effect of increasing our costs. However, at this time, the FCC does not regulate wireless communications service rates, and the Communications Act preempts state and local rate and entry regulation of our wireless services, as described below.

Personal communications services and cellular systems are subject to certain Federal Aviation Administration regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under federal environmental laws and the FCC’s environmental regulations. Also, we use common carrier point-to-point microwave facilities to connect the transmitter, receivers and signaling equipment for some personal communications services system or cellular sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

Additionally, as discussed below, we are subject to certain state and local regulations and approvals, including state or local zoning and land use regulations.

Licensing of Cellular and Personal Communications Services Systems.    We hold a variety of cellular, personal communications services, and microwave licenses, as authorized by the FCC. A broadband personal communications services system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband personal communications services. Broadband personal communications services systems generally are used for two-way voice and high volume data applications. Narrowband personal communications services, in contrast, are used for non-voice applications such as paging and low volume data service and are separately licensed. The FCC has segmented the United States into personal communications services markets, resulting in 51 large regions, referred to as major trading areas, which are comprised of 493 smaller regions, referred to as basic trading areas. The FCC initially auctioned and awarded two broadband personal communications services licenses for each major trading area and four licenses for each basic trading area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. Two cellular licenses, 25 megahertz each, are also available in each market. Cellular markets are defined as either metropolitan or rural service areas and do not correspond to the broadband personal communications services markets. Specialized mobile radio service licenses can also be used for two-way voice applications. In total, eight or more licenses suitable for two-way voice and high volume data applications are available in a given geographic area.

All personal communications services licenses generally have 10-year terms, at the end of which they must be renewed. The FCC will award a renewal expectancy to a personal communications services licensee that has:

•	provided substantial service during its past license term; and

•	substantially complied with applicable FCC rules and policies and the Communications Act.

Cellular radio licenses also generally expire after a 10-year term and are renewable for periods of 10 years upon application to the FCC. Our one cellular license, which covers the Myrtle Beach area, could be revoked for cause and our license renewal application denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licensees the same renewal expectancy granted to personal communications services licensees. We expect to meet all future application requirements with respect to the renewal of both our cellular and personal communications services licenses.

Build-Out and Microwave Relocation Obligations.    All personal communications services licensees must satisfy certain coverage requirements. In our case, we must construct facilities sufficient to offer radio signal coverage to one-third of the population of our service area within five years of the original license grants and to two-thirds of the population within ten years. Alternatively, we can make a showing of “substantial service,” a term which is not precisely defined under the FCC’s rules although the FCC has established a “safe harbor” under which a mobile licensee will meet the substantial service requirement if it provides coverage to at least 75 percent of the geographic area of at least 20 percent of the rural areas within the licensed area. Licensees that fail to meet the coverage requirements may be subject to forfeiture of their licenses. We have met the five-year construction deadline for all of our personal communications services licenses; our earliest ten-year construction deadline is in 2005. We anticipate meeting the ten-year construction deadline for licenses subject to renewal this year. Our cellular license is not subject to these coverage requirements. In 2003, the FCC adopted a Notice of Proposed Rulemaking seeking comment on proposals to expand licensee build-out requirements. Among the proposals examined were proposals to adopt additional coverage requirements beyond the initial 10-year license term and proposals to reclaim spectrum that is not in use by a defined period of time. In July 2004, the FCC acknowledged a preference for market-based mechanisms to facilitate spectrum access, but also stated that it may be appropriate at some time to revert to a re-licensing approach if spectrum is not being used. The FCC therefore sought further comment on possible re-licensing approaches and construction obligations for current and future licensees who hold licenses beyond their first term.

When it was licensed, personal communications services spectrum was encumbered by existing licensees that operate certain fixed microwave systems. To secure a sufficient amount of unencumbered spectrum to operate our personal communications services systems efficiently and with adequate population coverage, we have relocated several of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications services licensees, the FCC adopted:

•	a transition plan to relocate such microwave operators to other spectrum blocks; and

•	a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, those licensees will share the cost of the relocation.

The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the personal communications services spectrum will be responsible for the costs of relocating to alternate spectrum locations. Our cellular license is not encumbered by existing microwave licenses.

Spectrum Caps and Spectrum Leasing.    Prior to 2003, the FCC had specific spectrum aggregation limits, known as spectrum caps, for attributable interests in broadband personal communications services, specialized mobile radio services and cellular licensees in any geographical area. Although there is no longer a specified limit on spectrum holdings, the FCC evaluates commercial wireless transactions on a case-by-case basis to determine whether such transactions will result in too much concentration in wireless markets. While the FCC has permitted licensees to own up to 80 megahertz of spectrum in particular markets, recent transactions indicate that the FCC currently uses a “soft” spectrum cap of 70 megahertz when evaluating the competitive impact of a proposed transaction.

FCC rules permit spectrum licensees to enter leasing agreements with third parties. They allow wireless licensees, like us, to lease their spectrum to third parties on either a short-term or long-term basis. Two leasing options are available. The first, which requires prior FCC notice but not prior FCC approval, allows parties to lease spectrum as long as the licensee retains a certain degree of control over the license. We currently lease spectrum to and from Cingular Wireless under this option. The second, which requires prior FCC approval, allows parties to lease spectrum where the lessee is in actual control of the license, although the licensee retains legal control. FCC rules also provide for “private commons” spectrum access arrangements under which spectrum licensees can make their spectrum available for use by advanced technologies in a manner similar to that by which unlicensed users gain access to unlicensed spectrum. We currently do not lease or otherwise make available any spectrum under these last two options.

New Spectrum Opportunities and Advanced Wireless Data Services.    In addition to the spectrum currently licensed for personal communications services, cellular and specialized mobile radio services, the FCC has allocated additional spectrum for wireless carrier use. While this spectrum may be used by new companies that would compete directly with us, this spectrum could also be acquired by existing wireless companies and used to provide advanced or third generation data services, such as those we plan to offer over our GSM/GPRS network. This new spectrum includes 30 megahertz in the upper 700 megahertz band that is currently used by television broadcasters during their transition to digital television; 90 megahertz in the 1710-1755 and 2110-2155 megahertz bands that currently has both governmental and non-governmental users, including the multipoint distribution service; and 20 megahertz of spectrum that includes the so-called H block at 1915-1920 megahertz paired with 1995-2000 megahertz, and the so-called J block at 2020-2025 megahertz paired with 2175-2180 megahertz (which are currently used by unlicensed personal communications services, mobile satellite services, broadcast auxiliary service and fixed service users and licensees). New spectrum licenses will be awarded by auction and the FCC has announced that it intends to begin the auction for licenses in the 1710-1755 and 2110-2155 megahertz bands as early as June 2006. The FCC also has changed the spectrum allocation available to certain mobile satellite service operators to allow them to integrate an ancillary terrestrial component into their networks, thereby enabling mobile satellite service operators to provide terrestrial wireless services to consumers in spectrum previously reserved only for satellite services. It is unclear what impact, if any, these allocations will have on our current operations.

In June 2004, the FCC announced it would auction over 200 broadband PCS licenses beginning January 12, 2005. The auction start date was later extended to January 26, 2005. These licenses were returned to the FCC as a result of license cancellations or terminations and the list of licenses available for auction includes licenses within our current service area. The auction rules restricted parties that do not qualify under the FCC’s rules as a “designated entity” (a small business), including us, from bidding on some of the licenses. We did not participate in the auction, but Lafayette, in which SunCom Wireless Affiliate Company LLC, a direct, wholly owned subsidiary of Holdings, has a minority, non-controlling ownership interest, participated in the auction as a designated entity, and was the high bidder for one license. The winning bid price for this license was approximately $0.4 million.

Transfers and Assignments of Cellular and Personal Communications Services Licenses.    The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a personal communications services or cellular system. However, in an Order released in September 2004, the FCC determined that it will forbear from the prior approval requirement in certain situations. The new rules provide for immediate processing of transfer and assignment applications where the parties certify that they comply with foreign ownership and other basic licensee qualification requirements and that the proposed transaction will not result in overlap with other spectrum interests of the transferee, is not subject to transfer restrictions under the FCC’s designated entity rules, does not require any waivers of FCC rules, and does not involve any licenses subject to pending revocation or termination proceedings. Transactions that meet these criteria will be eligible for overnight electronic processing. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval.

We may also be required to obtain approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire personal communications services or cellular interests over a certain size.

Foreign Ownership.    Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage to avoid the loss of our licenses. We have no knowledge of any present foreign ownership that exceeds these limitations in violation of the FCC’s restrictions.

Enhanced 911 Services.    Commercial mobile radio service providers are required to transmit 911 calls and relay a caller’s automatic number identification and cell site to designated public safety answering points. This ability to relay a telephone number and originating cell site is known as Phase I enhanced 911, or “E-911,” deployment. FCC regulations also require wireless carriers to identify within certain parameters the location of 911 callers by adoption of either network-based or handset-based technologies. This more exact location reporting is known as Phase II E-911, and the FCC has adopted specific rules governing the accuracy of location information and deployment of the location capability. We are deploying a network-based technology to provide Phase II service.

FCC rules originally required carriers to provide Phase I service as of April 1, 1998, or within six months of a request from a public safety answering point, whichever is later, and to provide Phase II service as of October 1, 2001, or within six months of a request from a public safety answering point, whichever is later. Our Phase II service initial deadline was extended by the FCC to March 1, 2003, as was the deadline for other regional and local carriers. The six-month time frames for beginning Phase I or Phase II service do not apply if a public safety answering point does not have the equipment and other facilities necessary to receive and use the provided data. Public safety answering points and wireless carriers are permitted to extend these implementation timelines by mutual agreement.

Radiofrequency Emissions.    FCC guidelines adopted in 1996 limit the permissible human exposure to radiofrequency radiation from transmitters and other facilities. In December 2001, the FCC’s Office of Engineering and Technology, or OET, dismissed a Petition for Inquiry filed by EMR Network to initiate a proceeding to revise the FCC’s radiofrequency guidelines. In August 2003, the full FCC upheld the OET and in December 2004, the United States Court of Appeals for the District of Columbia Circuit affirmed the FCC decision. In June 2003, the FCC adopted a Notice of Proposed Rulemaking seeking comment on proposed amendments to the current regulations relating to the compliance of transmitter facilities with radiofrequency guidelines and to procedures for evaluating radiofrequency exposure from mobile devices, such as handsets. This Notice remains pending, and it is not clear what effect, if any, any amendments to such regulations would have on our business.

Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and/or may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. However, reports and fact sheets from the British National Radiological Protection Board and Swedish Radiation Protection Authority released in 2004, the National Cancer Institute released in January 2002, the American Health Foundation released in December 2000 and the Danish Cancer Society released in February 2001, found no evidence that cell phones cause cancer, although some of the reports indicated that further study might be appropriate. The National Cancer Institute, nonetheless, cautioned that the studies have limitations, given the relatively short amount of time cellular phones have been widely available. In addition, the Federal Trade Commission issued a consumer alert in February 2002 for cell phone users who want to limit their exposure to radio frequency emissions from their cell phones. The alert advised, among other things, that cell phone users should limit use of their cell phones to short conversations and avoid cell phone use in areas where the signal is poor. Most recently in a study released in December, 2004, European researchers said that exposure to radio frequency emissions damaged DNA in cells in laboratory tests conducted over the past four years. While the researchers did not then link radio frequency emissions to adverse health effects, the researchers did call for further study. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. Several lawsuits seeking to force wireless carriers to supply headsets with phones and to compensate consumers who have purchased radiation-reducing devices were dismissed by the courts in 2002 because of a lack of scientific evidence, but other lawsuits remain pending. We cannot predict the impact of these or other health related lawsuits on our business.

Interconnection.    Under amendments to the Communications Act enacted in 1996, all telecommunications carriers, including personal communications services and cellular licensees, have a duty to interconnect with other carriers and local exchange carriers have additional specific obligations to interconnect. The amendments and the FCC’s implementing rules modified the previous regime for interconnection between local exchange carriers and wireless communications services providers, such as us, and adopted a series of requirements that have benefited the wireless industry. These requirements included compensation to carriers for terminating traffic originated by other carriers, a ban on any charges to other carriers by originating carriers, and specific rules governing the prices that can be charged for terminating compensation. Under the rules, prices for termination of traffic and certain other functions provided by local exchange carriers are set using a methodology known as “total element long run incremental cost,” or TELRIC. TELRIC is a forward-looking cost model that sets prices based on what the cost would be to provide network elements or facilities over the most efficient technology and network configuration. The statute also permits carriers to appeal public utility decisions implementing the statute and rules to United States District Courts, rather than state courts. As a result of these FCC rules, the charges that cellular and personal communications services operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

The initial FCC interconnection rules material to our operations have become final and unappealable following a May 2002 Supreme Court decision affirming the rules. Subsequently, the FCC issued a clarification of its interconnection rules, initiated a rulemaking to modify the TELRIC rules and initiated a third proceeding which, collectively, have created some uncertainty. More specifically:

•	In August 2003, the FCC released a clarification of its TELRIC rules that could increase our costs of interconnection.

•	In September 2003, the FCC initiated a rulemaking to consider broader modifications to the TELRIC rules, which could increase or decrease our costs of interconnection. This proceeding remains pending.

•	In 2001, the FCC initiated a proceeding that could greatly modify the current regime of payments for interconnection. In February 2005, the FCC decided to seek comment on seven specific interconnection proposals filed by different industry groups and others in the proceeding, which have varying impacts on wireless carriers. In February 2005, the FCC also determined that local exchange carriers may no longer file “wireless termination tariffs” regarding termination rates to be charged to wireless carriers as part of the interconnection negotiation process. In addition, key members of Congress have expressed strong interest in reviewing and modifying the current interconnection system of payments during the next two years. If the FCC or Congress modifies the current regime of payments for interconnection, our costs for interconnection could change.

Universal Service Funds.    The FCC and many states have established “universal service” programs to ensure affordable, quality local telecommunications services for all U.S. residents. Under the FCC’s rules, wireless providers are potentially eligible to receive universal service subsidies; however, they also are required to contribute to both federal and state universal service funds. The FCC rules require telecommunications carriers generally (subject to limited exemptions) to contribute funding to existing universal service programs for high cost carriers and low income customers and to new universal service programs to support services to schools, libraries and rural health care providers. In December 2002 and January 2003, the FCC released orders that increased, from 15 to 28.5 percent, the percentage of revenues that wireless providers must subject to universal service contributions to avoid having to calculate those contributions based on actual interstate traffic levels, and that required wireless providers to elect whether or not to use this “safe harbor” on a company-wide basis.

The FCC has been reviewing wireless carriers’ continued eligibility to receive universal service funding, as well as the appropriate amount of funding for various “eligible telecommunications carriers,” in two proceedings.

In February 2004, the Federal-State Joint Board on Universal Service issued a recommended decision proposing that the FCC modify the current universal service rules. If adopted, the proposals would limit support to a single connection per customer and would narrow the circumstances under which a new service provider would be able to qualify for support. In June 2004, the FCC asked for public comment on the Federal-State Joint Board recommended decision, and in February 2005 the FCC decided that wireless carriers should remain eligible to receive universal service fund payments and that there should be no “primary line restriction” or limitation of support to a single line. The FCC did tighten the standards for its designation of wireless carriers as eligible to receive universal support by imposing new eligibility requirements, public interest determinations, and annual certification and reporting requirements, and the FCC encouraged states to adopt similar requirements as part of their universal service designation processes. In a second proceeding launched in 2004, the Federal-State Joint Board is considering the basis and amount of universal service support that telecommunications carriers should receive, including whether the current funding structure should be replaced with a forward-looking cost approach and whether wireless carrier support should be based on wireline incumbent costs or wireless carrier costs. Because we are now receiving universal service funding in Puerto Rico as a result of a recent transaction, any changes could limit our ability to continue to receive some or all of the universal service support that we are receiving in Puerto Rico, or to apply for and receive such funding in other states. Regardless of our ability to receive universal service funding for the supported services we provide, we are required to fund these federal programs and may also be required to contribute to state universal service programs.

Outage Reporting.    On August 4, 2004, the FCC adopted new rules that require wireless providers to report to the FCC about significant disruptions, network degradations or outages to their systems. Under the new rules, we are required to report to the FCC whenever we have a significant network disruption that lasts for at least 30 minutes and the number of end-user minutes potentially affected is at least 900,000. We also must report significant network problems that impact 911 usage or service at airports, nuclear power plants and key government and military facilities or when critical transmission and network control technologies are disrupted. Several parties have petitioned the FCC to eliminate or modify these new rules and those petitions remain pending.

Electronic Surveillance.    The FCC has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. The Communications Assistance for Law Enforcement Act, or CALEA, requires telecommunications carriers to modify their equipment, facilities, and services to ensure that they are able to comply with authorized electronic surveillance. These modifications were required to be completed by June 2000, unless carriers were granted temporary waivers, which we and many other wireless providers requested. One of our waiver requests remains pending at the FCC. Additional wireless carrier obligations to assist law enforcement agencies were adopted in response to the September 11 terrorist attacks as part of the USA Patriot Act.

In August 2004, the FCC released a Notice of Proposed Rulemaking and Declaratory Ruling proposing new rules governing CALEA. The notice largely endorses proposals by federal law enforcement agencies in a February 2004 filing. If adopted, the rules proposed in the notice would subject a wider range of services to CALEA, greatly limit the availability of waivers from the CALEA rules and shift costs for complying with CALEA from law enforcement agencies to service providers and customers. These changes could increase our costs. The notice also determined that push-to-talk services, such as those offered by Nextel and Verizon, are subject to CALEA requirements.

Telephone Numbers.    Like other telecommunications carriers, we must have access to telephone numbers to serve our customers and to meet demand for new service. The FCC has adopted rules that could affect our access to and use of telephone numbers. The most significant FCC rules are intended to promote the efficient use of telephone numbers by all telecommunications carriers. Under these rules:

•	Carriers must meet specified number usage thresholds before they can obtain additional telephone numbers. The current threshold requires carriers to show that they are using 75% of all numbers assigned to them in a particular rate center. The FCC has adopted a “safety valve” mechanism that could permit carriers to obtain telephone numbers under certain circumstances even if they do not meet the usage thresholds.

•	Carriers must share blocks of telephone numbers, a requirement known as “number pooling.” Under number pooling, numbers previously assigned in blocks of 10,000 are assigned in blocks of 1,000, which significantly increases the efficiency of number assignment. In connection with the number pooling requirement, the FCC also adopted rules intended to increase the availability of blocks of 1,000 numbers, including a requirement that numbers be assigned sequentially within existing blocks of 10,000 numbers.

•	Carriers must provide detailed reports on their number usage, and the reports are subject to third-party audits. Carriers that do not comply with reporting requirements are ineligible to receive numbering resources.

•	States may implement technology-specific and service-specific area code “overlays” to relieve the exhaustion of existing area codes, but only with specific FCC permission.

The FCC also has shown a willingness to delegate to the states a larger role in number conservation. Examples of state conservation methods include number pooling and number rationing. Since 1999, the FCC has granted interim number conservation authority to several state commissions, including North Carolina and South Carolina, states within our operating region.

The FCC’s number conservation rules could benefit or harm us and other telecommunications carriers. If the rules achieve the goal of reducing demand for telephone numbers, then the costs associated with potential changes to the telephone numbering system will be delayed or avoided. The rules may, however, affect individual carriers by making it more difficult for them to obtain and use telephone numbers. In particular, number pooling imposes significant costs on carriers to modify their systems and operations. In addition, technology-specific and service-specific area code overlays could result in segregation of wireless providers, including us, into separate area codes, which could have negative effects on customer perception of wireless service.

Wireless providers are also required to implement telephone number portability, which enables customers to keep their telephone numbers when they change carriers. Wireless number portability was implemented for the top 100 metropolitan statistical areas in November 2003, and generally became available in the rest of the country in May 2004. Under the FCC’s rules, numbers may be ported to and from both wireless and landline providers. Thus, while portability makes it easier for customers to change wireless providers, it also makes it easier for them to switch from landline to wireless service. Certain aspects of the FCC’s rules, including the obligation to port landline numbers to wireless providers, are subject to pending appeals to the United States Court of Appeals for the District of Columbia Circuit. In September 2004, the FCC released a Notice of Proposed Rulemaking seeking comment on proposals to reduce the time interval for porting numbers between wireless and landline carriers. If adopted, the reduced porting period would make it more attractive for customers to switch their service from landline to wireless providers.

Environmental Processing.    The antenna structures we use are subject to the FCC’s rules implementing the National Environmental Policy Act and the National Historic Preservation Act, or the NHPA. Under these rules, any structure that may significantly affect the human environment or that may affect historic properties may not be constructed until the wireless provider has filed an environmental assessment and obtained approval from the FCC. Processing of environmental assessments can delay construction of antenna facilities, particularly if the FCC determines that additional information is required or if there is community opposition. In addition, several environmental groups unsuccessfully have requested changes in the FCC’s environmental processing rules, challenged specific environmental assessments as inadequate to meet statutory requirements and sought to have the FCC conduct a comprehensive assessment of the environmental effects of antenna tower construction. In February 2003, several of these groups filed a petition with the United States Court of Appeals for the District of Columbia Circuit seeking to force the FCC to modify its environmental processing rules to address issues under the Migratory Bird Treaty Act. There is no schedule for court action on this petition. In August 2003, the FCC released a Notice of Inquiry on the potential effects of towers on migratory birds and in September 2003, the FCC announced that it had reached an agreement with the State of Michigan to study the effects of towers on bird populations. In December 2004, the FCC sought comment on a report on the potential effects of towers on migratory birds that was filed in the Notice of Inquiry proceeding. In May 2003, the FCC announced its intent to develop a strategic plan to address environmental and historic preservation issues and in October 2004, the FCC released a Report and Order adopting a national agreement governing review of towers under the NHPA. The agreement defines when historic preservation analysis is required and not required for new and modified towers, creates new procedures for historic preservation review, including deadlines for reviewing entities, and outlines procedures for communications with Indian tribes and Native Hawaiian groups.

Rate Integration.    The FCC has determined that the interstate, interexchange offerings (commonly referred to as “long distance”) of wireless carriers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging and integration requires carriers to average interstate long distance wireless communications service rates between high cost and urban areas, and to offer comparable rates to all customers, including those living in Alaska, Hawaii, Puerto Rico, and the Virgin Islands. The United States Court of Appeals for the District of Columbia Circuit, however, rejected the FCC’s application of these requirements to wireless carriers, remanding the issue to the FCC to further consider whether wireless carriers should be required to average and integrate their long distance rates across all U.S. territories. This proceeding remains pending, but the Commission has stated that the rate averaging and integration rules will not be applied to wireless carriers during the pendency of the proceeding.

Privacy.    The FCC has adopted rules limiting the use of customer proprietary network information by telecommunications carriers, including us, in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules give wireless carriers discretion to use customer proprietary network information, without customer approval, to market all information services used in the provision of wireless services. The FCC also allows all telephone companies to use customer proprietary network information to solicit lost customers. FCC rules require that customer permission be obtained affirmatively to use such information to market non-communications services or to provide such information to unrelated third parties, but give carriers flexibility in obtaining that consent. FCC rules also give customers the right to “opt out” from the use of customer proprietary network information by their carriers for the marketing of communications services and require carriers to give written or electronic notice of that right every two years.

Billing.    The FCC has detailed billing rules for landline telecommunications service providers and extended some of those rules to wireless carriers. Wireless carriers must currently comply with two fundamental rules: (i) clearly identify the name of the service provider for each charge; and (ii) display a toll-free inquiry number for customers on all “paper copy” bills. In May 2004, the FCC released a Public Notice seeking comment on a petition filed by the National Association of State Utility Consumer Advocates, or NASUCA. The NASUCA petition asked the FCC to prohibit wireless and other carriers from using line-item charges on customer bills to recover their costs for various federal, state and local regulatory obligations. In its March 2005 decision on the NASUCA petition, the FCC determined that wireless carriers should no longer be exempt from the FCC’s requirement that all changes be identified in a clear and non-misleading manner, but it also preempted state regulations requiring or prohibiting the use of line items for wireless service. In addition, the FCC is seeking comment on whether it should impose further billing requirements on wireless carriers, including adopting certain restrictions on line-item charges, and whether it should preempt inconsistent state regulation of telecommunications carrier-specific truth-in-billing rules. As a consequence of this decision and the new proposals, we may need to clarify or remove certain line-item charges that are currently listed on our customer bills. If we are unable to recoup these charges through other means, the FCC’s decision and new proposals could have an impact on our revenues.

Access for Individuals with Disabilities.    The FCC requires telecommunications services providers, including us, to offer equipment and services that are accessible to and useable by persons with disabilities, if that equipment can be made available without much difficulty or expense. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. In July 2003, the FCC adopted new rules requiring that digital wireless phones be capable of effective use with hearing aids. The new rules incorporate two technical standards: one relating to reduced radiofrequency emissions, and one relating to compatibility with telecoils, a component used in certain types of hearing aids. Manufacturers must introduce, and carriers of our size must offer, phones compliant with the reduced radiofrequency emissions standard by November 2005, and by February 2008, at least 50 percent of the wireless phone models offered by us must be compliant with this standard. With regard to the telecoil compatibility standard, manufacturers must introduce, and carriers of our size must offer, phones compliant with this standard by November 2006. Wireless industry petitions to the FCC to reconsider these rules are pending. While we expect our vendors to develop equipment compatible with the rules, we cannot be certain that we will not be required to make material changes to our network, product line, or services.

Wireless Spam.    In August 2004, the FCC adopted rules pursuant to the “Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003,” or the CAN-SPAM Act. These rules include a general prohibition on sending commercial messages directly to any address referencing an Internet domain associated with wireless subscriber messaging services without the customer’s express prior authorization. We are permitted to send “transactional or relationship” messages to our subscribers and are required to submit to the FCC the names of all Internet domains on which we offer mobile messaging services.

Public Safety Interference.    In July 2004, the FCC adopted an order to resolve interference that has been occurring between commercial, private and public safety wireless users in the 800 megahertz band. The FCC supplemented and modified the Order in December 2004. While most of the interference issues have involved the Nextel network, interference problems have arisen in some markets due to the operations of commercial cellular providers. Because we operate a cellular system in Myrtle Beach, we will be subject to FCC’s new rules, under which we must respond to any interference problems according to specific timelines and guidelines. In addition, if a public safety wireless user can show that interference is causing a clear and imminent danger to life or property, the FCC can require a cellular provider to immediately discontinue operation pending the resolution of the interference problem.

State Regulation and Local Approvals

The Communications Act preempts state and local regulation of the entry of or the rates charged by any provider of private mobile radio service or of commercial mobile radio service, which includes personal communications services and cellular service. The Communications Act permits states to regulate the “other terms and conditions” of commercial mobile radio service. The FCC has not clearly defined what is meant by the “other terms and conditions” of commercial mobile radio service, but has upheld the legality of state universal service requirements on commercial mobile radio service carriers. The FCC also has held that private lawsuits based on state law claims concerning how wireless rates are promoted or disclosed may not be preempted by the Communications Act. Regulators and Attorneys General in several states are reviewing wireless carrier billing practices and network reliability and coverage issues. In some states, regulators are advocating new rules, and in others, Attorneys General are filing class action lawsuits against wireless carriers related to their billing practices that are purportedly deceptive. Should similar regulations be adopted or lawsuits filed against wireless carriers in the states in which we operate, there could be a material adverse impact on our business. To try to protect ourself against potential lawsuits or state or federal regulation, we have adopted the Cellular Telecommunications & Internet Association “Voluntary Consumer Code” that requires disclosure of certain billing and coverage information to consumers.

State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, including personal communications services providers, so long as the compensation required is publicly disclosed by the government. The siting of cells/base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC relating to the scope of that authority. States also may impose competitively neutral requirements that are necessary for universal service or to defray the costs of state enhanced 911 services programs, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers.

There are several state and local legislative initiatives that are underway to ban the use of wireless phones in motor vehicles. New York and New Jersey have enacted statewide bans on driving while holding a wireless phone, and similar legislation has been introduced in other states, including Virginia, Georgia and Kentucky. Officials in a handful of communities, including the District of Columbia, have enacted ordinances banning or restricting the use of cell phones by drivers. Should this become a nationwide initiative, wireless communications services providers could experience a decline in the number of minutes used by subscribers. In general, states continue to consider restrictions on wireless phone use while driving, and some states are also beginning to collect data on whether wireless phone use contributes to traffic accidents. On the federal level, the National Transportation Safety Board has recommended a ban on the use of mobile phones by novice drivers while operating a motor vehicle.

The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry. Other existing federal regulations and, in many jurisdictions, state and local franchise requirements are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals that could change, in varying degrees, the manner in which wireless providers operate. Neither the outcome of these proceedings nor their impact upon our operations or the wireless industry can be predicted at this time.

Competition

We compete directly with several wireless communications services providers, including enhanced specialized mobile radio providers, in our markets. We compete against all five of the nationwide competitors: Cingular Wireless, Verizon, Sprint PCS, T-Mobile and Nextel, in the majority of our markets. Sprint and Nextel have announced an intention to merge which, if approved by the FCC, would reduce the number of national competitors from five to four. Within our North Carolina, South Carolina, Georgia and Tennessee markets, additional competitors include ALLTEL Corporation, Hargray Wireless, Leap Wireless and U.S. Cellular. Within our Puerto Rico and U.S. Virgin Islands market, additional competitors include Puerto Rico Telephone Company and Centennial. Historically, the most dominant competitors were the cellular incumbents, which in our markets were primarily Verizon (formerly Bell Atlantic Mobile Systems and GTE), ALLTEL Corporation and U.S. Cellular. However, with the advent of personal communications services, other carriers such as Cingular Wireless, Sprint PCS and T-Mobile have gained significant market share. In addition, wireless resellers operating as mobile virtual network operators, or MVNOs, such as Virgin Mobile USA, are beginning to attract a significant number of subscribers, and entities such as ESPN have announced plans to enter the wireless market as MVNOs in 2005. We believe that we are a leading service provider based on the fact that we have been able to expand our subscriber base through internal growth or acquisition every year since inception. Since our competitors do not disclose their subscriber count in specific regional service areas, we cannot accurately determine market share for each of these companies where we do business.

The principal competitive factors within our business consist of:

•	network quality, which is the coverage provided by our towers and infrastructure as well as roaming agreements with carriers that enable our customers to utilize their networks when traveling outside of our coverage area;

•	quality customer care, which includes the speed and accuracy of customer issue resolution;

•	price, which includes the monthly charges we bill our wireless subscribers; and

•	products offered, which include a variety of handsets and accessories with multiple capabilities, including data services.

Upon review of these factors, we believe that we compete favorably in our market, as evidenced by our increasing subscriber base in each year since our inception. In addition to the above mentioned competitive factors, our ability to compete successfully will depend, in part, on our ability to anticipate and respond to other competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors’ discount pricing and bundling strategies, all of which could adversely affect our operating margins. We believe our extensive digital network provides us a cost-effective means to react effectively to any price competition.

Wireless providers are increasingly competing in the provision of both voice and non-voice services. Non-voice services, including data transmission, text messaging, e-mail and Internet access are now available from personal communications services providers and enhanced specialized mobile radio carriers such as Nextel. In many cases, non-voice services are offered in conjunction with or as adjuncts to voice services. Our GSM/GPRS network overlay provides us the technology to offer more advanced wireless data services. Some of the national wireless carriers, such as Cingular Wireless, are beginning to bundle their wireless offerings with landline local or long distance services, a practice that could make these carriers’ wireless services more attractive to customers. Cable operators also may enter the wireless market in 2005 as MVNOs with offers of bundled wireless and landline services, high-speed data and cable service.

Intellectual Property

We use a regional brand name, “SunCom”. As a result of the consummation of the Triton Holdings Agreement described above under “Overview,” we own Affiliate License Co., LLC, which is the owner of the SUNCOM family of service marks. The SUNCOM service mark is registered with the United States Patent and Trademark Office (Reg. Nos. 2,367,621 and 2,576,959). The following services marks containing the word SUNCOM are also registered with the United States Patent and Trademark Office: SUNCOM and DESIGN (Reg. No. 2,831,052); SUNCOM CONNECT (Reg. No. 2,576,974); SUNCOM FYI (Reg. No. 2,793,440); SUNCOM INET (Reg. No. 2,886,969); SUNCOM KEEP TALKING (Reg. No. 2,793,501); SUNCOM PREPAID TO GO (Reg. No. 2,796,493); SUNCOM STATES ( Reg. No. 2,793,422); SUNCOM SUBSCRIPTION WIRELESS (Reg. No. 2,887,121); SUNCOM SUPERSTATES (Reg. No. 2,796,672); SUNCOM TO GO (Reg. No. 2,,796,492); SUNCOM UNLIMITED (Reg. No. 2,793,470); SUNCOM UNPLAN (Reg. No. 2,887,120); SUNCOM USA (Reg. No. 2,793,471); SUNCOM WELCOME HOME (Reg. No. 2,793,536); and SUNCOM WIRELESS and DESIGN (Reg. No. 2,860,451). In addition, the following marks that we use are registered with the United States Patent and Trademark Office: EVERYTHING UNDER THE SUN (Reg. No. 2,370,076); M-NET (Reg. Nos. 2,437,645 and 2,464,250); and WE GET IT (Reg. No. 2,448,313).

Employees

As of December 31, 2004, we had 1,860 employees. We believe that our relations with our employees are good.

Available Information

Holdings’ Board of Directors has established an Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee and adopted a written charter for each committee. Holdings’ Audit Committee also acts as the audit committee of SunCom. In addition, Holdings’ Board has adopted (i) Corporate Governance Principles and (ii) a Code of Ethics for Senior Financial Managers. Each committee charter, our Corporate Governance Principles and the Code of Ethics for Senior Financial Managers is available on our web site at www.suncomwireless.net.

Properties

SunCom maintains its executive offices in Berwyn, Pennsylvania. We also maintain regional offices in Richmond, Virginia, Charleston, South Carolina, Charlotte and Raleigh, North Carolina and San Juan, Puerto Rico. We lease these facilities.

Legal Proceedings

We are not a party to any lawsuit or proceeding, which, in our opinion, is likely to have a material adverse effect on our business or operations.

MANAGEMENT

All of the outstanding capital stock of SunCom is owned by Holdings. The executive officers of Holdings are the executive officers of SunCom and hold the same offices. The sole director of SunCom is Michael E. Kalogris. As of March 10, 2005, the executive officers of Holdings and SunCom and the directors of Holdings were as follows:

Name	Age	Position
Michael E. Kalogris	55	Chairman of the Board of Directors and Chief Executive Officer
David D. Clark	40	Executive Vice President, Chief Financial Officer and Secretary
William A. Robinson	38	Executive Vice President of Operations and Controller
Daniel E. Hopkins	40	Senior Vice President of Finance and Treasurer
Laura M. Shaw-Porter	39	Senior Vice President of Human Resources
Emilio Echave	50	Senior Vice President of Operations
Charles Kallenbach	41	Senior Vice President of Legal and Regulatory Affairs
Raul Burgos	41	President of SunCom Wireless Puerto Rico Operating Co., L.L.C.
Rohit M. Desai	66	Director
Scott I. Anderson	46	Director
Arnold L. Chavkin	53	Director
Mathias DeVito	74	Director
Eric Haskell	58	Director
David N. Watson	46	Director
Arnold Sheiffer	73	Director

Michael E. Kalogris has served as Chairman of the Board of Directors of Holdings and as Chief Executive Officer of SunCom since its inception. Mr. Kalogris was previously the Chairman of Triton Cellular Partners, L.P., which specialized in acquiring and operating rural cellular properties. The assets of Triton Cellular Partners, L.P. were sold in 2000 for approximately $1.24 billion. Prior to Triton Cellular Partners, L.P., Mr. Kalogris was President and Chief Executive Officer of Horizon Cellular Group, which he joined on October 1, 1991. Under Mr. Kalogris’ leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation’s fifth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Executive Committee. He is also a member of the advisory board of Waller Capital Media Partners and the board of directors of Paoli Hospital.

David D. Clark has served as Executive Vice President, Chief Financial Officer and Secretary of SunCom since its inception. Mr. Clark served as Chief Financial Officer of Triton Cellular Partners, L.P. from inception through April 2000. Before joining SunCom, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist.

William A. Robinson has served as Executive Vice President of Operations of SunCom since April 2004, Senior Vice President of Operations and Controller since September 2003, Senior Vice President of Operations from January 2001 through August 2003 and as Vice President and Controller from March 1998 through December 2000. Before joining SunCom, Mr. Robinson served as Director, Financial Reporting for Freedom Chemical Company from June 1997 through March 1998 and Director, Financial Analysis, Planning and Budgeting for Centeon L.L.C. from December 1995 through June 1997.

Daniel E. Hopkins has served as Senior Vice President and Treasurer of SunCom since April 2001 and as Vice President and Treasurer from July 1998 through March 2001. Mr. Hopkins served as Vice President of

Finance and Treasurer for Triton Cellular Partners, L.P. from July 1998 through April 2000. From May 1994 until joining SunCom, he was a Vice President at PNC Bank, where he focused primarily on the financing of telecommunications ventures. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/ Leveraged Finance.

Laura M. Shaw-Porter has served as Senior Vice President of Human Resources since September 2003 and as Vice President of Human Resources from February 1999 through August 2003. Ms. Shaw-Porter joined SunCom as the Director of Human Resources in August 1998. Before joining SunCom, Ms. Shaw-Porter served as Director of Human Resources for US Physicians, Inc. from 1993 through 1998.

Emilio Echave has served as Senior Vice President of Operations of SunCom since January 2005. Prior to joining SunCom, Mr. Echave worked at AT&T Wireless as the Regional Vice President of the South Region from July 2002 through December 2004, Senior Vice President of Sales and Distribution from March 1999 through June 2002, President of the East Region from February 1998 through March 1999 and President of the Southeast Region from May 1997 through February 1998. Including his tenure with AT&T Wireless, Mr. Echave has over 15 years of experience in the wireless industry.

Charles Kallenbach has served as Senior Vice President of Legal and Regulatory Affairs of SunCom since November 2004 and Vice President of Legal and Regulatory Affairs since January 2004. Prior to joining SunCom, Mr. Kallenbach was General Counsel for Eureka Broadband Corporation, a New York based telecommunications company, and related companies, from 2001 through January 2004. Mr. Kallenbach also served as General Counsel to 2nd Century Communications, Inc., a Virginia-based voice and data service provider, from 2000 through 2001, and as Vice President of Legal and Regulatory Affairs for e-spire Communications, Inc. from 1996 through 2000.

Raul Burgos has served as President of SunCom Wireless Puerto Rico Operating Co., L.L.C. since December 2004. Prior to joining SunCom, Mr. Burgos was the General Manager and Vice President of Puerto Rico operations for AT&T Wireless from May 1999 through December 2004. Mr. Burgos also served as General Manager and Vice President of Operations of Nextel International, Inc. from May 1998 through May 1999, and as the Director or Marketing and New Business Development of Nextel Communications, Inc. from October 1996 through April 1998. Mr. Burgos has over ten years of experience in the wireless industry.

Rohit M. Desai has served as a Director of Holdings since May 2002. Mr. Desai has been Chairman of the Board and President of Desai Capital Management Incorporated, a registered investment advisor, since 1984. He also serves as a director of Finlay Enterprises, Inc., Sitel Corporation and Independence Community Bank.

Scott I. Anderson has served as a Director of Holdings since February 1998. He is currently a member of the board of directors of Wireless Facilities, Inc., an observer to the board of directors of Telephia, Inc. and Callvision, Inc. and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. He was a director of TeleCorp PCS until its merger into AT&T Wireless Services, Inc. in February 2002. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

Arnold L. Chavkin has served as a Director of Holdings since February 1998. Mr. Chavkin was previously a member of the advisory board of Triton Cellular Partners, L.P. and is currently a director of Brand Services, Inc., Crown Media Holdings, Inc., Encore Acquisition Company, Latigo Petroleum, Inc., Jetro JMDH Holdings, Inc., Noble Environmental Power, LLC and Vexco International Limited. Mr. Chavkin is the Chief Investment Officer in the New York office of J.P. Morgan Partners, LLC (formerly Chase Capital Partners). He participates in the general management of the firm, as well as having specific responsibility for overseeing the International and Industrial Growth activities and certain other investment focus areas for J.P. Morgan Partners, LLC. Prior to joining Chase Capital Partners, he was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

Mathias J. DeVito has served as a Director of Holdings since August 2003. Mr. DeVito was Chairman Emeritus of The Rouse Company until its acquisition by General Growth Property in November 2004. The Rouse Company owned and operated office and industrial buildings and large scale community developments across the United States. Mr. DeVito joined The Rouse Company as Senior Vice President and General Counsel in 1970, in that same year, he became Executive Vice President and Chief Operations Officer. In 1973, he was elected President, and in 1979, he was elected Chief Executive Officer of The Rouse Company. In 1984, he assumed the additional post of Chairman of the Board. In 1995, Mr. DeVito retired as the Chief Executive Officer, and in 1997, he stepped down as the Chairman of the Board of The Rouse Company. Prior to joining the Rouse Company, Mr. DeVito was the Assistant Attorney General of Maryland from 1963 through 1964 and a partner in the law firm of Piper & Marbury, now known as DLA Piper Rudnick Gray Cary, from 1965 through 1970. Mr. DeVito also serves as a director of Mars Super Markets and Sitel Corporation, and is Chairman of the Advisory Boards of certain investment funds affiliated with Desai Capital Management. He is also a member of the Board of Trustees of the Maryland Institute, College of Art.

Eric Haskell has served as a Director of Holdings since November 2003. In 2004, Mr. Haskell retired as Executive Vice President and Chief Financial Officer of Systems & Computer Technology Corporation (SCT) where he served since 1989. SCT, now a wholly owned subsidiary of Sungard Data Systems, is a global provider of technology solutions for colleges and universities. Prior to joining SCT in 1989 as Vice President and Chief Financial Officer, he was Chief Financial Officer for Williams Holdings, Inc., which he joined in 1986 and Transamerica Delaval which he joined in 1976. Mr. Haskell previously was a manager with Ernst & Ernst, now known as Ernst & Young. He also serves as a director of Metropolitan Health Networks, Inc., eMoneyadvisor and the Philadelphia Ronald McDonald House.

David N. Watson has served as a Director of Holdings since January 2004. Mr. Watson has been Executive Vice President of Operations for Comcast Cable, a cable and broadband communications provider, since 2004 and was Executive Vice President of Sales, Marketing and Customer Service for Comcast Cable from 1998 through 2004. Prior to joining Comcast Cable in 1998, he served as President of Comcast Cellular Communications, Inc., which he joined as Senior Vice President of Sales and Marketing in 1991. Previously, Mr. Watson headed Sales and Marketing efforts at Bell Atlantic Mobile and Metrophone. He also as serves on the Board of Directors of InDemand, the Cable Telecommunications Association for Marketing (CTAM) and on the Education Committee of the Police Athletic League of Philadelphia.

Arnold Sheiffer has served as a Director of Holdings since May 2004. Mr. Sheiffer was the Chairman of Petry Media Corporation from 2001 through 2004. Prior to joining Petry Media Corporation, Mr. Sheiffer served as a Managing Director of Sandler Capital Management in 2000, Chairman and Chief Executive Officer of SmartRoute Systems, Inc. from 1999 through 2000 and Chief Financial Officer and Chief Operating Officer of Katz Media from 1990 through 1994. He also serves as a director of GoldenTree Asset Management, James Cable and Interep National Radio Sales.

Audit Committee

The current members of Holdings’ Audit Committee are Mr. Anderson, as chairman, Mr. DeVito, Mr. Haskell, Mr. Sheiffer and Mr. Watson. Holdings’ Audit Committee also serves as the Audit Committee for SunCom. Holdings’ Board of Directors has determined that Eric Haskell qualifies as an audit committee financial expert, as defined by SEC rules.

Compensation Committee

The current members of Holdings’ Compensation Committee are Mr. Chavkin, as chairman, Mr. Desai, Mr. DeVito, Mr. Sheiffer and Mr. Watson.

Nominating / Corporate Governance Committee

The current members of Holdings’ Nominating / Corporate Governance Committee are Mr. Desai, as chairman, Mr. Chavkin, Mr. Anderson and Mr. Haskell.

Compensation of Directors

Non-employee members of the Holdings Board of Directors receive compensation of $15,000 per year, plus $2,500 for each meeting they attend in person or telephonically if scheduled as a conference call or $1,000 for each scheduled in-person meeting they participate in via conference call. Non-employee directors also receive compensation of $10,000 per year for each Committee on which they serve, plus $1,750 for each Committee meeting they attend in person or telephonically, and the Chairman of each Committee receives an additional $5,000 annual retainer. All directors are reimbursed for expenses for every Board and Committee meeting attended.

In 2004, each non-employee director received a grant of 45,000 shares of restricted stock under Holdings’ Directors’ Stock and Incentive Plan. These shares vest ratably over three years beginning in August 2005. Also in 2004, Mr. DeVito received an additional 2,000 restricted shares under the plan, and this grant fully vested in August 2004.

Executive Compensation

The executive officers of SunCom are the executive officers of Holdings. The following table sets forth the cash and non-cash compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2002, 2003 and 2004.

Summary Compensation Table

	Principal Position	Year	Annual Compensation			Restricted Stock Awards(1)	All Other Compensation(2)
Name			Salary	Bonus(3)	Other
Michael E. Kalogris	Chairman of the Board of Directors and Chief Executive Officer	2004 2003 2002	$453,200 448,288 412,000	$316,107 906,400 309,000	— — —	$871,325 680,225 —	$6,572 2,870 2,467

David D. Clark	Executive Vice President, Chief Financial Officer and Secretary	2004 2003 2002	$258,500 257,868 235,000	$180,304 517,000 176,250	— — —	$506,858 276,575 —	$6,572 5,298 5,590

William A. Robinson	Executive Vice President of Operations	2004 2003 2002	$210,463 183,260 174,969	$221,904 137,520 88,400	— — —	$1,072,400 123,095 420,000	$6,572 5,242 5,590

Daniel E. Hopkins	Senior Vice President and Treasurer	2004 2003 2002	$188,822 181,968 174,969	$172,973 228,572 132,600	— — —	$114,900 123,089 420,000	$6,572 5,242 5,590

Laura Shaw-Porter	Senior Vice President of Human Resources	2004 2003 2002	$176,552 152,495 139,440	$127,940 105,067 70,538	— — —	$287,239 89,324 161,675	$5,389 4,628 2,721

(1)

The executive officers named in the table held the following restricted shares of Holdings Class A common stock as of December 31, 2004, with the market value, based on the December 31, 2004 closing price of $3.42 per share, indicated: (a) Mr. Kalogris held 682,500 restricted shares, which had an aggregate value of $2,334,150, (b) Mr. Clark held 277,500 restricted shares, which had an aggregate value of $949,050,

(c) Mr. Robinson held 370,002 restricted shares, which had an aggregate value of $1,265,407, (d) Mr. Hopkins held 120,000 restricted shares, which had an aggregate value of $410,400, and (e) Ms. Shaw-Porter held 120,000 restricted shares, which had an aggregate value of $410,400. All such shares of Class A common stock vest over a four or five-year period commencing on the date of grant, unless specifically noted below. The value of the Class A common stock, at the date of grant, ranged between $2.42 and $4.22 for all grants made in 2004, ranged between $2.86 and $5.38 per share for all grants made in 2003, was $8.40 per share for all grants made in 2002, was $39.39 per share for all grants made in 2001, ranged between $38.00 and $46.44 per share in 2000 and ranged between $3.91 and $14.40 per share for all grants made in 1999.

The foregoing reflects the shares that remain subject to forfeiture at December 31, 2004. See “Principal Stockholders”.

In 2001, Mr. Kalogris received an award of 650,000 shares and Mr. Clark received an award of 150,460 shares which vest as follows: 15% vest per year for two years beginning May 1, 2002 and 35% vest per year for two years beginning May 1, 2004. In 2003, Mr. Kalogris received an award of 227,500 shares and Mr. Clark received an award of 92,500 shares which vest 100% as of May 1, 2006. In 2003, Mr. Hopkins received an award of 41,167 shares and Mr. Robinson received an award of 41,169 shares which vest as follows: 20.6% for the year ending May 1, 2005, 30.8% for the year ending May 1, 2006 and 48.6% for the year ending May 1, 2007. In 2003, Ms. Shaw-Porter received an award of 31,232 shares which vests 28.6% for the year ending May 1, 2005 and 35.7% for the years ending May 1, 2006 and May 1, 2007. In 2004, Mr. Kalogris received an award of 227,500 shares, which vest 100% as of May 1, 2007. In 2004, Mr. Clark received an award of 132,339 shares, which vest 30.1% as of May 1, 2005 and 69.9% for the year ending May 1, 2007. In 2004, Mr. Robinson received an award of 280,000 shares, which vest 22.3% for the years ending May 1, 2004, 2005 and 2006 and 33.1% for the year ending May 1, 2007. In 2004, Mr. Hopkins received an award of 30,000 shares and which vest 100% as of May 1, 2008. In 2004, Ms. Shaw-Porter received an award of 74,997 shares which vest 20.0% for the years ending May 1, 2005, 2006 and 2007 and 40.0% for the year ending May 1, 2008. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(2)	Reflects matching contributions to SunCom’s 401(k) plan made by SunCom on behalf of the named executive officers during 2004 and insurance premiums paid by SunCom during the same period for term life insurance secured for the benefit of the executive officers, as follows: Mr. Kalogris $6,500 and $72, respectively; Mr. Clark $6,500 and $72, respectively; Mr. Robinson $6,500 and $72, respectively; Mr. Hopkins $6,500 and $72, respectively; and Ms. Shaw-Porter $5,317 and $72, respectively.

(3)	Mr. Robinson and Mr. Hopkins were each paid a bonus of $84,480 in 2004 in accordance with their Executive Retention Bonus Agreements and Ms. Shaw-Porter was paid a bonus of $45,461 in accordance with her Executive Retention Bonus Agreement. Mr. Kalogris’ and Mr. Clark’s 2003 bonus includes a signing bonus paid in accordance with their amended employment agreements. Mr. Robinson and Mr. Hopkins were each paid a bonus of $44,700 in 2003 in accordance with their Executive Retention Bonus Agreements and Ms. Shaw-Porter was paid a bonus of $24,300 in accordance with her Executive Retention Bonus Agreement.

Employment Agreements

On February 4, 1998, SunCom entered into an employment agreement for a five-year term with Michael E. Kalogris, Chairman of Holdings’ Board of Directors and SunCom’s sole director. On May 24, 2001, SunCom entered into an employment agreement for a three-year term with David D. Clark, SunCom’s Executive Vice President, Chief Financial Officer and Secretary, effective as of January 1, 2000. On May 6, 2003, each of these employment agreements was amended to extend the terms of Mr. Kalogris’ and Mr. Clark’s employment through February 3, 2006. The amended employment agreements also prohibit Mr. Kalogris and Mr. Clark, except in certain limited situations, from transferring their shares of Holdings Class A common stock during the three-year extension period. Upon executing their revised employment agreements, Mr. Kalogris and Mr. Clark received a bonus in the amount of $453,200 and $258,500, respectively. These bonus amounts are refundable in the event Mr. Kalogris’ or Mr. Clark’s employment with SunCom is terminated for cause or in the event of a resignation other than for good reason. Each of these employment agreements, however, may be terminated earlier by either the executive officer or SunCom. Each of these executive officers may terminate his employment agreement:

•	at any time at his sole discretion upon 30 days’ prior written notice, in the case of Mr. Kalogris, and 60 days’ prior written notice, in the case of Mr. Clark; and

•	immediately, upon written notice for good reason, which includes:

(a)	if there is a change of control, as defined in the employment agreement;

(b)	in the case of Mr. Clark, if he is demoted or removed from any of his positions or offices other than in accordance with his respective employment agreement, and in the case of Mr. Kalogris, if he is demoted, removed or not re-elected as Chairman of Holdings’ Board of Directors. However, so long as Mr. Kalogris remains a member of Holdings’ Board of Directors and Holdings’ Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Holdings’ Board of Directors;

(c)	there is a material diminishment of the executive officer’s responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

(d)	SunCom fails to pay or provide benefits to the executive officer when due and does not cure that failure within 10 days of receiving written notice of that failure;

(e)	SunCom relocates its principal offices more than 30 miles from its current headquarters without the consent of the executive officer;

(f)	SunCom purports to terminate the executive officer for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

(g)	with respect to Mr. Clark, if Mr. Kalogris’ employment with SunCom terminates during the term of Mr. Clark’s employment.

SunCom may terminate each employment agreement:

•	at any time, upon written notice, without cause at SunCom’s sole discretion;

•	for cause, as defined in the employment agreements; or

•	upon the death or disability of the executive officer.

If Mr. Kalogris’ employment is terminated on or after the initial term of the employment agreement or due to SunCom’s failure to renew the agreement, SunCom will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris’ employment agreement provides for an initial annual base salary of $453,200, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on SunCom’s performance. In the event of any change of control, regardless of whether Mr. Kalogris terminates his employment agreement, all of his previously unvested shares will vest immediately.

If Mr. Clark’s employment with SunCom terminates, he will be entitled to receive the following:

•	unpaid salary earned for services rendered to SunCom on or prior to the date of Mr. Clark’s termination of employment;

•	the vested portion of any stock award;

•	a prorated bonus, provided Mr. Clark’s employment is terminated for good reason, by SunCom without cause, or due to death or disability;

•	a severance award equal to Mr. Clark’s base salary at the time of termination and payable over a 12-month period, provided that Mr. Clark’s employment is terminated for good reason, by SunCom without cause, or due to disability; and

•	a portion of any unvested shares of Holdings restricted stock issued to Mr. Clark, determined in accordance with the terms of the employment agreement.

Mr. Clark’s employment agreement provides for an initial annual base salary of $258,500, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on SunCom’s performance.

On March 7, 2005, SunCom entered into an employment agreement with William A. Robinson, SunCom’s Executive Vice President of Operations. The employment agreement initially extends through February 3, 2006 and extends automatically for successive one-year terms, unless either party elects to terminate the agreement. Mr. Robinson may terminate his employment agreement:

•	at any time at his sole discretion upon 60 days’ prior written notice; and

•	immediately, upon written notice for good reason, which includes:

(a)	if there is a change of control, as defined in the employment agreement;

(b)	if he is demoted or removed from any of his positions or offices other than in accordance with his respective employment agreement;

(c)	there is a material diminishment of the executive officer’s responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

(d)	SunCom fails to pay or provide benefits to the executive officer when due and does not cure that failure within 10 days of receiving written notice of that failure;

(e)	SunCom relocates its principal offices more than 30 miles from its current headquarters without the consent of the executive officer;

(f)	SunCom purports to terminate the executive officer for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

(g)	if Mr. Kalogris’ employment with SunCom terminates during the term of Mr. Robinson’s employment.

SunCom may terminate the employment agreement:

•	at any time, upon written notice, without cause at SunCom’s sole discretion;

•	for cause, as defined in the employment agreement; or

•	upon the death or disability of the executive officer.

If Mr. Robinson’s employment with SunCom terminates, he will be entitled to receive the following:

•	unpaid salary earned for services rendered to SunCom on or prior to the date of Mr. Robinson’s termination of employment;

•	the vested portion of any stock award;

•	a prorated bonus, provided Mr. Robinson’s employment is terminated for good reason, by SunCom without cause, or due to death or disability;

•	a severance award equal to Mr. Robinson’s base salary at the time of termination and payable over a 12-month period, provided that Mr. Robinson’s employment is terminated for good reason, by SunCom without cause, or due to disability; and

•	a portion of any unvested shares of Holdings restricted stock issued to Mr. Robinson, determined in accordance with the terms of the employment agreement.

Mr. Robinson’s employment agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on SunCom’s performance.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SunCom pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SunCom is a party to the following agreements with its management, its directors and its principal stockholders.

Certain Relationships and Related Transactions

Arnold L. Chavkin is an Executive Vice President of the entity that manages J.P. Morgan Partners (23A SBIC Manager), L.P., Sixty Wall Street SBIC Fund, L.P. and J.P. Morgan SBIC LLC, and each of these entities is an affiliate of J.P. Morgan Chase & Co. Affiliates of J.P. Morgan Chase & Co. have performed various financial advisory, investment banking and commercial banking services from time to time for SunCom and its affiliates and may continue to do so in the future.

Rohit M. Desai is Chairman of the Board and President of Desai Capital Management, and Mathias J. DeVito serves as the Chairman of the Advisory Boards of Private Equity Limited Partnerships managed by Desai Capital Management. Mr. DeVito receives compensation from these partnerships for his service on their Advisory Boards. The Advisory Boards assist Desai Capital Management by reviewing portfolio investments and valuations and by providing general strategic guidance to the limited partnerships that hold Holdings stock. Mr. DeVito is one of four members of the Advisory Boards of these limited partnerships.

In the fourth quarter of 2004, SunCom paid a one-time, $189.0 million cash dividend on its common stock to the sole stockholder, SunCom Investment Company. SunCom does not anticipate paying any cash dividends on its common stock in the foreseeable future, and any dividends paid must comply with the covenants contained in the indentures governing the notes as well as those contained in SunCom’s secured term loan agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 10, 2005, the number of shares of Holdings’ Class A common stock beneficially owned by (i) each current director of Holdings, (ii) each Holdings director nominee, (iii) each current executive officer, (iv) all current directors and executive officers as a group and (iv) each of Holdings stockholders who, based on Holdings’ records, was known to Holdings to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of Holdings’ 61,924,737 shares of Class A common stock outstanding as of March 10, 2005.

Name and Address of Beneficial Owner(1)	Number of Voting Shares Beneficially Owned		Percentage of Voting Shares Beneficially Owned
Michael E. Kalogris	3,231,839	(6)	5.2%
David D. Clark	697,981	(7)	1.1
William A. Robinson	433,248	(8)	*
Daniel E. Hopkins	235,053	(9)	*
Laura Shaw-Porter	155,926	(10)	*
Charles Kallenbach	9,375	(11)	*
Emilio Echave	—		*
Raul Burgos	—		*
Scott I. Anderson	85,143	(12)	*
Arnold L. Chavkin(2)	44,250	(13)	*
Rohit M. Desai(3)	83,750	(14)	*
Mathias DeVito	47,000	(15)	*
Eric Haskell	45,000	(16)	*
Arnold Sheiffer	55,000	(17)	*
David N. Watson	45,000	(18)	*
J.P. Morgan Partners (23A SBIC), L.P.(2)	9,038,657		14.6
Desai Capital Management Incorporated(3)	9,177,409	(19)	14.8
Silver Point Capital, L.P.(4)	5,930,500		9.6
K Capital Partners, LLC(5)	3,053,100		4.9
All directors and executive officers as a group (15 persons)	5,168,565		8.3

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address of each person listed in this table is c/o SunCom Wireless Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

(2)	Mr. Chavkin is an Executive Vice President of the managing member of J.P. Morgan Partners (23A SBIC), L.P. and the Chief Investment Officer in the New York office of J.P. Morgan Partners, LLC. Mr. Chavkin disclaims beneficial ownership of any shares held by J.P. Morgan Partners (23A SBIC), L.P., except to the extent of his pecuniary interest therein. The address of J.P. Morgan Partners (23A SBIC), L.P. is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020. In addition to the shares of Class A common stock listed in the table, J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. hold 7,549,104 shares and 376,995 shares, respectively, of Class B non-voting common stock, which constitutes all of the outstanding shares of Class B non-voting common stock. The Class B non-voting common stock is convertible on a one-for-one basis into shares of Class A common stock, provided that J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. can only convert their shares at a time when they are not an affiliate of Holdings or upon sale to a person that is not an affiliate of Holdings. If J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. converted all of their shares of Class B non-voting common stock into Class A common stock, such shares would represent 11.3% of the outstanding shares of Class A common stock. J.P. Morgan Partners (23A SBIC) L.P., J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P. are subsidiaries of J.P. Morgan Chase & Co.

(3)	Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated. Mr. Desai disclaims beneficial ownership of any shares held by such entity. The address of Desai Capital Management Incorporated is 410 Park Avenue, New York, New York 10022.

(4)	The information contained in the table and these footnotes with respect to Silver Point Capital, L.P. is based solely on a filing on Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005 reporting beneficial ownership as of December 31, 2004. The business address of the reporting party is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

(5)	The information contained in the table and these footnotes with respect to K Capital Partners, LLC is based solely on a filing on Schedule 13G reporting beneficial ownership filed with the Securities and Exchange Commission on February 14, 2005. The business address of the reporting entity is 75 Park Plaza, Boston, Massachusetts 02116.

(6)	Includes 63,177 shares of Class A common held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee. Of the remaining 3,168,662 shares of Class A common stock reported in the table, 682,500 shares are subject to forfeiture in accordance with Mr. Kalogris’ employment arrangement.

(7)	Of the 697,981 shares of Class A common stock reported in the table, 277,500 shares are subject to forfeiture according to the terms of Mr. Clark’s employment arrangement.

(8)	Of the 433,248 shares of Class A common stock reported in the table, 370,002 shares are subject to forfeiture according to the terms of Mr. Robinson’s employment arrangement.

(9)	Of the 235,053 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Hopkins.

(10)	Of the 155,926 shares of Class A common stock reported in the table, 120,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Ms. Shaw-Porter.

(11)	Of the 9,375 shares of Class A common stock held by Mr. Kallenbach and reported in the table, 9,375 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Kallenbach.

(12)	Of the 85,143 shares of Class A common stock reported in the table, 59,000 shares are subject to forfeiture according to the terms of award agreements between Holdings and Mr. Anderson.

(13)	Of the 44,250 shares of Class A common stock reported in the table, 44,250 shares are subject to forfeiture according to the terms of award agreements between Holdings and Mr. Chavkin.

(14)	Of the 83,750 shares of Class A common stock reported in the table, 44,250 shares are subject to forfeiture according to the terms of award agreements between Holdings and Mr. Desai.

(15)	Of the 47,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement dated between Holdings and Mr. DeVito.

(16)	Of the 45,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement between Holdings and Mr. Haskell.

(17)	Of the 55,000 shares of Class A common stock reported in the table, 45,000 shares are subject to forfeiture according to the terms of an award agreement between Holdings and Mr. Sheiffer.

(18)	Of the 45,000 shares of Class A common stock reported in the table, 30,000 shares are subject to forfeiture according to the terms of an award agreement between Holdings and Mr. Watson.

(19)	Consists of 4,936,832 shares of Class A common stock held by Private Equity Investors III, L.P. and 4,240,577 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management Incorporated. The address for Private Equity Investors III, L.P. and Equity-Linked Investors-II is c/o Desai Capital Management Incorporated, 410 Park Avenue, New York, New York 10022.

DESCRIPTION OF THE 9 3/8% NOTES

In this section, SunCom, we, us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 9 3/8% notes were issued under an indenture, dated as of January 19, 2001, among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 9 3/8% notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture, which we have previously filed with the SEC. In addition, some of the defined terms used in the indenture are defined in this prospectus under the subheading “—Certain Definitions.”

The 9 3/8% notes are general unsecured obligations of SunCom. We may issue additional amounts of 9 3/8% notes in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 9 3/8% notes as a single series for all purposes under the indenture. The 9 3/8% notes are senior subordinated obligations, subordinated in right of payment to all of SunCom’s senior debt.

Principal, Maturity and Interest

The 9 3/8% notes will mature on February 1, 2011. Cash interest is payable semi-annually on February 1 and August 1 of each year to the holder in whose name a 9 3/8% note is registered at the close of business on the preceding January 15 or July 15, as the case may be. Cash interest on the 9 3/8% notes accrues from the most recent date to which interest has been paid or, if no interest has been paid. We compute cash interest on the 9 3/8% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 9 3/8% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 9 3/8% notes are subject to redemption, at our option, in whole or in part, at any time prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 9 3/8% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the 9 3/8% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year	Redemption Price
2006	104.688%
2007	103.125%
2008	101.563%
2009 and thereafter	100.000%

The trustee may select the 9 3/8% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 9 3/8% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 9 3/8% notes to be redeemed prior to the redemption date. On and after the redemption date, the 9 3/8% notes or portions of 9 3/8% notes called for redemption will cease to accrue interest.

The 9 3/8% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest, as described under the subheading “—Certain Covenants,” on, and all other obligations in respect of each and all of the 9 3/8% notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt, including the 8 1/2% notes and secured debt, such as borrowings, if any, under our senior secured term loan and capital lease obligations. At December 31, 2004, we had outstanding $725.0 million aggregate principal amount of senior indebtedness and approximately $251.3 million of secured indebtedness, which related to our capital lease obligations and outstanding senior secured term loan.

All amounts of our senior debt due or to become due, including any interest accruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

•	any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

•	any total or partial dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment of the principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the 9 3/8% notes. Before any payment or distribution of any of our assets or securities of any kind or character, to which the noteholders or the trustee, on their behalf, would be entitled but for the subordination provisions of the indenture, we must make payment directly and proportionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, after giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt unless the default has been cured or waived, or the designated senior debt holders have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our designated senior debt at all times, including:

•	at maturity of any or all of our designated senior debt;

•	on account of mandatory redemption or prepayment of any or all of our designated senior debt;

•	on account of acceleration of any or all of our designated senior debt; or

•	otherwise

Thus, under these circumstances, we will not make note payments of principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of the 9 3/8% notes, other than payments to noteholders from funds held in trust for their benefit, whether according to the terms of the 9 3/8% notes, or upon acceleration, by way of:

•	repurchase,

•	redemption,

•	defeasance, or otherwise.

Holders of designated senior debt may give the trustee notice of any default or event of default as a result of which the designated senior debt may be accelerated. Once the trustee has received this payment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments other than payments to noteholders from funds held in trust for their benefit for 179 days after the trustee received the payment blockage notice. However:

•	in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

•	there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the 9 3/8% notes during any period of 360 consecutive days. No default or event of default that existed or was continuing with respect to the designated senior debt on the date a payment blockage period commenced may trigger any other payment blockage period, whether or not within 360 consecutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the 9 3/8% notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) of “—Events of Default.”

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the 9 3/8% notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors of the 9 3/8% notes will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 9 3/8% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 9 3/8% notes, any subsidiary of ours that guarantees our debt under the senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 9 3/8% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries other than Triton PCS Property Company L.L.C and Triton PCS License Company L.L.C. are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $793.0 million as of December 31, 2004. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obligor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor of our obligations under the 9 3/8% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 9 3/8% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor’s obligations under its guarantee are subordinated in right of payment to the prior payment in full of the guarantor’s senior debt on the same basis as our obligations on the 9 3/8% notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated indebtedness of the guarantor and senior in right of payment to any future subordinated indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)	indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment:

(a)	the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than:

•	7.0 to 1.0, if we incur the indebtedness prior to July 1, 2004, or

•	6.0 to 1.0, if we incur the indebtedness on or after July 1, 2004; or

(b)	total consolidated indebtedness is equal to or less than 75% of total invested capital, but only regarding indebtedness we incur prior to July 1, 2004;

(2)	indebtedness that we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $750.0 million in the aggregate for all such senior credit facilities, including amounts outstanding under senior credit facilities on January 19, 2001;

(3)	indebtedness that we and our restricted subsidiaries have outstanding from time to time according to the terms of any vendor credit arrangement;

(4)	indebtedness we owe to any restricted subsidiary or indebtedness a restricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or another restricted subsidiary; or

(b)	the issuance of shares other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary’s capital stock, or other ownership interests, including by consolidation or merger, to a person other than us or a restricted subsidiary, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 9 3/8% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under the 9 3/8% notes, the 11% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced,

plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms, or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase,

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any refinancing of indebtedness that is ranked ratably with the 9 3/8% notes must be made equal with or subordinate to the 9 3/8% notes in right of payment and any refinancing of indebtedness that is subordinate to the 9 3/8% notes in right of payment must be made subordinate to the 9 3/8% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the 9 3/8% notes and the guarantors’ indebtedness under the guarantee of the 9 3/8% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

(9)	our or any restricted subsidiary’s indebtedness consisting of a guarantee of indebtedness permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of the reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Layered Debt

The indenture provides that we will not:

(1)	directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to the 9 3/8% notes and subordinate to any other of our indebtedness in right of payment; and

(2)	cause or permit any guarantor of the 9 3/8% notes to, and no guarantor of the 9 3/8% notes will, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to its guarantee of the 9 3/8% notes and rank subordinate to any other of the guarantor’s indebtedness in right of payment. However, no indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem, or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness;

if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above; and

(C)	immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 9 3/8% notes on or prior to February 1, 2004;

plus

(c)	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment, in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary made by us and/or any of our restricted subsidiaries in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and on or prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend is declared, if payment of the dividend at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes on or prior to February 1, 2004;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes, on or prior to February 1, 2004, or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 9 3/8% notes on or prior to February 1, 2004; or

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management or to us or to any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement. However:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of January 19, 2001 under this clause (v) shall be equal to $2.0 million plus the amount available to us as of January 19, 2001 for such payments pursuant to the comparable clause of the indenture governing the terms of our 11% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii) and (iv) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on the January 19, 2001 as that agreement was in effect on January 19, 2001;

(b)	any senior credit facilities;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of a restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or its property and assets;

(e)	any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	The board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	Our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets, or those of the restricted subsidiary, owned on January 19, 2001 or thereafter created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 9 3/8% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on January 19, 2001 securing indebtedness existing on January 19, 2001;

(2)	liens securing senior debt, including liens securing indebtedness under any senior credit facilities and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of indebtedness thus secured;

(3)	liens securing only the 9 3/8% notes and the guarantees of the 9 3/8% notes, if any;

(4)	liens in favor of us or any guarantor of the 9 3/8% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)	liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of:

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing; and

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings, in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness other than non-recourse indebtedness or any subordinated indebtedness of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the 9 3/8% notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business,

(b)	to make a capital expenditure, or

(c)	to acquire other long-term assets that are used or useful in a permitted business,

are applied, on or prior to the 365th day after the asset disposition, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in respect thereof or to the making of an offer to purchase our outstanding 11% notes in accordance with the terms of the indenture governing the terms of such notes. Any net available proceeds, from any asset disposition subject to the immediately preceding sentence, that are not applied as provided in the immediately preceding sentence, shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 9 3/8% notes, and other notes of ours that rank pari passu with the 9 3/8% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 9 3/8% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 9 3/8% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments;”

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on January 19, 2001 as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable, or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings, on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 9 3/8% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 9 3/8% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 9 3/8% note tendered must be in an integral multiple of $1,000 principal amount.

In the event that we make an offer to purchase the 9 3/8% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 9 3/8% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 9 3/8% notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to an amended and restated credit agreement, dated September 14, 2000, which contains covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 9 3/8% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 9 3/8% notes. In that event, our failure to purchase tendered 9 3/8% notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders, because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 9 3/8% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 9 3/8% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company, L.L.C. and Triton PCS Equipment Company, L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the fifth paragraph of the covenant “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under the first clause of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount. The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)

be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to consolidate with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 9 3/8% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under the clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction, as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 9 3/8% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 9 3/8% notes in accordance with the terms of the guarantee of the 9 3/8% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on any 9 3/8% note when due, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(2)	we fail to pay any interest on any 9 3/8% note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(3)	we default in the payment of the principal of and interest on 9 3/8% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 9 3/8% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 9 3/8% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 9 3/8% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 9 3/8% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 9 3/8% notes may accelerate the maturity of all the 9 3/8% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 9 3/8% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 9 3/8% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 9 3/8% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 9 3/8% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 9 3/8% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 9 3/8% note on or after the respective due dates set forth in the 9 3/8% notes.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

Subject to the subordination provisions of the 9 3/8% notes, we may terminate our substantive obligations and the substantive obligations of the guarantors of the 9 3/8% notes in respect of the 9 3/8% notes and the guarantees of the 9 3/8% notes by delivering all outstanding 9 3/8% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 9 3/8% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default under any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 9 3/8% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 9 3/8% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 9 3/8% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 9 3/8% notes and the guarantees of the 9 3/8% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 9 3/8% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 9 3/8% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations or an opinion of counsel based upon such a ruling addressed to the trustee or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the subordination provisions of the indenture or covenants in the instruments governing senior debt and we have delivered to the trustee and any paying agent an officers’ certificate to that effect.

Governing Law

The indenture, the 9 3/8% notes and the guarantees of the 9 3/8% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 9 3/8% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes. However, no such amendment or supplement may, without the consent of the holder of each 9 3/8% note affected by the change:

(1)	change the stated maturity of the principal of any 9 3/8% note;

(2)	alter the optional redemption or repurchase provisions of any 9 3/8% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 9 3/8% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 9 3/8% note;

(5)	change the place or currency of payment of principal of or interest on any 9 3/8% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 9 3/8% note or the guarantees of the 9 3/8% notes, or the modification and amendment of the indenture and the 9 3/8% notes, other than to add sections of the indenture or the 9 3/8% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 9 3/8% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 9 3/8% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 9 3/8% note, except a rescission of acceleration of the 9 3/8% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 9 3/8% notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding 9 3/8% notes, on behalf of all noteholders, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 9 3/8% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding 9 3/8% note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 9 3/8% notes and the trustee may amend or supplement the indenture or the 9 3/8% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 9 3/8% notes in addition to or in place of certificated 9 3/8% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger, or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 9 3/8% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 9 3/8% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 9 3/8% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 9 3/8% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 9 3/8% notes, or of any other obligor upon the 9 3/8% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that are not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on January 19, 2001, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow of any entity means, for any period, that entity’s consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	the entity’s consolidated interest expense for the period, plus

(b)	the entity’s consolidated income tax expense for the period, plus

(c)	the consolidated depreciation and amortization expense of the entity and its restricted subsidiaries for the period, plus

(d)	any other non-cash charges of the entity and its restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense of any entity means, for any period, the consolidated provision for the income taxes of that entity and its restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense for any entity means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of that entity and its restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness; plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by the entity and its restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income of any entity means, for any period the consolidated net income, or loss, of the entity and its restricted subsidiaries for the period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by the entity or its restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any of the other entity’s restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to that entity to the extent of those restrictions, regardless of any waiver;

(3)	the net income of any other entity, other than a restricted subsidiary of the first entity, except to the extent of the amount of dividends or other distributions representing the first entity’s proportionate share of the second entity’s net income, for the period actually paid in cash to the first entity by the second entity during the period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by the entity or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to the referent entity by consolidation or merger or as a transferee of the referent entity’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Credit Agreement means the credit facility dated February 3, 1998, among us, certain of our domestic subsidiaries, the agent and certain banks referred to therein, as such agreement is amended and restated through January 19, 2001 and from time to time thereafter.

Designated Senior Debt means:

(i)	so long as any indebtedness under one or more senior credit facilities is outstanding or any lender has any commitment to extend credit to us thereunder, the senior debt incurred under any such senior credit facility and

(ii)	so long as outstanding, any other senior debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as designated senior debt by our board at the time of initial issuance in a resolution delivered to the trustee.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 9 3/8% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation, including through the issuance or sale of qualified stock to one or more strategic equity investors; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 9 3/8% notes prior to February 1, 2004, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any of our restricted subsidiaries, and any preferred stock of a subsidiary of ours.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries, all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998 which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or the restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his or her address appearing in the register for the 9 3/8% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 9 3/8% notes, at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 9 3/8% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 9 3/8% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 9 3/8% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 9 3/8% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 9 3/8% notes registered in his or her name and that any portion of a 9 3/8% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 9 3/8% notes for tender;

•	that interest on any 9 3/8% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 9 3/8% note being accepted for payment, and that interest shall cease to accrue on the purchased 9 3/8% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 9 3/8% note will be required to surrender the 9 3/8% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 9 3/8% note, or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 9 3/8% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 9 3/8% notes tendered, the certificate number of the 9 3/8% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 9 3/8% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn; and

(b)	if 9 3/8% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 9 3/8% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 9 3/8% notes in denominations of $1,000 or integral multiples of $1,000; and

•

that in the case of any note holder whose 9 3/8% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a new note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 9 3/8% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on January 19, 2001, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on January 19, 2001.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”;

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $7.5 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means upon the initial issuance of the 9 3/8% notes, the credit agreement and, at any time thereafter, may include the credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Debt means, with respect to any entity at any date,

(i)	in the case of us or the guarantors of the 9 3/8% notes, all indebtedness and other payment obligations under one or more senior credit facilities, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments,

(ii)	all other indebtedness of such entity for borrowed money or under vendor credit arrangements, including principal, premium, if any and interest on such indebtedness, unless the instrument under which such indebtedness for borrowed money is created, incurred, assumed or guaranteed expressly provides that such indebtedness for borrowed money is not senior or superior in right of payment to the 9 3/8% notes or the guarantees of the 9 3/8% notes, as the case may be, and all refinancing or modifications or amendments thereof, and

(iii)	all interest on any indebtedness referred to in clauses (i) and (ii) above accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed under the indebtedness.

Notwithstanding the foregoing, senior debt shall not include:

(a)	indebtedness that is, pursuant to its terms or any agreement relating to it or by operation of law, subordinated or junior in right of payment or otherwise to any other indebtedness of such entity, provided that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of an entity solely by reason of the other indebtedness being secured and such indebtedness not being secured,

(b)	the 9 3/8% notes,

(c)	any indebtedness of such entity to any of its subsidiaries,

(d)	indebtedness incurred in violation of the provisions of the indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,”

(e)	the existing 11% notes and the related guarantees, and

(f)	any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to us.

Strategic Equity Investor means each of CB Capital Investors, J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II and Toronto Dominion Capital (USA), Inc., any of their affiliates or any other entity engaged in a permitted business whose total equity market capitalization exceeds $500.0 million.

Subordinated Indebtedness means any indebtedness of ours or of any guarantor of the 9 3/8% notes, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the 9 3/8% notes or the guarantee of the 9 3/8% notes of such guarantor, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of January 19, 2001, as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of January 19, 2001;

plus

•	the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to January 19, 2001, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after January 19, 2001 and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment, in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after January 19, 2001, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries”;

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clause (iii) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after January 19, 2001.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after January 19, 2001 as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility, entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

DESCRIPTION OF THE 8 3/4% NOTES

In this section, SunCom, we, us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 8 3/4% notes were issued under an indenture dated as of November 14, 2001, among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 8 3/4% notes. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture, which we have previously filed with the SEC. In addition, some of the defined terms used in the indenture are defined in this prospectus under the subheading “—Certain Definitions.”

The 8 3/4% notes are general unsecured obligations of SunCom. We may issue additional amounts of 8 3/4% notes in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 8 3/4% notes as a single series for all purposes under the indenture. The 8 3/4% notes are senior subordinated obligations, subordinated in right of payment to all of SunCom’s senior debt.

Principal, Maturity and Interest

The 8 3/4% notes will mature on November 15, 2011. Cash interest is payable semi-annually on May 15 and November 15 of each year to the holder in whose name a 8 3/4% note is registered at the close of business on the preceding May 1 or November 1, as the case may be. Cash interest on the 8 3/4% notes accrues from the most recent date to which interest has been paid. We compute cash interest on the 8 3/4% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 8 3/4% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 8 3/4% notes will be subject to redemption, at our option, in whole or in part, at any time on or after November 15, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 8 3/4% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the 8 3/4% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on November 15 of the years indicated:

Year	Redemption Price
2006	104.375%
2007	102.917%
2008	101.458%
2009 and thereafter	100.000%

The trustee may select the 8 3/4% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 8 3/4% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 8 3/4% notes to be redeemed prior to the redemption date. On and after the redemption date, the 8 3/4% notes or portions of 8 3/4% notes called for redemption will cease to accrue interest.

The 8 3/4% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest, as described under the subheading “—Certain Covenants,” on, and all other obligations in respect of each and all of the 8 3/4% notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt, including the 8 1/2% notes and secured debt, such as borrowings, if any, under our senior secured term loan and capital lease obligations. At December 31, 2004, we had outstanding $725.0 million aggregate principal amount of senior indebtedness and approximately $251.3 million of secured indebtedness, which related to our capital lease obligations and outstanding senior secured term loan.

All amounts of our senior debt due or to become due, including any interest accruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

•	any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

•	any total or partial dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment of the principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the 8 3/4% notes. Before any payment or distribution of any of our assets or securities of any kind or character to which the noteholders or the trustee, on their behalf, would be entitled but for the subordination provisions of the indenture, we must make payment directly and proportionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, after giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt, unless the default has been cured or waived, or the designated senior debt holders have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our designated senior debt at all times, including:

•	at maturity of any or all of our designated senior debt;

•	on account of mandatory redemption or prepayment of any or all of our designated senior debt;

•	on account of acceleration of any or all of our designated senior debt; or

•	otherwise.

Thus, under these circumstances, we will not make note payments of principal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of the 8 3/4% notes, other than payments to noteholders from funds held in trust for their benefit, whether according to the terms of the 8 3/4% notes, or upon acceleration, by way of:

•	repurchase,

•	redemption,

•	defeasance, or otherwise.

Holders of designated senior debt may give the trustee notice of any default or event of default as a result of which the designated senior debt may be accelerated. Once the trustee has received this payment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments, other than payments to noteholders from funds held in trust for their benefit, for 179 days after the trustee received the payment blockage notice. However:

•	in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

•	there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the 8 3/4% notes during any period of 360 consecutive days. No default or event of default that existed or was continuing with respect to the designated senior debt on the date a payment blockage period commenced may trigger any other payment blockage period, whether or not within 360 consecutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the 8 3/4% notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) of “—Events of Default.”

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the 8 3/4% notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors of the 8 3/4% notes will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 8 3/4% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 8 3/4% notes, any subsidiary of ours that guarantees our debt under the senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 8 3/4% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries other than Triton PCS Property Company L.L.C and Triton PCS License Company L.L.C. are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $793.0 million as of December 31, 2004.

Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obligor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor of our obligations under the 8 3/4% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 8 3/4% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor’s obligations under its guarantee are subordinated in right of payment to the prior payment in full of the guarantor’s senior debt on the same basis as our obligations on the 8 3/4% notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated indebtedness of the guarantor and senior in right of payment to any future subordinated indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)	indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment:

(a)	the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than:

•	7.0 to 1.0, if we incur the indebtedness prior to July 1, 2004, or

•	6.0 to 1.0, if we incur the indebtedness on or after July 1, 2004; or

(b)	total consolidated indebtedness is equal to or less than 75% of total invested capital, but only regarding indebtedness we incur prior to July 1, 2004;

(2)	indebtedness that we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $750.0 million in the aggregate for all such senior credit facilities, including amounts outstanding under senior credit facilities on November 14, 2001;

(3)	indebtedness that we and our restricted subsidiaries have outstanding from time to time according to the terms of any vendor credit arrangement;

(4)	indebtedness we owe to any restricted subsidiary or indebtedness a restricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or another restricted subsidiary; or

(b)	the issuance of shares, other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary’s capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a restricted subsidiary, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 8 3/4% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under the 8 3/4% notes, our 11% notes, our 9 3/8% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any refinancing of indebtedness that is ranked ratably with the 8 3/4% notes must be made equal with or subordinate to the 8 3/4% notes in right of payment, and any refinancing of indebtedness that is subordinate to the 8 3/4% notes in right of payment must be made subordinate to the 8 3/4% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the 8 3/4% notes and the guarantors’ indebtedness under the guarantee of the 8 3/4% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

(9)	our or any restricted subsidiary’s indebtedness consisting of a guarantee of indebtedness permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Layered Debt

The indenture provides that we will not:

(1)	directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to the 8 3/4% notes and subordinate to any other of our indebtedness in right of payment; and

(2)	cause or permit any guarantor of the 8 3/4% notes to, and no guarantor of the 8 3/4% notes will, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior to its guarantee of the 8 3/4% notes and rank subordinate to any other of the guarantor’s indebtedness in right of payment.

However, no indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above; and

(C)	immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries,” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 8 3/4% notes on or prior to February 1, 2004;

plus

(c)	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment, in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend is declared, if payment of the dividend at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004, or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 3/4% notes on or prior to February 1, 2004; or

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or to us or to any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement. However:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of November 14, 2001 under this clause (v) shall be equal to $2.0 million plus the amount available to us as of November 14, 2001 for such payments pursuant to the comparable clause of either the indenture governing the terms of our 11% notes or the indenture governing the terms of our 9 3/8% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii) and (iv) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on November 14, 2001 as that agreement was in effect on November 14, 2001;

(b)	any senior credit facilities;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of a restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or its property and assets;

(e)

any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	The board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	Our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets or those of the restricted subsidiary owned on November 14, 2001, or thereafter created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 8 3/4% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on November 14, 2001 securing indebtedness existing on November 14, 2001;

(2)	liens securing senior debt, including liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of indebtedness thus secured;

(3)	liens securing only the 8 3/4% notes and the guarantees of the 8 3/4% notes, if any;

(4)	liens in favor of us or any guarantor of the 8 3/4% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)

liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing; and

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings, in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the 8 3/4% notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business;

(b)	to make a capital expenditure; or

(c)	to acquire other long-term assets that are used or useful in a permitted business;

are applied, on or prior to the 365th day after the asset disposition, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in respect thereof, or to the making of an offer to purchase our outstanding 11% notes or our 9 3/8% notes in accordance with the terms of the indenture governing the terms of such notes. Any net available proceeds from any asset disposition subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 8 3/4% notes, and other notes of ours that rank pari passu with the 8 3/4% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 8 3/4% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 8 3/4% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings’ capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments;”

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on November 14, 2001 as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 8 3/4% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 8 3/4% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 8 3/4% note tendered must be in an integral multiple of $1,000 principal amount.

In the event that we make an offer to purchase the 8 3/4% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 8 3/4% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 8 3/4% notes tendered upon the occurrence of a change of control.

Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to an amended and restated credit agreement, dated September 14, 2000, which contains covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 8 3/4% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 8 3/4% notes. In that event, our failure to purchase tendered 8 3/4% notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 8 3/4% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC, in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 8 3/4% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company, L.L.C. and Triton PCS Equipment Company, L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the fifth paragraph of the covenant “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under the first clause of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to consolidate or merge with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 8 3/4% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under the clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 8 3/4% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 8 3/4% notes in accordance with the terms of the guarantee of the 8 3/4% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on, any 8 3/4% note when due, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(2)	we fail to pay any interest on any 8 3/4% note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(3)	we default in the payment of the principal of and interest on 8 3/4% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable, whether or not prohibited by the provisions of the indenture described under “—Ranking” above;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 8 3/4% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 8 3/4% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 8 3/4% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 8 3/4% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 8 3/4% notes may accelerate the maturity of all the 8 3/4% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 8 3/4% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 8 3/4% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 8 3/4% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 8 3/4% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 8 3/4% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 8 3/4% note on or after the respective due dates set forth in the 8 3/4% note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

Subject to the subordination provisions of the 8 3/4% notes, we may terminate our substantive obligations and the substantive obligations of the guarantors of the 8 3/4% notes in respect of the 8 3/4% notes and the guarantees of the 8 3/4% notes by delivering all outstanding 8 3/4% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 8 3/4% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default under any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 8 3/4% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 8 3/4% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 3/4% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 8 3/4% notes and the guarantees of the 8 3/4% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 8 3/4% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 3/4% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the subordination provisions of the indenture or covenants in the instruments governing senior debt and we have delivered to the trustee and any paying agent an officers’ certificate to that effect.

Governing Law

The indenture, the 8 3/4% notes and the guarantees of the 8 3/4% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 8 3/4% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes. However, no such amendment or supplement may, without the consent of the holder of each 8 3/4% note affected by the change:

(1)	change the stated maturity of the principal of any 8 3/4% note;

(2)	alter the optional redemption or repurchase provisions of any 8 3/4% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 8 3/4% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 8 3/4% note;

(5)	change the place or currency of payment of principal of or interest on any 8 3/4% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 8 3/4% note or the guarantees of the 8 3/4% notes, or the modification and amendment of the indenture and the 8 3/4% notes, other than to add sections of the indenture or the 8 3/4% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 8 3/4% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 8 3/4% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 8 3/4% note, except a rescission of acceleration of the 8 3/4% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 8 3/4% notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding 8 3/4% notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 8 3/4% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding 8 3/4% note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 8 3/4% notes and the trustee may amend or supplement the indenture or the 8 3/4% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 8 3/4% notes in addition to or in place of certificated 8 3/4% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 8 3/4% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 8 3/4% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 8 3/4% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 8 3/4% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 8 3/4% notes, or of any other obligor upon the 8 3/4% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)

any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on November 14, 2001, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	our consolidated interest expense for the period, plus

(b)	our consolidated income tax expense for the period, plus

(c)	our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

(d)	any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, the consolidated provision for income taxes of SunCom and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of SunCom and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness;

plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of SunCom and our restricted subsidiaries for the period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions, regardless of any waiver;

(3)	the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity’s proportionate share of our and our restricted subsidiaries’ net income, for the period actually paid in cash to the entity by us or any of our restricted subsidiaries during the period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by the entity or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to the entity by consolidation or merger or as a transferee of the entity’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Credit Agreement means the amended and restated credit facility dated as of September 14, 2000, among us, certain of our domestic subsidiaries, the agent and certain banks referred to therein, as such agreement is amended and restated through November 14, 2001 and from time to time thereafter.

Designated Senior Debt means:

(i)	so long as any indebtedness under one or more senior credit facilities is outstanding or any lender has any commitment to extend credit to us thereunder, the senior debt incurred under any such senior credit facility and

(ii)	so long as outstanding, any other senior debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as designated senior debt by our board at the time of initial issuance in a resolution delivered to the trustee.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 8 3/4% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation, including through the issuance or sale of qualified stock to one or more strategic equity investors; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 8 3/4% notes prior to February 1, 2004, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any of our restricted subsidiaries, and any preferred stock of a subsidiary of ours.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries, all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or our restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his or her address appearing in the register for the 8 3/4% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 8 3/4% notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 8 3/4% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 8 3/4% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 8 3/4% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 8 3/4% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 8 3/4% notes registered in his or her name and that any portion of a 8 3/4% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 8 3/4% notes for tender;

•	that interest on any 8 3/4% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 8 3/4% note being accepted for payment, and that interest shall cease to accrue on the purchased 8 3/4% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 8 3/4% note will be required to surrender the 8 3/4% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 8 3/4% note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 8 3/4% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 8 3/4% notes tendered, the certificate number of the 8 3/4% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 8 3/4% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

(b)	if 8 3/4% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 8 3/4% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 8 3/4% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 8 3/4% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a new note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 8 3/4% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on November 14, 2001, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on November 14, 2001.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”;

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $7.5 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, upon the initial issuance of the 8 3/4% notes, the credit agreement and, at any time thereafter, may include the credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Debt means, with respect to any entity at any date,

(i)	in the case of us or the guarantors of the 8 3/4% notes, all indebtedness and other payment obligations under one or more senior credit facilities, including principal, premium, if any, and interest on such indebtedness and all other amounts due on or in connection with such indebtedness, including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments,

(ii)	all other indebtedness of such entity for borrowed money or under vendor credit arrangements, including principal, premium, if any and interest on such indebtedness, unless the instrument under which such indebtedness for borrowed money is created, incurred, assumed or guaranteed expressly provides that such indebtedness for borrowed money is not senior or superior in right of payment to the 8 3/4% notes or the guarantees of the 8 3/4% notes, as the case may be, and all refinancing or modifications or amendments thereof, and

(iii)	all interest on any indebtedness referred to in clauses (i) and (ii) above accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed under the indebtedness.

Notwithstanding the foregoing, senior debt shall not include:

(a)	indebtedness that is, pursuant to its terms or any agreement relating to it or by operation of law, subordinated or junior in right of payment or otherwise to any other indebtedness of such entity, provided that no indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other indebtedness of an entity solely by reason of the other indebtedness being secured and such indebtedness not being secured,

(b)	the 8 3/4% notes,

(c)	any indebtedness of such entity to any of its subsidiaries,

(d)	indebtedness incurred in violation of the provisions of the indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,”

(e)	the existing 11% notes and the existing 9 3/8% notes and the respective related guarantees, and

(f)	any indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to us.

Strategic Equity Investor means each of CB Capital Investors, J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-Linked Investors-II and Toronto Dominion Capital (USA), Inc., any of their affiliates or any other entity engaged in a permitted business whose total equity market capitalization exceeds $500.0 million.

Subordinated Indebtedness means any indebtedness of ours or of any guarantor of the 8 3/4% notes, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to the 8 3/4% notes or the guarantee of the 8 3/4% notes of such guarantor, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of November 14, 2001, as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of November 14, 2001;

plus

•	the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to November 14, 2001, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after November 14, 2001 and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment,

in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after November 14, 2001, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries”;

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clause (iii) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after November 14, 2001.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after November 14, 2001 as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility, entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

DESCRIPTION OF THE 8 1/2% NOTES

In this section, SunCom, we, us and our each refers to SunCom Wireless, Inc. and not to any of its subsidiaries. The 8 1/2% notes were issued under an indenture among SunCom, the guarantors and The Bank of New York, as trustee.

The following is a summary of the material terms of the indenture governing the 8 1/2% senior notes due 2013. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. When we refer to particular provisions of the indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture.

In addition, many of the terms used in this section have special meanings ascribed to them under the subheading “—Certain Definitions.”

Principal, Maturity and Interest

The 8 1/2% notes are general unsecured obligations of SunCom. The 8 1/2% notes were issued in an aggregate principal amount of $725.0 million. We may issue additional amounts of 8 1/2% notes under the indenture in one or more series from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” We will treat additional 8 1/2% notes as a single series for all purposes under the indenture.

The 8 1/2% notes will mature on June 1, 2013. Cash interest is payable semi-annually on June 1 and December 1 of each year to the holder in whose name a 8 1/2% note is registered at the close of business on the preceding May 15 or November 15, as the case may be. Cash interest on the 8 1/2% notes accrues from the most recent date to which interest has been paid. We will compute cash interest on the 8 1/2% notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the 8 1/2% notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee’s corporate trust office or by check mailed to a holder’s registered address.

Optional Redemption

The 8 1/2% notes will be subject to redemption, at our option, in whole or in part, at any time on or after June 1, 2008 and prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of 8 1/2% notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the 8 1/2% notes at the following redemption prices, expressed as percentages of principal amount, plus accrued interest, if any, up to but excluding the date fixed for redemption and subject to the right of noteholders on the relevant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on June 1, 2008, of the years indicated:

Year	Redemption Price
2008	104.250%
2009	102.833%
2010	101.417%
2011 and thereafter	100.000%

In addition, prior to June 1, 2006, SunCom may redeem up to 35% of the aggregate principal amount of the 8 1/2% notes issued under the indenture, at a redemption price equal to 108.5% of the principal amount of the 8 1/2% notes being redeemed, plus accrued and unpaid interest, if any, with the net proceeds of one or more equity offerings of qualified stock of SunCom or Holdings. However, at least 65% of the aggregate principal amount of 8 1/2% notes originally issued under the indenture must remain outstanding immediately after giving effect to the redemption. Notice of redemption under this paragraph must be mailed to noteholders not later than 60 days following the completion of the relevant equity offering.

The trustee may select the 8 1/2% notes for any partial redemption in accordance with the rules of any national securities exchange on which the 8 1/2% notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of 8 1/2% notes to be redeemed prior to the redemption date. On and after the redemption date, the 8 1/2% notes or portions of 8 1/2% notes called for redemption will cease to accrue interest.

The 8 1/2% notes do not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and interest, including additional interest on, and all other obligations in respect of each and all of the 8 1/2% notes constitute senior unsecured obligations and rank senior in right of payment to all of our existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of our existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of our senior secured debt, including borrowings, if any, under our senior secured term loan, to the extent of the value of the assets securing such debt.

The notes are also effectively subordinated to all existing and future obligations, including indebtedness, of any unrestricted subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries over the claims of SunCom and the holders of SunCom’s indebtedness, including the 8 1/2% notes.

At December 31, 2004, we had approximately $251.3 million of secured indebtedness outstanding, which related to our capital lease obligations and outstanding senior secured term loan. In addition, borrowings under our revolving credit facility will be secured. Although the indenture contains limitations on the amount of additional secured indebtedness that we and our restricted subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “—Limitation on Liens.”

The Guarantees

The indenture provides that the guarantors of the 8 1/2% notes will, jointly and severally, unconditionally guarantee on a senior basis all of our obligations under the indenture, including our obligation to pay principal, premium, if any, and interest with respect to the 8 1/2% notes. Our senior secured term loan requires all of our domestic subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., to guarantee our obligations under the new agreement. Pursuant to our indenture for the 8 1/2% notes, any subsidiary of ours that guarantees our debt under a senior secured term loan must also guarantee our debt obligations under our indentures. Accordingly, on November 18, 2004 and January 17, 2005, our new subsidiaries created to carry out our transactions with AT&T Wireless and Cingular Wireless (specifically, AWS Network Newco, LLC, SunCom Wireless International LLC, SunCom Wireless Puerto Rico Operating Company LLC, Triton Network Newco, LLC and Affiliate License Co., LLC) executed supplemental indentures with The Bank of New York and became guarantors of the 8 1/2% notes. As of the date of this prospectus, all of our direct and indirect subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (our indirect subsidiaries that hold our real property and leasehold interests and FCC licenses, respectively), are guarantors on a full, unconditional, and joint and several basis. Such non-guarantor subsidiaries have no revenues, no outstanding indebtedness and hold assets with a carrying value of approximately $793.0 million at December 31, 2004. Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor’s guarantee will be limited to the maximum amount which, after the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries that are not guarantors of the 8 1/2% notes to become a direct or indirect obligor under, or in respect of, any indebtedness with certain exceptions without causing each such subsidiary to become a guarantor of our obligations under the 8 1/2% notes. Any subsidiary in that situation shall:

•	execute and deliver a supplemental indenture in a form reasonably satisfactory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the 8 1/2% notes and the indenture on the terms set forth in the indenture; and

•	deliver to the trustee an opinion of counsel that the supplemental indenture has been duly authorized, executed and delivered by the subsidiary and constitutes a valid and legally binding and enforceable obligation of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be released from its guarantee upon delivery of an officers’ certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor’s capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposition except that the aggregate consideration was not in excess of $5.0 million, and:

•	the net available proceeds from the asset disposition are used in accordance with the covenant limiting asset dispositions; or

•	we deliver to the trustee an officers’ certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within specified time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor.

Each guarantor’s obligations under its guarantee of the 8 1/2% notes constitute its senior unsecured obligations and rank senior in right of payment to all such guarantor’s existing and future obligations that are by their terms subordinated in right of payment to the 8 1/2% notes, rank equally in right of payment with all of its existing and future unsecured, unsubordinated debt, and are effectively subordinated in right of payment to all of its senior secured debt, including its guaranty of our obligations under our revolving credit facility, to the extent of the value of the assets securing such debt.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, incur any indebtedness, including acquired indebtedness, except:

(1)

indebtedness incurred by us, if after giving effect to the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay indebtedness, complete an asset acquisition or make any restricted payment, the ratio of total consolidated indebtedness to annualized pro forma consolidated operating cash flow is less than 7.0 to 1.0; provided, however, that such indebtedness proposed to be incurred may not be senior indebtedness unless, after giving effect to the incurrence, receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(2)	indebtedness that we and any guarantor incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $250.0 million, less the amount in excess of $50.0 million incurred and outstanding pursuant to clause (3) below, in the aggregate for all such senior credit facilities; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(3)	indebtedness that we and any guarantor have outstanding from time to time according to the terms of any vendor credit arrangement in a principal amount at any one time outstanding not to exceed $50.0 million, plus an amount equal to the unused and available amount under clause (2) above; provided, however, that, after giving effect to such incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of total consolidated senior indebtedness to annualized pro forma consolidated operating cash flow is less than 5.0 to 1.0;

(4)	indebtedness we owe to any guarantor or indebtedness a guarantor owes to us or to any guarantor. However, upon either:

(a)	a restricted subsidiary’s or our transfer or disposition of any indebtedness permitted under this clause to a person other than us or a guarantor; or

(b)	the issuance of shares, other than directors’ qualifying shares, or the sale, transfer or other disposition of shares of such guarantor’s capital stock or other ownership interests, including by consolidation or merger, to a person other than us or a guarantor, the exception provided by this paragraph (4) shall no longer be applicable to that indebtedness and the indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposition, as the case may be;

(5)	indebtedness under any interest rate agreement to the extent entered into to protect us or a guarantor from fluctuations in interest rates on any other indebtedness permitted by the indenture, including the 8 1/2% notes, and not for speculative purposes;

(6)	indebtedness incurred to refinance any indebtedness incurred under our 8 1/2% notes, our 9 3/8% notes and our 8 3/4% notes, the guarantees of any such notes, or paragraphs (1) or (3) above. However, such indebtedness may not exceed:

(a)	the principal amount, or accreted value, if less, of the indebtedness so refinanced plus

(b)	the amount of any premium that must be paid in connection with the refinancing according to its terms or the amount of any premium the issuer of the indebtedness reasonably determines is necessary to accomplish the refinancing by means of:

•	a tender offer;

•	an exchange offer; or

•	a privately negotiated repurchase

plus

(c)	the expenses that the issuer of the indebtedness reasonably incurs in connection with the refinancing.

Further, any indebtedness incurred to refinance indebtedness that is ranked equally in right of payment with the 8 1/2% notes must rank equally in right of payment with or subordinate to the 8 1/2% notes in right of payment, and any refinancing indebtedness that is subordinate to the 8 1/2% notes in right of payment must be made subordinate to the 8 1/2% notes on terms no less favorable to the noteholders than those contained in the indebtedness being refinanced. Either way, the refinancing indebtedness may not have an average life less than the remaining average life of the indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the indebtedness is issued. Finally we, or the obligor on the indebtedness being refinanced, must be the party incurring the refinancing indebtedness;

(7)	our indebtedness under the exchange notes and any other unrestricted securities issued in exchange for the 8 1/2% notes and the guarantors’ indebtedness under the guarantee of the 8 1/2% notes incurred in accordance with the indenture;

(8)	our or any restricted subsidiary’s capital lease obligations regarding leasing of tower sites and equipment. However, capital lease obligations incurred pursuant to this clause (8) shall not exceed $50.0 million in aggregate principal amount at any time outstanding;

(9)	our or any guarantor’s indebtedness consisting of a guarantee of indebtedness otherwise permitted to be incurred by another provision of this covenant;

(10)	our or any restricted subsidiary’s indebtedness in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(11)	our or any guarantor’s indebtedness not otherwise permitted to be incurred under clauses (1) through (10) above which, together with any other outstanding indebtedness incurred under this clause, has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

Indebtedness of an entity that exists at the time the entity becomes a restricted subsidiary, or that is secured by a lien on an asset we or a restricted subsidiary acquired, whether or not the acquiring entity assumes the indebtedness, shall be deemed incurred at the time the entity becomes a restricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of indebtedness in any manner that would comply with this covenant at the time of reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, engage in the transactions set forth below, each of which constitutes a restricted payment:

(1)	declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

(2)	purchase, redeem or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidiary;

(3)	make any investment other than a permitted investment in any entity, other than us or a restricted subsidiary; or

(4)	redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, subordinated indebtedness;

if, at the time of such restricted payment:

(A)	a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

(B)	immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above unless, prior to July 1, 2004, our total consolidated indebtedness is less than or equal to 75% of our total invested capital; and

(C)	immediately after giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after December 31, 2000, including any designation amount, as defined below in “—Limitation on Designations of Unrestricted Subsidiaries,” exceeds the sum, without duplication, of:

(a)	the amount of:

•	our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, less

•	150% of our cumulative consolidated interest expense after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of the restricted payment, treated as a single accounting period, plus

(b)	100% of the aggregate net cash proceeds, other than excluded cash proceeds, and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, which we receive as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after April 29, 1998, excluding in each case:

•	the proceeds from a sale of qualified stock to a restricted subsidiary; and

•	the proceeds from a sale, other than from a public sale, of qualified stock, if the proceeds are applied to optionally redeem 8 1/2% notes prior to June 1, 2006 plus

(c)	100% of the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our Board of Directors, that we or any restricted subsidiary receive from the sale, disposition or repayment, other than to us or a restricted subsidiary, of any investment made after April 29, 1998 that constituted a restricted payment in an amount equal to the lesser of:

•	the return of capital with respect to the investment, and

•	the initial amount of the investment,

in either case, less the cost of disposition of the investment,

plus

(d)	an amount equal to the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, made by us and/or any of our restricted subsidiaries, in any subsidiary that has been designated as an unrestricted subsidiary after April 29, 1998, upon its redesignation as a restricted subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries,”

less

(e)	the amount of all restricted payments made by us or our restricted subsidiaries between April 29, 1998 and prior to January 1, 2001.

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds we receive from, or as a capital contribution in connection with, the issuance of qualified stock, either upon the conversion of convertible indebtedness of ours or of any of our restricted subsidiaries, in exchange for outstanding indebtedness of ours or of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the issuance of such indebtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net investment, on the date of revocation of the designation of any subsidiary as an unrestricted subsidiary, shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary’s investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date we or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

(i)	payment of any dividend or distribution within 60 days after the date the dividend or distribution is declared, if payment of the dividend or distribution at the date of declaration would comply with the provisions of the indenture;

(ii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from a substantially concurrent issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(iii)	so long as no default or event of default under the indenture has occurred and is continuing, our purchase, redemption, retirement, defeasance or other acquisition of our subordinated indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive from, or out of a capital contribution made to us in connection with a substantially concurrent issuance and sale, other than to a restricted subsidiary, of

(a)	qualified stock, provided that the net cash proceeds from the qualified stock:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006; or

(b)	other subordinated indebtedness of ours that has an average life equal to or greater than the average life of the subordinated indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

(iv)	so long as no default or event of default under the indenture has occurred and is continuing, the making of a direct or indirect investment constituting a restricted payment in an amount not to exceed the amount of the proceeds of a capital contribution in respect of qualified stock or from our issuance or sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

•	shall be excluded from clause (C)(b) above, and

•	if from a sale other than a public sale, shall not be applied to any optional redemption of the 8 1/2% notes prior to June 1, 2006;

(v)	so long as no default or event of default under the indenture has occurred and is continuing, dividends or distributions we make to Holdings for repurchase, redemption, acquisition or retirement for value of any capital stock of Holdings held by any member of its management, or of us or of any of our subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; however:

•	the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period,

•	any unused amount in any twelve-month period may be carried forward to one or more future periods, and

•	the amount available to us as of the issue date under this clause (v) shall be equal to $2.0 million plus the amount available to us as of the issue date for such payments pursuant to the comparable clause of any of the indenture governing the terms of our 11% notes, the indenture governing the terms of our 8 3/4% notes, the indenture governing the terms of our 9 3/8% notes or the indenture governing the terms of our 8 1/2% notes.

(vi)	the purchase, redemption or retirement of our outstanding 11% notes.

Restricted payments made pursuant to clauses (i) and (v) above shall be included in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (ii), (iii), (iv) and (vi) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

(1)	pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any indebtedness or other obligation owed to us or any other restricted subsidiary;

(2)	make any investment in us or any other restricted subsidiary; or

(3)	transfer any of its property or assets to us or to any other restricted subsidiary,

except for encumbrances or restrictions existing under or by reason of:

(a)	any agreement in effect on the issue date as that agreement was in effect on the issue date;

(b)	any senior credit facilities or vendor credit arrangement so long as the encumbrance or restriction is applicable only to the property or assets that are the subject of such vendor credit arrangement;

(c)	any agreement relating to any indebtedness incurred by a restricted subsidiary prior to the date on which we acquired it, and outstanding and not incurred in anticipation or contemplation of becoming a restricted subsidiary, so long as the encumbrance or restriction does not apply to any property or assets of ours or of any restricted subsidiary other than the acquired restricted subsidiary;

(d)	customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock of a restricted subsidiary or assets of any restricted subsidiary, so long as the encumbrance or restriction is applicable only to the restricted subsidiary or the property and assets that are the subject of such agreement;

(e)	any agreement effecting a refinancing or amendment of indebtedness incurred under any agreement referred to in sub-clause (a) above, so long as the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

•	the board of Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Holdings, or

•	our board if, at the time of the refinancing or amendment, we are not a subsidiary of Holdings;

(f)	the indenture;

(g)	applicable law or any applicable rule, regulation or order;

(h)	customary provisions restricting the assignment of contracts or restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

(i)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant;

(j)	restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with the covenant described under “—Limitation on Liens” below and restrict the transfer of property subject to the agreements; or

(k)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Liens

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to any capital stock, property or assets of ours or those of our restricted subsidiaries, in each case created or acquired to secure any indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the 8 1/2% notes and all other amounts due under the indenture equally and ratably with the indebtedness or, in the event the indebtedness is subordinated indebtedness, prior to the indebtedness, as to the property or assets for so long as the indebtedness shall be so secured.

The restrictions set forth in the preceding paragraph do not apply to:

(1)	liens existing on the issue date securing indebtedness existing on the issue date;

(2)	liens securing indebtedness under any senior credit facilities, and any corresponding guarantees, to the extent that the covenant described under “—Limitation on Incurrence of Indebtedness” above permits the incurrence of such indebtedness;

(3)	liens securing only the 8 1/2% notes and the guarantees of the 8 1/2% notes, if any;

(4)	liens in favor of us or any guarantor of the 8 1/2% notes;

(5)	liens to secure indebtedness incurred in connection with vendor credit arrangements;

(6)	liens on property existing immediately prior to the acquisition of that property, and not created in connection with or in anticipation or contemplation of the financing of the acquisition;

(7)	liens on property of an entity existing at the time the entity is acquired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

(8)

liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made;

(9)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made;

(10)	liens to secure indebtedness incurred to refinance in whole or in part, any indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any additional category of property and the principal amount of indebtedness so secured is not increased, except for the amount of any premium required to be paid in connection with refinancing under the terms of the indebtedness refinanced or the amount of any premium we have reasonably determined is necessary to accomplish the refinancing by means of

•	a tender offer,

•	an exchange offer, or

•	a privately negotiated repurchase,

plus

the expenses of the issuer of the indebtedness reasonably incurred in connection with the refinancing;

(11)	liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(12)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the company or any restricted subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the company or such restricted subsidiary;

(13)	judgment liens so long as such lien is adequately bonded;

(14)	liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(15)	liens securing obligations under interest rate agreements permitted pursuant to the “—Limitation on Incurrence of Indebtedness” covenant; and

(16)	other liens securing indebtedness permitted to be incurred under the indenture in an aggregate principal amount not to exceed $25.0 million.

Limitation on Certain Asset Dispositions

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make any asset dispositions unless:

(1)	we or the restricted subsidiary receives consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

(a)	the board of Holdings if, at the time of the asset disposition, we are a subsidiary of Holdings, or

(b)	our board if, at the time of the asset disposition, we are not a subsidiary of Holdings,

in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

(2)	other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

(a)	cash or cash equivalents,

(b)	the assumption of indebtedness, other than non-recourse indebtedness or any subordinated indebtedness, of ours or our restricted subsidiary or other obligations relating to the assets, accompanied by the irrevocable unconditional release of us or of the restricted subsidiary from all liability on the indebtedness or other obligations assumed, or

(c)	notes or other obligations received by us or the restricted subsidiary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of such notes or other obligations, to the extent of the cash we actually receive; and

(3)	all net available proceeds, less any amounts invested within 365 days of such asset disposition:

(a)	to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a permitted business;

(b)	to make a capital expenditure;

(c)	to acquire other long-term assets that are used or useful in a permitted business; or

(d)	to reduce obligations under senior credit facilities,

are applied, on or prior to the 365th day after the asset disposition, or earlier if we so elect, to make an offer to purchase outstanding 8 1/2% notes, and other notes of ours that rank pari passu with the 8 1/2% notes to the extent required by the agreements governing the terms of any such other notes, at a purchase price in cash equal to 100% of the aggregate principal amount plus accrued and unpaid interest to the purchase date.

However, we may defer making any offer to purchase 8 1/2% notes until there are aggregate unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized net available proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this covenant requires. We may use any remaining net available proceeds following the completion of the required offer to purchase for any other purpose, subject to the other provisions of the indenture, and the amount of net available proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

Pending application as set forth above, the net available proceeds of any asset disposition may be invested in cash or cash equivalents or used to reduce temporarily indebtedness outstanding under any credit agreement to which we are a party and under which we have incurred indebtedness.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Limitation on Transactions with Affiliates

The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of our or Holdings’ capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable to us or such restricted subsidiary, as the case may be, as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an arm’s- length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officers’ certificate to the trustee stating that a majority of the disinterested directors of either:

•	the board of Holdings if, at the time of the transaction, we are a subsidiary of Holdings, or

•	our board if, at the time of the transaction, we are not a subsidiary of Holdings,

have determined, in their good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm’s-length basis between unaffiliated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the closing of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the noteholders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

(1)	transactions between or among us and/or any restricted subsidiaries;

(2)	any restricted payment or permitted investment permitted by the covenant described under “—Limitation on Restricted Payments”;

(3)	directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

(4)	any other agreement in effect on the issue date, as it shall be amended from time to time, so long as any material amendment complies with the provisions of the preceding paragraph of this covenant;

(5)	transactions with AT&T, AT&T Wireless, AT&T Wireless PCS, or any of their respective affiliates, relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiaries, as applicable, than those available from unaffiliated third parties;

(6)	transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of SunCom or Holdings on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(7)	transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any restricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

(8)	any sales agency agreements under which an affiliate has the right to market any or all of our or any of our restricted subsidiaries’ products or services; and

(9)	customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Our Activities and the Activities of Our Restricted Subsidiaries

The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control

Within 30 days following the closing date of a transaction resulting in a change of control, we will commence an offer to purchase all outstanding 8 1/2% notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the purchase date.

We will complete the offer to purchase not earlier than 30 days and not later than 60 days after the commencement of the offer. Each note holder shall be entitled to tender all or any portion of the 8 1/2% notes he or she owns according to the terms of our offer to purchase, subject to the requirement that any portion of a 8 1/2% note tendered must be in an integral multiple of $1,000 aggregate principal amount.

In the event that we make an offer to purchase the 8 1/2% notes, we will comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an offer to purchase upon a change of control if a third party makes the offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase made by us and purchases all 8 1/2% notes validly tendered and not withdrawn under the third party’s offer to purchase.

With respect to a sale of assets referred to in the definition of change of control, the phrase “all or substantially all of our assets” will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire 8 1/2% notes tendered upon the occurrence of a change of control. Our ability to pay cash to the noteholders upon a change of control may be limited to our then existing financial resources. The terms of our senior credit facilities may contain covenants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the 8 1/2% notes upon a change of control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the indebtedness, we will remain prohibited from repurchasing the 8 1/2% notes. In that event, our failure to purchase tendered 8 1/2% notes would constitute an event of default under the indenture, which in turn would constitute a default under the senior credit facilities and possibly other indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a repurchase upon a change of control.

The provisions summarized above will not prevent us from entering into transactions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the noteholders because the transaction may not involve a shift in voting power or beneficial ownership, or, even if it does, it may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture provides that, whether or not required by the SEC’s rules and regulations, so long as any 8 1/2% notes are outstanding, we will furnish to the noteholders:

(1)	all quarterly and annual financial information that we would be required to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section that describes our consolidated financial condition and results of operations and, with respect to the annual information only, a report by our certified independent accountants; and

(2)	all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC’s rules and regulations. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any 8 1/2% notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under Rule 144A(d)(4) under the Securities Act.

Limitation on Designations of Unrestricted Subsidiaries

The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company L.L.C., Triton PCS Property Company L.L.C. and Triton PCS Equipment Company L.L.C., as an unrestricted subsidiary under the indenture only if:

(1)	no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

(2)	we would be permitted under the indenture to make an investment at the time of designation, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidiary on that date; and

(3)	except in the case of a subsidiary in which we are investing under and as permitted by the terms set forth in the fifth paragraph described under “—Limitation on Restricted Payments,” we would be permitted to incur $1.00 of additional indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under “—Limitation on Restricted Payments” for all purposes of the indenture, in the designation amount.

The indenture further provides that we will not, and will not permit any restricted subsidiary to, at any time:

(1)	provide direct or indirect credit support for, or a guarantee of, any indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the indebtedness;

(2)	be directly or indirectly liable for any indebtedness of any unrestricted subsidiary; or

(3)	be directly or indirectly liable for any indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a default or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clause (1) or (2) above, to the extent permitted under “—Limitation on Restricted Payments.”

The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary. The subsidiary shall then constitute a restricted subsidiary if:

(1)	no default has occurred and is continuing at the time of and after giving effect to the revocation; and

(2)	all liens and indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the provisions of this covenant.

Mergers, Consolidations and Certain Sales of Assets

We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

(1)	the entity formed by or surviving a consolidation or merger, if other than SunCom, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

(2)	the surviving entity assumes by supplemental indenture all of our obligations under the 8 1/2% notes and the indenture;

(3)	immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving entity, as the case may be, could incur at least $1.00 of indebtedness under clause (1) of “—Limitation on Incurrence of Indebtedness” above;

(4)	immediately after giving effect to the transaction, and treating any indebtedness that becomes an obligation of ours or of any of our restricted subsidiaries as a result of the transaction as having been incurred by us or our restricted subsidiary at the time of the transaction, no default or event of default has occurred and is continuing; and

(5)	if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under “—Limitation on Liens” above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the 8 1/2% notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into SunCom or any of its wholly-owned subsidiaries or the release of any guarantor of the 8 1/2% notes in accordance with the terms of the guarantee of the 8 1/2% notes and the indenture in connection with any transaction complying with the provisions of the indenture described under “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are events of default under the indenture:

(1)	we fail to pay the principal of, or premium, if any, on, any 8 1/2% note when due;

(2)	we fail to pay any interest on any 8 1/2% note when due, continued for 30 days;

(3)	we default in the payment of the principal of and interest on 8 1/2% notes required to be purchased through an offer to purchase, as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above, when due and payable;

(4)	we fail to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(5)	we fail to perform any other covenant or agreement of ours under the indenture or the 8 1/2% notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the 8 1/2% notes submit written notice to us;

(6)	we default under the terms of one or more instruments evidencing or securing indebtedness of ours or any of our subsidiaries having an outstanding principal amount of $25.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of such indebtedness or failure to pay principal when due at the final stated maturity of the indebtedness;

(7)	the rendering of a final judgment or judgments, not subject to appeal, against us or any of our restricted subsidiaries in an amount of $25.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8)	the occurrence of events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; or

(9)	any guarantee of the 8 1/2% notes of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor of the 8 1/2% notes denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us described in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes may accelerate the maturity of all the 8 1/2% notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 8 1/2% notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding 8 1/2% notes will become immediately due and payable without any declaration or other act on the part of the trustee or any note holder. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that the trustee shall, within 90 days after the occurrence of any default or event of default with respect to the 8 1/2% notes, give the noteholders notice of all uncured defaults or events of default known to it. However, except in the case of an event of default or a default in any payment with respect to the 8 1/2% notes or a default or event of default in complying with the provisions described in “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the trustee shall be protected in withholding notice if and so long as the board of directors, the executive committee or a trust committee or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the noteholders.

No note holder will have any right to pursue any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding 8 1/2% notes have made written request, and, if requested by the trustee, offered reasonable indemnity, to the trustee to pursue a remedy as trustee; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the 8 1/2% notes a direction inconsistent with the request and has failed to pursue the remedy within 60 days.

However, these limitations do not apply to a suit instituted by a note holder for enforcement of payment of the principal of and premium, if any, or interest on a 8 1/2% note on or after the respective due dates set forth in the 8 1/2% note.

We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

We may terminate our substantive obligations and the substantive obligations of the guarantors of the 8 1/2% notes in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes by delivering all outstanding 8 1/2% notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the 8 1/2% notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees, except for our obligation to pay the principal of, and premium, if any, on, and the interest on the 8 1/2% notes and the guarantors’ guarantee thereof by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations;

(3)	delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in our, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

We also may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of default specified in clause (8) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of the deposit, it being understood that this condition shall not be deemed satisfied until after the 91st day, terminate all of our substantive obligations and all of the substantive obligations of the guarantors in respect of the 8 1/2% notes and the guarantees of the 8 1/2% notes, including our obligation to pay the principal of, and premium, if any, on, and interest on the 8 1/2% notes and the guarantors’ guarantee by:

(1)	depositing with the trustee, under the terms of an irrevocable trust agreement, money or direct, non-callable United States government obligations sufficient, without reinvestment, to pay all remaining indebtedness on the 8 1/2% notes to maturity or to redemption;

(2)	delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination of obligations, or an opinion of counsel based upon such a ruling addressed to the trustee, or a change in the applicable federal tax law since the date of the indenture, to that effect;

(3)	delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in our, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company under the Investment Company Act; and

(4)	delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that there has been compliance with all of the foregoing conditions.

Governing Law

The indenture, the 8 1/2% notes and the guarantees of the 8 1/2% notes are governed by the laws of the State of New York without regard to principles of conflicts of law.

Modification and Waiver

We, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, no such amendment or supplement may, without the consent of the holder of each 8 1/2% note affected by the change:

(1)	change the stated maturity of the principal of any 8 1/2% note;

(2)	alter the optional redemption or repurchase provisions of any 8 1/2% note or of the indenture in a manner adverse to the noteholders, other than, prior to the consummation of an asset disposition or occurrence of a change of control, certain provisions of the indenture relating to an offer to purchase;

(3)	reduce the principal amount of any 8 1/2% note;

(4)	reduce the rate of, or change the time for payment of interest on, any 8 1/2% note;

(5)	change the place or currency of payment of principal of or interest on any 8 1/2% note;

(6)	modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, or the right of the noteholders to institute suit for the enforcement of any payment on or with respect to any 8 1/2% note or the guarantees of the 8 1/2% notes, or the modification and amendment of the indenture and the 8 1/2% notes, other than to add sections of the indenture or the 8 1/2% notes which may not be amended, supplemented or waived without the consent of each note holder affected;

(7)	reduce the percentage of the principal amount of outstanding 8 1/2% notes necessary for amendment to or waiver of compliance with any provision of the indenture or the 8 1/2% notes or for waiver of any default;

(8)	waive a default in the payment of principal of, interest on, or redemption payment with respect to, any 8 1/2% note, except a rescission of acceleration of the 8 1/2% notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

(9)	modify the ranking or priority of the 8 1/2% notes or the guarantees in any manner adverse to the noteholders;

(10)	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

(11)	modify any of the provisions, including the related definitions, relating to any offer to purchase required under the covenants described under “—Certain Covenants—Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the noteholders with respect to any asset disposition that has been completed or change of control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all noteholders, may waive any past default under the indenture except a default in the payment of principal, premium or interest or a default arising from failure to purchase any 8 1/2% note tendered pursuant to an offer to purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Notwithstanding the previous paragraph, without the consent of any note holder, we, the guarantors of the 8 1/2% notes and the trustee may amend or supplement the indenture or the 8 1/2% notes:

(1)	to cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of any note holder;

(2)	to provide for uncertificated 8 1/2% notes in addition to or in place of certificated 8 1/2% notes;

(3)	to provide for the assumption of our obligations to noteholders by our successor in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	to make any change that would provide additional rights or benefits to the noteholders or that does not materially adversely affect their legal rights under the indenture;

(5)	to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	for certain other purposes provided in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours or any of our subsidiaries, acting in that capacity, will have any liability for any obligations of ours or any guarantor under the 8 1/2% notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a 8 1/2% note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the 8 1/2% notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that this type of a waiver is against public policy.

The Trustee

The Bank of New York is the trustee for the indenture, and SunCom has appointed it as registrar and paying agent with regard to the 8 1/2% notes.

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, of the guarantors of the 8 1/2% notes, or of any other obligor upon the 8 1/2% notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated financial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

•	any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

•	any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidiary at any time during such period.

In addition to, and without limitation of, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any asset dispositions or asset acquisitions, including any asset acquisition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any entity that becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness, occurring during the period commencing on the first day of the two fiscal quarter period to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Asset Acquisition means:

(i)	any purchase or other acquisition, by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise, of equity interests of any entity by us or any restricted subsidiary, in either case pursuant to which such entity shall become a restricted subsidiary or shall be merged with or into us or any restricted subsidiary, or

(ii)	any acquisition by us or any restricted subsidiary of the property or assets of any entity that constitute all or substantially all of an operating unit or line of business of such entity.

Asset Disposition means any sale, transfer or other disposition, including, without limitation, by merger, consolidation or sale-and-leaseback transaction, of:

(i)	shares of capital stock of a subsidiary of ours, other than directors’ qualifying shares,

(ii)	any FCC license for the provision of wireless telecommunications services held by us or any restricted subsidiary, whether by sale of capital stock or otherwise, or

(iii)	property or assets of ours or any restricted subsidiary of ours;

however, an asset disposition shall not include

(a)	any sale, transfer or other disposition of shares of capital stock, property or assets by a restricted subsidiary to us or to any other restricted subsidiary or by us to any restricted subsidiary,

(b)	any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,

(c)	any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million,

(d)	the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above or

(e)	any disposition that constitutes a change of control.

Average Life means, as of the date of determination, with respect to any indebtedness for borrowed money or preferred stock, the quotient obtained by dividing:

•	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of the indebtedness or preferred stock, respectively, and the amount of the principal or liquidation value payments, by,

•	the sum of all principal or liquidation value payments.

Capital Lease Obligations of any entity means the obligations to pay rent or other amounts under a lease of, or other indebtedness arrangements conveying the right to use, real or personal property of such entity which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such entity in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Cash Equivalents means:

(1)	direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

(2)	investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Rating Service or from Moody’s Investors Service;

(3)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state which has a combined capital and surplus and undivided profits of not less than $500.0 million;

(4)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5)	money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

(1)	Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders, or a person or group controlled by a permitted holder or permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that that person has the right to acquire within one year, upon the happening of an event or otherwise, directly or indirectly, of:

•	securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding voting stock, or

•	our securities representing 50% or more of the combined voting power of our then outstanding voting stock;

(2)	the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Holdings or us:

•	individuals who, on the issue date, constitute the board, and

•	any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Holdings or us, whose appointment or election by the board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

(3)	the stockholders of Holdings or of SunCom shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow means, for any period, our consolidated net income for the period:

(1)	increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

(a)	our consolidated interest expense for the period, plus

(b)	our consolidated income tax expense for the period, plus

(c)	our consolidated depreciation and amortization expense and our restricted subsidiaries for the period, plus

(d)	any other non-cash charges of our and of our restricted subsidiaries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

(2)	decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense means, for any period, the consolidated provision for income taxes of SunCom and our restricted subsidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, without duplication:

(1)	the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of SunCom and our restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

(a)	any amortization of debt discount,

(b)	the net costs under interest rate agreements,

(c)	all capitalized interest,

(d)	the interest portion of any deferred payment obligation, and

(e)	all amortization of any premiums, fees and expenses payable in connection with the incurrence of any indebtedness;

plus

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by us and our restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period the consolidated net income, or loss, of SunCom and our restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

(1)	the net income, or loss, of any entity acquired by us or our restricted subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

(2)	the net income, but not loss, of any our restricted subsidiaries which is subject to restrictions preventing or limiting payment of dividends or making of distributions to us to the extent of those restrictions;

(3)	the net income of any entity, other than a restricted subsidiary of ours, except to the extent of the amount of dividends or other distributions representing the entity’s proportionate share of our net income for such period actually paid in cash to us by such entity during such period;

(4)	gains or losses, other than for purposes of calculating consolidated net income under the provisions described in clause (C) of “—Certain Covenants—Limitation on Restricted Payments,” on asset dispositions by SunCom or its restricted subsidiaries;

(5)	all extraordinary gains but not, other than for purposes of calculating consolidated net income under the provisions described in clause (3) of “—Certain Covenants—Limitation on Restricted Payments,” losses, determined in accordance with GAAP; and

(6)	in the case of a successor to SunCom by consolidation or merger or as a transferee of SunCom’s assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the 8 1/2% notes.

Equity Offering means any public or private sale of qualified stock made on a primary basis by us, or Holdings or a special purpose corporation; provided that proceeds from such issuance or sale of any qualified stock sold by Holdings or the special purpose corporation, as the case may be, will be required, prior to any redemption of 8 1/2% notes prior to June 1, 2006, to be contributed as equity in exchange for qualified stock to, or to be used to purchase qualified stock in, us.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received prior to January 19, 2001 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of our qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

(1)	every obligation of the entity for money borrowed;

(2)	every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3)	every reimbursement obligation of the entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that entity;

(4)	every obligation of the entity issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	every capital lease obligation of the entity;

(6)	every net obligation under interest rate swap or similar agreements of the entity; and

(7)	every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any disqualified stock of ours and any preferred stock of our restricted subsidiaries held by persons other than SunCom or any of our restricted subsidiaries.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obligations arising from agreements of ours and any of our restricted subsidiaries to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a restricted subsidiary. The amount of any indebtedness outstanding as of any date shall be:

(A)	its accreted value, in the case of any indebtedness issued with original issue discount;

(B)	principal amount thereof, in the case of any indebtedness other than indebtedness issued with original issue discount; and

(C)	the greater of the maximum repurchase or redemption price or liquidation preference, in the case of any disqualified stock or preferred stock.

Investment by any person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other person.

Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

Material Subsidiary means, at any date of determination,

(a)	any restricted subsidiary that, together with its subsidiaries that constitute restricted subsidiaries,

(i)	for our most recent fiscal year accounted for more than 10.0% of our consolidated revenues and that of our restricted subsidiaries, or

(ii)	as of the end of such fiscal year, owned more than 10.0% of our consolidated assets and that of our restricted subsidiaries,

all as set forth on our consolidated financial statements for such year prepared in conformity with GAAP, and

(b)	any restricted subsidiary which, when aggregated with all other restricted subsidiaries that are not otherwise material subsidiaries and as to which any event described in clause (8) of “—Events of Default” above has occurred, would constitute a material subsidiary under clause (a) of this definition.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable cash equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of indebtedness or other obligations relating to the properties or assets or received in any other non-cash form, by the entity, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities, received in connection with the asset disposition, net of:

•	all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

•	all payments made by the entity or any of its restricted subsidiaries on any indebtedness that is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

•	all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limitation, trade payables and other accrued liabilities;

•	appropriate amounts to be provided by the entity or any of its restricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the entity or any restricted subsidiary, as the case may be, after the asset disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become net available proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under “—Certain Covenants—Limitation on Certain Asset Dispositions;” and

•	all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

(1)	the aggregate amount of all investments made in any unrestricted subsidiary or joint venture by us or any of our restricted subsidiaries on or after April 29, 1998, which, in the case of an investment made other than in cash, shall be the fair market value of the investment as determined in good faith by the board of SunCom or our restricted subsidiary; over

(2)	the aggregate amount returned in cash on or with respect to those investments whether through interest payments, principal payments, dividends or other distributions or payments, provided that these payments or distributions shall not be, and have not been, included in clause (C) of “—Certain Covenants—Limitation on Restricted Payments.”

Furthermore, with respect to all investments made in any unrestricted subsidiary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by us by first class mail, postage prepaid, to each note holder at his address appearing in the register for the 8 1/2% notes on the date of the offer, offering to purchase up to the aggregate principal amount of the 8 1/2% notes at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expiration date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date, for purchase of the 8 1/2% notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter period acceptable to the trustee, prior to mailing the offer, of our obligation to make an offer to purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will contain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable noteholders to tender 8 1/2% notes under the terms of the offer to purchase. The offer will also state:

•	the section of the indenture under which we are making the offer to purchase;

•	the expiration date and the purchase date;

•	the aggregate principal amount of the outstanding 8 1/2% notes we are offering to purchase, and, if less than 100%, the manner by which we determined that amount under the terms of the indenture;

•	the purchase price to be paid by us for each $1,000 aggregate principal amount of 8 1/2% notes accepted for payment, as specified under the terms of the indenture;

•	that the note holder may tender all or any portion of the 8 1/2% notes registered in his name and that any portion of a 8 1/2% note tendered must be tendered in an integral multiple of $1,000 principal amount;

•	the place or places where noteholders may surrender 8 1/2% notes for tender;

•	that interest on any 8 1/2% note not tendered, or tendered but not purchased, will continue to accrue;

•	that on the purchase date the purchase price will become due and payable upon each 8 1/2% note being accepted for payment, and that interest shall cease to accrue on the purchased 8 1/2% notes on and after the purchase date;

•	that each note holder electing to tender all or any portion of a 8 1/2% note will be required to surrender the 8 1/2% note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the note holder must duly endorse the 8 1/2% note or accompany it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the note holder or the note holder’s attorney duly authorized in writing;

•	that noteholders will be entitled to withdraw all or any portion of 8 1/2% notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a facsimile transmission or letter setting forth the note holder’s name, the principal amount of the 8 1/2% notes tendered, the certificate number of the 8 1/2% notes tendered and a statement that the note holder is withdrawing all or a portion of his or her tender;

•	that:

(a)	we will purchase all 8 1/2% notes in an aggregate principal amount less than or equal to the purchase amount that are duly tendered and not withdrawn, and

(b)	if 8 1/2% notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn, we will purchase 8 1/2% notes having an aggregate principal amount equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only 8 1/2% notes in denominations of $1,000 or integral multiples of $1,000; and

•	that in the case of any note holder whose 8 1/2% note is purchased only in part, we will execute and the trustee will authenticate and deliver to the note holder without service charge, a 8 1/2% note or notes of any authorized denomination as the note holder requests in writing, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 8 1/2% note so tendered.

An offer to purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Asset Swap means any exchange of assets by us or a restricted subsidiary of ours where we and/or our restricted subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a permitted business or (c) any combination thereof.

Permitted Business means:

•	the delivery or distribution of telecommunications, voice, data or video services;

•	any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on the issue date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

•	any other business or activity in which we and the restricted subsidiaries expressly contemplate engaging under the provisions of our certificate of incorporation and bylaws as in effect on the issue date.

Permitted Holder means:

•	each of AT&T, AT&T Wireless, AT&T Wireless PCS, J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated, and any of their respective affiliates and the respective successors, by merger, consolidation, transfer or otherwise, to all or substantially all of the respective businesses and assets of any of them; and

•	any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

•	investments in cash equivalents;

•	investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settlement of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of our or any of our restricted subsidiaries’ debtors;

•	deposits, including interest-bearing deposits, we maintain in the ordinary course of business in banks;

•	any investment in any entity; however, after giving effect to any investment, the entity must be a restricted subsidiary or must merge, consolidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

•	trade receivables and prepaid expenses, in each case arising in the ordinary course of business, so long as such receivables and prepaid expenses would be recorded as assets of that entity in accordance with GAAP;

•	endorsements for collection or deposit in the ordinary course of business by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

•	any interest rate agreements with an unaffiliated entity otherwise permitted by clause (5) or (6) under “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

•	investments received as consideration for an asset disposition in compliance with the provisions of the indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions;”

•	loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•	any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding indebtedness or trade payable;

•	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

•	other investments, with each such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggregate amount not to exceed $15.0 million at any one time outstanding.

Preferred Stock, as applied to the capital stock of any entity, means capital stock of such entity of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to shares of capital stock of any other class of such entity.

Qualified Stock means any capital stock of SunCom or Holdings or a special purpose corporation other than disqualified stock.

Restricted Subsidiary means any subsidiary of ours other than an unrestricted subsidiary.

Senior Credit Facilities means, any credit agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

Senior Indebtedness means all unsubordinated indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, including, without limitation all indebtedness outstanding under senior credit facilities.

Subordinated Indebtedness means all indebtedness of ours or of any restricted subsidiary, whether outstanding on the date hereof or hereafter incurred, which is by its terms expressly subordinate or junior in right of payment to any other indebtedness of ours or of such restricted subsidiary, as the case may be.

Subsidiary of any person means:

(i)	a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, or

(ii)	any other person, other than a corporation, in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all indebtedness, in the case of any indebtedness issued with original issue discount; plus

•	the principal amount of all indebtedness, in the case of any other indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Consolidated Senior Indebtedness means, at any date of determination, an amount equal to:

•	the accreted value of all senior indebtedness, in the case of any senior indebtedness issued with original issue discount; plus

•	the principal amount of all senior indebtedness, in the case of any other senior indebtedness, of ours and of our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of determination, the sum of:

the product of:

(a)	the aggregate number of the entity’s outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity’s common stock, multiplied by

(b)	the average closing price of the common stock listed on a national securities exchange or the NASDAQ National Market System over the 20 consecutive business days immediately preceding the day of determination, plus

(c)	the liquidation value of any outstanding shares of that entity’s preferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

•	the total amount of equity contributed to us as of the issue date as set forth on our combined balance sheet;

plus

•	irrevocable binding commitments to purchase capital stock, other than disqualified stock, existing as of the issue date;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we receive from capital contributions or the issuance or sale of capital stock, other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock, other than disqualified stock, subsequent to the issue date, other than to a restricted subsidiary.

However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

plus

•	the aggregate net cash proceeds and 75% of the fair market value of non-cash proceeds, as reasonably determined by our board of directors, that we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after the issue date and constituting a restricted payment in an amount equal to the lesser of:

(a)	the return of capital with respect to the investment, and

(b)	the initial amount of the investment,

in either case, less the cost of the disposition of the investment;

plus

•	an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries have made in any subsidiary that has been designated as an unrestricted subsidiary after the issue date, upon its re-designation as a restricted subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries;”

plus

•	total consolidated indebtedness;

minus

•	the aggregate amount of all restricted payments, including any designation amount, but not a restricted payment of the type referred to in clauses (iii) or (vi) of “—Certain Covenants—Limitation on Restricted Payments,” declared or made on or after the issue date.

Unrestricted Subsidiary means any of our subsidiaries, other than Triton PCS License Company L.L.C. Triton PCS Equipment Company L.L.C. or Triton PCS Property Company L.L.C., designated after the issue date as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a resolution of our board delivered to the applicable trustee, subject to the provisions of such covenant.

Vendor Credit Arrangement means any indebtedness, including indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of a vendor or supplier. However, the net proceeds of the indebtedness must be utilized solely for the purpose of financing the cost, including the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a permitted business, including, among other things, through the acquisition of capital stock of an entity engaged in a permitted business.

BOOK-ENTRY; DELIVERY AND FORM

The 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are represented by one or more notes in global form without interest coupons. The global notes were deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Transfer of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, Luxembourg, which may change from time to time.

The 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, may be presented for registration of transfer at the offices of the registrar.

Depository Procedures

DTC has advised SunCom that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised SunCom that pursuant to procedures established by it, ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the applicable indenture. Under the terms of the indentures, SunCom and The Bank of New York, as trustee, will treat the persons in whose names the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of SunCom, the trustee, nor any agent of SunCom or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

DTC has advised SunCom that its current practice, upon receipt of any payment in respect of securities such as the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes are governed by standing instructions and customary practices and are not the responsibility of DTC, the trustee or SunCom. Neither SunCom nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, and SunCom and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised SunCom that it will take any action permitted to be taken by a holder of 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, as to which such participant or participants has or have given such direction. However, if any of the events described under “—Certificated Notes” occurs, DTC reserves the right to exchange the global notes for registered 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, in certificated form and to distribute such registered notes to its participants.

The information in the section concerning DTC and its book-entry systems has been obtained from sources that SunCom believes to be reliable, but SunCom takes no responsibility for the accuracy thereof.

Certificated Notes

Subject to specific conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange the beneficial interest for certificated notes. Upon their issuance, the trustee is required to register any certificated notes in the name of, and cause the same to be delivered to, that person or persons, or any nominee. In addition, if:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days; or

•	at our option, we notify the trustee in writing that we elect to cause the issuance of notes in definitive form under an indenture,

then, upon surrender by DTC of the applicable global note, certificated notes will be issued to each person that DTC identifies as being the beneficial owner of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes, as the case may be, represented by the applicable global note.

The information in this section concerning DTC and the DTC book-entry system has been obtained from sources we believe to be reliable. We will have no responsibility for DTC’s or its participants’ performance of their respective obligations as described above or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor’s particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign or other Non-U.S. taxing jurisdiction. We urge you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the notes, including your status as a U.S. Holder or a Non U. S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipality, foreign or other Non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

(i)	a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(ii)	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

(iii)	an estate, the income of which is subject to United States federal income tax without regard to its source; or

(iv)	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

If a partnership holds a note, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Stated Interest.    Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting.

We do not intend to treat the possibility of:

(i)	an optional redemption of the notes by us, as described under “Description of the 9 3/8% Notes—Optional Redemption,” “Description of the 8 3/4% Notes—Optional Redemption;” and “Description of the 8 1/2% Notes—Optional Redemption;” or

(ii)	our repurchase of the notes pursuant to a change in control, as described under “Description of the 9 3/8% Notes—Certain Covenants—Change of Control”, “Description of the 8 3/4% Notes—Certain Covenants—Change of Control” and “Description of the 8 1/2% Notes—Certain Covenants—Change of Control”

as resulting in original issue discount with respect to the notes, or in the recognition of ordinary income upon the redemption, sale or exchange of a note, in excess of any amounts treated as accrued but unpaid interest or accrued market discount. We urge you to consult your own tax advisor concerning the consequences to you if any of these events were to occur.

Amortizable Bond Premium.    A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased such note at a premium equal to the amount of such excess and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder’s tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor regarding the application of these rules to your situation, including the impact of our right to redeem the notes on the amortization of the bond premium.

Market Discount.    If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any partial principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition (including a gift) of, such a note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note’s fair market value. In addition, the U.S. Holder may be required to defer, until the maturity or disposition of such note (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, will not apply.

Sale, Exchange or Redemption of the notes.    Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued but unpaid interest and to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain if the note is held by the U.S. Holder for more than one year, otherwise it will be short-term.

U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to notes held for more than 12 months, and 35% with respect to notes held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Non-U.S. Holders

Interest.    Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

(i)	the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(ii)	the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

(A)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(B)	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

(C)	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business,

(D)	either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent with a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

(E)	neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(iii)	the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such interest is otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from us or our paying agent. In the case of payments to an entity classified as a foreign partnership or trust under United States federal income tax principles, the partners or beneficiaries, rather than the partnership or trust, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership or trust has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership or trust is treated for these purposes as payment to a U.S. Holder, even if the partnership or trust has one or more foreign partners or beneficiaries. The discussion under this heading and under “—Backup Withholding Tax and Information Reporting,” below, is not intended to be a complete discussion of the United States federal withholding tax rules. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

Gain on Sale or Other Disposition.    A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

(a)	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or by a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

(b)	the Non-U.S. Holder is an individual that:

(i)	is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

(ii)	either (A) has a “tax home” in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long term residents of the United States.

Gains realized by a Non-U.S. Holder upon the sale or other disposition of the notes that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such gains are otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

Federal Estate and Gift Taxes.    Notes beneficially owned by an individual who is a Non-U.S. Holder at the time of death will not be subject to United States federal estate tax upon such individual’s death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in “—Non-U.S. Holders—Interest,” without regard to the requirement that a beneficial owner provide a statement that it is a Non-U.S. Holder.

An individual who is a Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of the notes, unless such individual is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long term residents of the United States.

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 28% backup withholding tax applies to a non corporate U.S. Holder if such person:

(i)	fails to furnish such person’s taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

(ii)	furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

(iii)	is notified by the Internal Revenue Service that such person has failed to report properly payments of interest or dividends; or

(iv)	in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax exempt organizations.

In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest, with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of “Non-U.S. Holders—Interest” or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder that is not an exempt recipient or that the conditions of any claimed exemption are, in fact, not satisfied.

We must annually report to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three year period, or (iii) a foreign partnership (A) one or more of whose partners are United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder’s United States federal income tax; provided, however, that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

J.P. Morgan Securities Inc. may use this prospectus in connection with offers and sales of the notes in market-making transactions. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sale. J.P. Morgan Securities Inc. has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in that respect. See “Management”, “Certain Relationships and Related Transactions” and “Principal Stockholders” for information regarding our relationships with J.P. Morgan Securities Inc. and its affiliates.

LEGAL MATTERS

The validity of the 9 3/8% notes, the 8 3/4% notes and the 8 1/2% notes was passed upon for SunCom by Dow, Lohnes & Albertson, PLLC, Washington, D.C., counsel to SunCom. Certain members of Dow, Lohnes & Albertson, PLLC own shares of Holdings’ Class A common stock.

EXPERTS

The consolidated financial statements of SunCom Wireless, Inc. and its subsidiaries as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, the combined financial statements of the Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. at September 30, 2004, and December 31, 2003 and 2002, and for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 and the financial statements of TeleCorp Wireless, Inc.’s Puerto Rico Operations for the period from January 1 to February 14, 2002, all included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered pubic accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

SunCom files annual, quarterly and special reports with the SEC. SunCom’ SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document SunCom files at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. and Chicago. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges.

Under the indentures that govern the notes, SunCom has agreed to furnish to the trustee and to registered holders of the notes, without cost to the trustee or the registered holders, copies of all reports and other information that SunCom is required to file with the SEC under the Securities Exchange Act of 1934, as amended. In the event that SunCom ceases to be subject to the informational requirements of the Exchange Act, SunCom has agreed that, so long as any notes remain outstanding, it will file with the SEC and distribute to the noteholders copies of the financial information that would have been contained in its annual reports and quarterly reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, as the Exchange Act otherwise would have required SunCom to file.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholder of SunCom Wireless, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of SunCom Wireless, Inc. (formerly Triton PCS, Inc.) and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 29, 2005

SUNCOM WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2003	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$3,366	$8,351
Short-term investments	102,600	305,500
Accounts receivable, net of allowance for doubtful accounts of $3,839 and $7,585, respectively	62,939	79,290
Accounts receivable—roaming partners	19,378	18,348
Due from related parties	642	7,349
Inventory, net	24,344	18,216
Prepaid expenses	10,980	11,611
Other current assets	6,552	10,806

Total current assets	230,801	459,471

Long term assets:
Property and equipment, net	788,870	814,127
Intangible assets, net	488,883	984,052
Other long-term assets	11,379	5,180

Total assets	$1,519,933	$2,262,830

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$67,462	$85,896
Accrued liabilities	73,641	67,365
Current portion of long term debt	1,444	3,484
Other current liabilities	35,709	23,984

Total current liabilities	178,256	180,729

Long-term debt:
Capital lease obligations	909	269
Senior secured term loan	—	247,500
Senior notes	710,205	712,055

Senior long-term debt	711,114	959,824
Subordinated notes	732,674	728,494

Total long-term debt	1,443,788	1,688,318

Deferred income taxes, net	45,956	139,321
Deferred revenue	2,663	659
Fair value of derivative instruments	846	—
Deferred gain on sale of property and equipment	25,882	19,099
Other	1,850	2,013

Total liabilities	1,699,241	2,030,139

Commitments and contingencies (Note 15)	—	—

Stockholder’s equity (deficit)
Common Stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of December 31, 2003 and 2004	—	—
Additional paid-in capital	730,965	560,934
Accumulated deficit	(875,493)	(313,417)
Triton PCS Holdings, Inc. common stock held in trust	—	(94)
Deferred compensation	(34,780)	(14,732)

Total stockholder’s equity (deficit)	(179,308)	232,691

Total liabilities and stockholder’s equity (deficit)	$1,519,933	$2,262,830

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Revenues:
Service	$502,402	$576,359	$603,242
Roaming	175,405	180,314	145,999
Equipment	38,178	53,426	68,959

Total revenues	715,985	810,099	818,200

Expenses:
Cost of service (excluding the below amortization, excluding depreciation of $114,007, $131,968 and $147,895, and excluding non-cash compensation of $3,646, $3,300 and $2,181, respectively)	212,221	244,226	244,360
Cost of equipment	84,377	104,630	122,880
Selling, general and administrative (excluding depreciation of $16,072, $16,826 and $13,313 and excluding non-cash compensation of $17,784, $25,510 and $17,784, respectively)	253,129	235,677	242,453
Termination benefits and other related charges	—	2,731	—
Non-cash compensation	21,430	28,810	19,965
Depreciation and asset disposal	130,079	148,794	161,208
Amortization	4,926	4,300	13,162

Income from operations	9,823	40,931	14,172

Interest expense	(144,086)	(141,210)	(128,627)
Other expense	(7,693)	(2,898)	(3,092)
Debt extinguishment costs	—	(41,171)	—
Interest and other income	6,292	2,285	2,548
Other gain	—	—	679,515

Income (loss) before taxes	(135,664)	(142,063)	564,516
Income tax provision	(24,650)	(11,907)	(2,440)

Net income (loss)	(160,314)	(153,970)	562,076

Other comprehensive income (loss), net of tax:
Unrealized gain on derivative instruments	$2,201	$1,429	—
Plus: reclassification adjustment for previous unrealized losses	—	4,030	—

Comprehensive income (loss)	$(158,113)	$(148,511)	$562,076

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)

(Dollars in thousands)

	Common Stock Shares	Amount	Additional Paid In Capital	Deferred Compensation	Triton PCS Holdings, Inc. Common Stock Held in Trust	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
Balance at December 31, 2001	100	$—	$737,573	$(92,619)	—	$(7,660)	$(561,209)	$76,085

Capital contribution from parent	—	—	934	—	—	—	—	934
Deferred compensation	—	—	3,365	(3,365)	—	—	—	—
Non-cash compensation	—	—	—	21,430	—	—	—	21,430
Fair value of cash flow hedges	—	—	—	—	—	2,201	—	2,201
Net loss	—	—	—	—	—	—	(160,314)	(160,314)

Balance at December 31, 2002	100	$—	$741,872	$(74,554)	—	$(5,459)	$(721,523)	$(59,664)

Capital contribution from parent	—	—	57	—	—	—	—	57
Deferred compensation	—	—	(10,964)	10,964	—	—	—	—
Non-cash compensation	—	—	—	28,810	—	—	—	28,810
Fair value of cash flow hedges	—	—	—	—	—	5,459	—	5,459
Net loss	—	—	—	—	—	—	(153,970)	(153,970)

Balance at December 31, 2003	100	$—	$730,965	$(34,780)	—	$—	$(875,493)	$(179,308)

Capital contribution from parent, net	—	—	18,958	—	—	—	—	18,958
Deferred compensation	—	—	(931)	1,025	(94)	—	—	—
Non-cash compensation	—	—	942	19,023	—	—	—	19,965
Dividend paid	—	—	(189,000)	—	—	—	—	(189,000)
Net income	—	—	—	—	—	—	562,076	562,076

Balance at December 31, 2004	100	$—	$560,934	$(14,732)	(94)	$—	$(313,417)	$232,691

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(160,314)	$(153,970)	$562,076
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects from acquisitions and divestitures:
Depreciation and amortization	135,005	153,094	174,370
Accretion of interest	53,969	21,662	3,459
Loss on equity investment	1,761	875	—
Bad debt expense	18,889	8,530	7,761
Non-cash compensation	21,430	28,810	19,965
Deferred income taxes	23,674	10,347	(2,851)
(Gain) loss on debt extinguishment	—	41,171	(468)
Other non-operating gains	—	—	(679,515)
Loss on derivative instruments	5,436	2,023	3,092
Change in operating assets and liabilities:
Accounts receivable	(41,454)	403	(5,208)
Inventory	(33)	4,166	5,332
Prepaid expenses and other current assets	(2,562)	(2,709)	(2,427)
Intangible and other assets	680	(3,489)	3,867
Accounts payable	(8,104)	15,079	1,875
Accrued payroll and liabilities	(1,734)	5,369	(20)
Deferred revenue	7,371	1,669	(508)
Accrued interest	286	2,633	304
Other liabilities	(29)	1,256	(3,473)

Net cash provided by operating activities	54,271	136,919	87,631

Cash flows from investing activities:
Purchase of available for sale securities	(788,050)	(675,200)	(652,500)
Proceeds from sale of available for sale securities	954,974	770,917	449,600
Capital expenditures	(165,935)	(145,874)	(77,795)
Net investments in and advances to non-consolidated entity	(14,922)	(875)	—
Repayments from non-consolidated entity	57,873	58	—
Proceeds from exchange of FCC licenses	—	—	4,698
Deposits on FCC licenses	—	—	(5,000)
Acquisition of FCC licenses	(113,705)	(28,413)	(2,161)
Proceeds from asset exchange	—	—	176,000
Payment of direct costs on business transactions	—	—	(6,657)
Other	52	738	136

Net cash used in investing activities	(69,713)	(78,649)	(113,679)

Cash flows from financing activities:
Dividends paid	—	—	(189,000)
Proceeds from issuance of debt, net of discount	—	710,500	—
Borrowings under senior secured credit facility	65,000	—	—
Borrowings under senior secured term loan	—	—	250,000
Payments under senior secured credit facility	(42,039)	(207,961)	—
Payments of subordinated debt	—	(511,989)	(4,463)
Payment of debt extinguishment costs	—	(31,342)	(10)
Change in bank overdraft	3,627	(3,171)	(9,212)
Payment of deferred financing costs	(1,480)	(2,680)	(4,947)
Extinguishment of interest rate swaps	—	(20,383)	(3,092)
Principal payments under capital lease obligations	(2,133)	(1,948)	(1,536)
Advances to related party	(181)	(120)	(6,707)
Other	934	57	—

Net cash provided by (used in) financing activities	23,728	(69,037)	31,033

Net increase (decrease) in cash and cash equivalents	8,286	(10,767)	4,985
Cash and cash equivalents, beginning of period	5,847	14,133	3,366

Cash and cash equivalents, end of period	$14,133	$3,366	$8,351

See accompanying notes to consolidated financial statements.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Summary of Operations and Significant Accounting Policies

SunCom Wireless, Inc. (“SunCom”) is a direct, wholly-owned subsidiary of SunCom Wireless Investment Co., LLC. (“SunCom Investment Company”). SunCom Wireless Investment Co., LLC is a direct, wholly-owned subsidiary of Triton PCS Holdings, Inc. (“Holdings”). Accordingly, SunCom Wireless, Inc. and its subsidiaries are indirect, wholly-owned subsidiaries of Holdings. SunCom has no independent assets or operations, and all of SunCom’s subsidiaries, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C., have guaranteed on a full, unconditional and joint and several basis SunCom’s 8 1/2% senior notes due 2013 (the “8 1/2% Notes”), its 9 3/8% senior subordinated notes due 2011 (the “9 3/8% Notes”) and its 8 3/4% senior subordinated notes due 2011 (the “8 3/4% Notes”). The 8 1/2% Notes are effectively subordinated in right of payment to all of SunCom’s senior secured debt, including its current senior secured term loan (the “Term Loan”). The 9 3/8% Notes and the 8 3/4% Notes constitute unsecured obligations of SunCom and rank subordinate in right of payment to all of SunCom’s existing and future senior debt, including the 8 1/2% Notes and the Term Loan.

In 2005, Triton PCS, Inc. changed its name to SunCom Wireless, Inc.

The consolidated accounts include SunCom and its wholly-owned subsidiaries (collectively, the “Company”). The Company operates under one segment. The Company’s more significant accounting policies follow:

(a)    Nature of Operations

In February 1998, the Company entered into a joint venture with the predecessor to AT&T Wireless Services, Inc. (“AT&T Wireless”) whereby AT&T Wireless contributed to the Company personal communications services licenses for 20 megahertz of authorized frequencies covering approximately 13.6 million potential subscribers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, the Company was granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T Corp. in the Company’s licensed markets. In connection with Cingular Wireless LLC (“Cingular Wireless”) acquiring AT&T Wireless in October 2004, the Company, AT&T Wireless and Cingular Wireless entered into certain agreements. Pursuant to one of these agreements, AT&T Wireless PCS LLC (“AT&T Wireless PCS”) surrendered to Holdings all of the Holdings stock held by it, thereby terminating the Holdings’ First Amended and Restated Stockholders’ Agreement, as amended (the “Stockholders’ Agreement”), including the exclusivity provisions contained therein. In December 2004, Holdings also transferred personal communications services (“PCS”) network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to the Company of $175 million. For a description of the Company’s current relationship with AT&T Wireless and Cingular Wireless, see Note 3.

As of December 31, 2004, the Company offered service in 30 markets covering approximately 18.3 million potential subscribers, and the Company’s network in these markets included 2,636 cell sites, eight Time Division Multiple Access, or TDMA switches and two Global System for Mobile Communications and General Packet Radio Service, or GSM/GPRS, switches.

(b)    Liquidity and Capital Resources

The construction of the Company’s network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. The Company may have additional capital requirements, which could be substantial for future upgrades due to advances in new technology.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although there can be no assurances, the Company believes, based upon its 2005 forecast, that cash on hand and short-term investments will be sufficient to meet the Company’s projected capital requirements through 2005. Although management estimates that these funds will be sufficient to finance its continued growth, it is possible that additional funding will be necessary, which could include equity or debt offerings.

(c)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with initial maturities of three months or less. The Company maintains cash balances at financial institutions, which at times exceed the $100,000 Federal Deposit Insurance Corporation limit. Bank overdraft balances are classified as a current liability.

The Company invests its excess cash in marketable securities consisting principally of auction rate securities, which are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. These investments, which are classified as available-for-sale securities, are recorded at their fair values and unrealized gains and losses, if applicable, are reported as part of accumulated other comprehensive income on the consolidated balance sheet. The Company has established investment guidelines that maintain safety and liquidity, and these guidelines are reviewed periodically by management.

(e)    Inventory

Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method. Market is determined using replacement cost. Losses on sales of wireless phones are recognized in the period in which sales are made as a cost of acquiring or retaining subscribers.

(f)    Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company’s PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

(g)    Investment in PCS Licenses

Investments in PCS licenses are recorded at their estimated fair value at the time of acquisition. As there is an observable market for PCS licenses and an indefinite life, the Company believes that FCC licenses qualify as indefinite life intangibles. In accordance with SFAS No. 142, investments in PCS licenses are tested for impairment annually or more frequently if events or changes in circumstances indicate that the PCS licenses may be impaired. The impairment test consists of a comparison of the fair value with the carrying value.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(h)    Goodwill

Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in business combinations accounted for as a purchase. In accordance with SFAS No. 142, the Company tests goodwill for impairment at least annually. The Company determines fair value for its business enterprise using discounted cash flows. The Company aggregates all of its goodwill for the purpose of performing the impairment test as the goodwill is operated as a single asset and, as such, is essentially inseparable. See Note 8 for further information regarding goodwill and the related impairment tests.

(i)    Deferred Costs

Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the underlying obligation. Costs incurred in connection with the issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction. Costs incurred in connection with divestitures are deferred and applied against the gains or loss incurred from the transaction.

(j)    Long-Lived Assets

Property and equipment is carried at original cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, which are five to twelve years for network infrastructure and equipment and three to five years for office furniture and equipment. Depreciation lives may be shortened due to changes in technology, the rate of migration of the Company’s subscriber base from its TDMA network to its GSM/GPRS network or other industry conditions. During 2004, as a result of the Company’s successful launch of its overlapping next generation GSM/GPRS network in all of its covered markets, the useful lives of all TDMA equipment were shortened so that this TDMA equipment will be fully depreciated by December 31, 2008. In addition, the Company capitalizes interest on expenditures related to the build-out of its network. Expenditures for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations. Capital leases are included under property and equipment with the corresponding amortization included in accumulated depreciation. The related financial obligations under the capital leases are included in current and long-term obligations. Capital lease assets are amortized over the useful lives of the respective assets, or the lease term, whichever is shorter.

The Company periodically evaluates the carrying value of long-lived assets, other than indefinite-lived intangible assets, when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposal of such assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved.

(k)    Deferred Gain on Sale of Property and Equipment

In 1999, the Company sold and transferred 187 of its towers, related assets and certain liabilities to American Tower Corporation (“ATC”). The purchase price was $71.1 million, reflecting a price of $380,000 per tower. The Company also entered into a master lease agreement with ATC, in which the Company agreed to pay ATC monthly rent for the continued use of the space that the Company occupied on the towers prior to the sale. The initial term of the lease was for 12 years. The carrying value of the towers sold was $25.7 million. After deducting $1.6 million of selling costs, the gain on the sale of the towers was approximately $43.8 million, of

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which $11.7 was recognized immediately to reflect the portion of the gain in excess of the present value of the future minimum lease payments, and $32.1 million was deferred and is being recognized over the remaining operating lease terms of the towers that are leased-back by the Company. During the fourth quarter of 2004, the Company transferred leases for 43 ATC-owned towers located within the Company’s previously owned Virginia properties to Cingular Wireless in connection with the Company’s exchange agreement with AT&T Wireless and Cingular Wireless. This transfer resulted in the recognition of $5.9 million of the deferred gain on the 1999 tower sale, which was included as a component of the gain on the exchange transaction. As of December 31, 2004, $6.2 million of the deferred gain had been recognized.

(l)    Revenue Recognition

Revenues consist of charges to customers for activation, monthly access, airtime, roaming charges, long-distance charges, features, fees, Universal Service Fund program revenue and equipment sales as well as revenues earned from other carriers’ customers using the Company’s network. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier’s customers using the Company’s systems. In accordance with EITF 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” in a subscriber activation, the total proceeds are allocated to the associated deliverables. When equipment cost exceeds equipment revenue, referred to as equipment margin, the activation fee collected, up to the amount of the equipment margin, is recognized immediately as equipment revenue. Any subscriber activation fee collected in excess of the equipment margin is deferred and recognized over the estimated subscriber’s life. Equipment sales are a separate earnings process from other services we offer and are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

(m)    Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(n)    Financial Instruments

Derivative financial instruments are accounted for in accordance with SFAS No. 133. Derivatives, which qualify as a cash-flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are reflected in accumulated other comprehensive income and reclassified into earnings as the underlying hedge items affect earnings. Financial instruments, which do not qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are recorded as other income or expense on the income statement. Derivatives, which qualify as a fair value hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are reflected in adjustments to the carrying value of the matched debt. As of December 31, 2004, the Company was not a party to any derivative financial instruments. (see Note 12)

(o)    Advertising Costs

The Company expenses the costs of producing advertisements as incurred and expenses the costs of communicating the advertisement when the advertisement occurs. Total advertising expense amounted to $35.2 million in 2002, $32.6 million in 2003 and $30.5 million in 2004.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(p)    Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company’s credit risk is managed through diversification and by investing its cash, cash equivalents and short-term investments in high-quality investment holdings.

Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers’ financial condition are performed and security deposits are obtained for customers with a higher credit risk profile. The Company maintains reserves for potential credit losses. The Company estimates its allowance for doubtful accounts by applying estimated loss percentages against its aging of accounts receivable balances. The estimated loss percentages are updated periodically and are based on the Company’s historical write-off experience, net of recoveries.

(q)    Stock Compensation

The Company accounts for Holdings’ stock compensation under the intrinsic value method of Accounting Principles Board (“APB”) Opinion 25. Pro forma compensation expense is calculated for the fair value of stock compensation using the Black-Scholes model for Holdings’ stock issued under Holdings’ employee stock purchase plan. With regard to the pro forma net income (loss), there was no offsetting impact to the tax provision related to pro forma compensation expense because of historical net losses and recognition of a valuation allowance against the associated net operating loss carryforwards during the periods that the employee stock purchase plan was active. The Company’s employee stock purchase plan was suspended in January 2003; therefore, there was no pro forma compensation expense calculated for the year ended December 31, 2004. Assumptions, for the year ended December 31, 2003, include an expected life of three months, weighted average risk-free interest rate of 1.2%, a dividend yield of 0.0% and expected volatility of 150%. For the year ended December 31, 2002, assumptions included an expected life of three months, weighted average risk-free interest rate between 1.6%—1.8%, a dividend yield of 0.0% and expected volatility between 42%—141%. Had compensation expense for grants of stock-based compensation been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” the pro forma net income (loss) would have been:

	For the Years Ended December 31,
	2002	2003	2004
	(Dollars in thousands)
Net income (loss) as reported	$(160,314)	$(153,970)	$562,076
Add: stock-based employee compensation expense included in reported net income (loss), net of related tax effects	21,430	28,810	19,965
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(21,712)	(28,834)	(19,965)

Pro forma net income (loss)	$(160,596)	$(153,994)	$562,076

(r)    Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(s)    New Accounting Pronouncements

On December 15, 2004, the FASB issued the revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123R”), which addresses the accounting for share-based payment transactions

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in which an entity obtains employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments. This statement eliminates the ability to account for employee share-based payment transactions using APB Opinion No. 25 and requires instead that such transactions be accounted for using the grant-date fair value based method. This statement will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123R applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under SFAS 123. The Company currently uses the grant-date fair value based method to account for Holdings’ restricted stock awards, and as such, does not expect this statement to have a material effect on its financial statements or its results of operations.

On November 24, 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. This statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material effect on its financial statements or its results of operations.

On December 15, 2004, the FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets—An Amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends APB Opinion No. 29, “Accounting for Non-Monetary Transactions”. The amendments made by SFAS 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the exception for non-monetary exchanges of similar productive assets and replace it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The provisions in SFAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect this statement to have a material effect on its financial statements or its results of operations.

(2)    AT&T Transaction

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS (as successor to AT&T Wireless PCS, Inc.) and the stockholders of Holdings, whereby the Company became the exclusive provider of wireless mobility services in the Southeast region. As discussed above in Note 1, following the closing of AT&T Wireless’ merger with Cingular Wireless LLC in October 2004, the Company consummated certain agreements with AT&T Wireless and Cingular Wireless. Pursuant to these agreements, AT&T Wireless PCS surrendered to Holdings all of Holdings’ stock held by it, thereby terminating Holdings’ Stockholders’ Agreement, including the exclusivity provisions contained therein. This footnote describes the Company’s relationship with AT&T Wireless Services, Inc. and AT&T Wireless PCS prior to the October 26, 2004 termination of the Stockholders’ Agreement. For a description of the Company’s current relationship with AT&T Wireless and Cingular Wireless, see Note 3.

In February 1998, Holdings issued 732,371 shares of Series A convertible preferred stock and 366,131 shares of Series D convertible preferred stock to AT&T Wireless PCS in exchange for 20 megahertz PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of these Federal Communications Commission (“FCC”) licenses was $92.8 million. This amount was substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the Company and AT&T Wireless PCS and the other stockholders of Holdings at that time consented to executing the following agreements:

(a)    Stockholders’ Agreement

The Stockholders’ Agreement was to expire on February 4, 2009. The agreement was amended and restated on October 27, 1999 in connection with Holdings’ initial public offering and included following material terms and conditions:

Exclusivity—None of Holdings’ stockholders who were parties to the Stockholders’ Agreement, or their affiliates, were permitted to provide or resell, or act as the agent for any person offering, within the defined territory, wireless mobility telecommunications services initiated or terminated using TDMA and frequencies licensed by the FCC or, in certain circumstances (such as if AT&T Wireless PCS and its affiliates moved to a successor technology in a majority of the defined southeastern region), a successor technology (“Company Communications Services”), except AT&T Wireless PCS and its affiliates were permitted (but never exercised their right) to resell or act as agent for the Company in connection with the provision of Company Communications Services, (i) provide or resell wireless telecommunications services to or from certain specific locations, and (ii) resell Company Communications Services for another person in any area where the Company has not placed a system into commercial service, provided that AT&T Wireless PCS had provided the Company with prior written notice of AT&T Wireless PCS’s intention to do so and only dual band/dual mode phones were used in connection with such resale activities.

Preferred Provider Status—With respect to the markets listed in the AT&T Wireless roaming agreement, Holdings and AT&T Wireless PCS agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier would be the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

Build-out—The Company was required to conform to certain requirements regarding the construction of the Company’s PCS network.

Share Transfers—Holdings’ stockholders who were parties to the Stockholders’ Agreement were required to comply with certain restrictions on transfer, including a right of first negotiation in favor of AT&T Wireless.

(b)    License Agreement

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (as amended, the “License Agreement”), among AT&T Corp., the Company and AT&T Wireless, AT&T Corp. granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right and license to use certain licensed marks solely in connection with certain licensed activities.

The License Agreement’s initial fair value was determined to be $8.4 million with an estimated useful life of 10 years. As of December 31, 2003, the net book value of this intangible asset was $3.4 million. On February 17, 2004, AT&T Wireless and Cingular Wireless entered into an Agreement and Plan of Merger. Subsequently, AT&T Wireless and Cingular Wireless indicated that the merged entity would not continue the use of the AT&T brand, which affected the benefits provided to the Company under its co-branding arrangement with AT&T Wireless. As a result, beginning in the first quarter of 2004, the Company accelerated the amortization of the License Agreement to fully amortize this intangible over its revised useful life, which ended on October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless). The impact of this change for the year ended December 31, 2004, was an increase in amortization expense and a decrease in net income of approximately $2.6 million.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)    Roaming Agreement

Pursuant to an Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended, the “Roaming Agreement”), between AT&T Wireless and the Company, each of AT&T Wireless and the Company agreed to provide PCS service for registered customers of the other carrier while such customers were out of the home carrier’s geographic area and in the geographic area where the serving carrier (itself or through affiliates) held a license or permit to construct and operate PCS service. The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. The Roaming Agreement’s value was attributable to the exclusivity component of the Stockholders’ Agreement, which resulted in AT&T Wireless’ customers roaming onto the Company’s network more frequently than the Company’s subscribers roaming onto AT&T Wireless’ network.

As described in Note 3 below, on October 26, 2004, pursuant to the Triton PCS Agreement, the Roaming Agreement was terminated upon consummation of the AT&T Wireless and Cingular Wireless merger. Accordingly, during the third quarter of 2004, the Company accelerated the amortization of the Roaming Agreement to fully amortize this intangible over its revised useful life, which ended on October 26, 2004. The impact of this change for the year ended December 31, 2004, was an increase in amortization expense and a decrease in net income of approximately $3.6 million.

(3)    Current Relationship with AT&T Wireless and Cingular Wireless

In February 2004, AT&T Wireless and Cingular Wireless entered into an Agreement and Plan of Merger pursuant to which Cingular Wireless agreed to acquire all of the outstanding stock of AT&T Wireless through a merger of a Cingular Wireless subsidiary with and into AT&T Wireless, with AT&T Wireless as the surviving corporation of the merger. The announcement of Cingular Wireless’ planned acquisition of AT&T Wireless signaled a fundamental change in the long-standing strategic partnership between the Company and AT&T Wireless, and it precipitated a protracted series of negotiations among Holdings, AT&T Wireless and Cingular Wireless during the period from February 2004 to September 2004. In the course of those negotiations, the three parties discussed a broad range of topics relating to the effect of Cingular Wireless’ proposed acquisition of AT&T Wireless on their current and future business relationships. Through this extended process of negotiation, the parties entered into three primary definitive agreements, each dealing with a separate and distinct group of business issues. Reflecting the complexity and time-consuming nature of the negotiations, these three definitive agreements were separately negotiated and documented, had separate and distinct closing conditions, had different affiliated entities as parties, were executed at different times and were consummated at different times.

Two of the agreements with AT&T Wireless and Cingular Wireless were entered into on July 7, 2004.

•	Triton Holdings Agreement. On October 26, 2004 (the date Cingular Wireless consummated its acquisition of AT&T Wireless), pursuant to an agreement dated July 7, 2004 by and among Holdings, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless (the “Triton Holdings Agreement”), AT&T Wireless PCS surrendered to Holdings all of the Holdings’ stock owned by AT&T Wireless. Upon the surrender by AT&T Wireless PCS of its Holdings stock, Holdings’ Stockholders’ Agreement was terminated. In addition, Holdings’ Investors Stockholders’ Agreement, dated as of February 4, 1998, as amended, by and among Holdings’ initial cash equity investors and certain of its management stockholders, also was terminated pursuant to its terms upon termination of Holdings’ Stockholders’ Agreement. The termination of Holdings’ Stockholders’ Agreement allows the combined Cingular Wireless/AT&T Wireless to operate in regions where the Company once had the right to operate exclusively and allows the Company to operate in areas where it was once prohibited. Also pursuant to the Triton PCS Holdings Agreement, AT&T Wireless transferred to Holdings its interest in the entity that controls the “SunCom” brand name and related trademarks and waived the payment of a $3.5 million dividend previously declared by Holdings on its Series A preferred stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Triton PCS Agreement.    Pursuant to an agreement dated July 7, 2004 by and among SunCom, AT&T Wireless, AT&T Wireless PCS and Cingular Wireless, on October 26, 2004, the Roaming Agreement was terminated and the Company’s roaming agreement with Cingular Wireless was amended to extend the term and reduce the roaming rates payable to the Company and its affiliates thereunder. Without the exclusivity agreement that previously applied to AT&T Wireless, Cingular Wireless will not rely on the Company’s network for service to the same degree that AT&T Wireless did in the past. However, since the rates are reciprocal, the Company is able to offer its customers wide-area rate plans at acceptable rates of return due to lower expense associated with reduced roaming rates. This change will make the Company less dependent on roaming revenue, which is not directly within the Company’s control, and will allow the Company’s subscriber revenues to produce a greater proportion of its income from operations. In addition, AT&T Wireless transferred certain FCC licenses covering Savannah, Georgia, and Asheville, Wilmington and Jacksonville, North Carolina, to the Company in exchange for certain FCC licenses held by the Company covering Savannah and Augusta, Georgia. As additional consideration for this license exchange, Cingular Wireless has also paid the Company approximately $4.7 million.

In connection with the consummation of the Triton PCS Agreement on October 26, 2004, the Company recognized a non-operating gain of $16.5 million. This gain is the result of the Company receiving cash of approximately $4.7 million, FCC licenses with a value of approximately $10.9 million and a new roaming agreement with Cingular Wireless with a non-reciprocal TDMA component with a fair value of approximately $2.9 million. In exchange, and the Company transferred FCC licenses with a book value of approximately $2.0 million.

When the Triton Holdings Agreement and the Triton PCS Agreement were entered into in July 2004, the parties also announced that they had entered into a non-binding letter of intent to consider a possible exchange of wireless network assets. The proposal to enter into an exchange transaction arose during the course of the broad-ranging discussion of the parties’ future business relationships. After a series of negotiations over the next three months, Holdings, AT&T Wireless and Cingular Wireless entered into the Exchange Agreement described below.

•	Exchange Agreement. On September 21, 2004, Holdings entered into an Exchange Agreement with AT&T Wireless and Cingular Wireless LLC (the “Exchange Agreement”). On December 1, 2004, pursuant to the closing of the first stage of the Exchange Agreement, Holdings transferred PCS network assets held for use in its Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands and the payment by Cingular Wireless to the Company of $175 million.

Prior to the first closing of the Exchange Agreement, Holdings and AT&T Wireless separately contributed their respective network assets and FCC license assets to two new, wholly-owned subsidiaries—one to hold the transferred network assets (other than certain associated FCC licenses) and the other to hold the relevant FCC licenses. At the first closing, the parties exchanged equity interests in the subsidiaries which hold the network assets. At the second closing, which is expected to occur after obtaining required FCC approvals, the parties will exchange equity interests in the subsidiaries holding the FCC licenses. Pending the second closing, the parties have entered into spectrum lease agreements, which allow each party to use the licensed PCS spectrum associated with the previously exchanged network assets. See Note 4 for additional disclosure regarding the Company’s accounting treatment of the Exchange Agreement.

In connection with the consummation of the Exchange Agreement, the Company recognized a non-operating pre-tax gain of $663.1 million, net of expenses of $3.5 million. This gain is the result of the Company exchanging tangible and intangible assets in its Virginia markets (the “Virginia Markets”)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with a book value of approximately $422.0 million and a fair value of approximately $1,079.5 million. In addition, the Company recognized a gain of approximately $9.1 million as the result of eliminating liabilities associated with the divested Virginia assets.

As a result of these transactions, the Company is no longer the exclusive provider of AT&T Wireless (now Cingular Wireless) PCS service in its markets and the exclusivity, resale and other provisions of the Stockholders’ Agreement discussed in Note 2 above have been terminated. The Company currently markets wireless service under the SunCom Wireless brand name.

(4)    Exchange Transaction

As described in Note 3, on December 1, 2004, pursuant to the terms of the Exchange Agreement, Holdings transferred PCS network assets held for use in the Virginia markets to AT&T Wireless in exchange for PCS network assets held by AT&T Wireless for use in certain of its North Carolina markets, in Puerto Rico and in the U.S. Virgin Islands (“NC/PR”) and the payment by Cingular Wireless to the Company of $175 million. The estimated value of the exchange, based on the fair value of the components valued by the Company with the assistance of an independent third party valuation company, was approximately $1.2 billion. The following schedule summarizes the preliminary purchase price allocation, consideration and direct transaction costs. This purchase price allocation is preliminary due primarily to the pending resolution of the working capital settlement.

December 1, 2004 Purchase Price Allocation
(Dollars in thousands)
Fair value of consideration and direct transaction costs:
Due to seller of NC/PR	$2,554
Fair value of Virginia Markets working capital divested	16,759
Fair value of Virginia Markets tangible assets divested	341,238
Fair value of Virginia Markets intangible assets divested	721,476
Deferred tax liability	96,216
Direct transaction costs	3,526

Total fair value of consideration	$1,181,769

Allocation of purchase price:
Cash received	$175,000
Fair value of NC/PR working capital acquired	40,801
Fair value of NC/PR tangible assets acquired	361,704
Fair value of NC/PR intangible assets acquired	503,685
Goodwill	100,579

Total purchase price allocation	$1,181,769

The asset exchange was accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations”. The Company’s consolidated results of operations include the operating results of NC/PR from the acquisition date, which was December 1, 2004. The acquired assets were recorded at their estimated fair market value at the date of acquisition and costs directly attributable to the completion of the acquisition have been allocated to the appropriate asset. The purchase price allocations include the following intangibles (i) $333.9 million of FCC licenses with indefinite useful lives, (ii) $157.1 million of subscriber lists with a useful life of approximately 7 years, (iii) $100.6 million of goodwill, and (iv) $12.7 million of income leases with useful lives ranging between 23 and 25 years. The weighted average amortization period of finite-lived intangible assets acquired in the Exchange Transaction was approximately 8 years. The purchase price allocations also include $361.7 million of property and equipment (e.g. equipment shelters, towers, telephone and switching equipment, cell site equipment),

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which is being depreciated over 3 to 10 years. The exchange resulted in the recognition of a gain on our consolidated statements of operations and comprehensive income (loss) of approximately $663.1 million, which is net of $3.5 million of direct costs related to the divestiture of the Virginia Markets. Of the $100.6 million of goodwill recorded in the Exchange Transaction, $22.3 million is deductible for tax purposes over 15 years.

The following unaudited pro forma financial information is not necessarily indicative of the Company’s results of operations that would have occurred had the acquisition of NC/PR and the disposition of the Virginia Markets taken place at January 1, 2003.

	For the Years Ended December 31,
	2003	2004
	(Dollars in thousands)
Total revenues	$815,995	$881,165

Net loss	$(263,987)	$(179,301)

(5)    Stock Compensation and Employee Benefits

Restricted Awards

Holdings has made grants of restricted stock to provide incentive to key employees and non-management directors and to further align the interests of such individuals with those of its stockholders. Grants of restricted stock generally are made annually under the stock and incentive plans and deferred compensation is recorded for these awards based upon the stock’s fair value at the date of issuance. Grants generally vest over a four to five year period.

The following table summarizes restricted stock activity under Holdings’ Stock and Incentive Plan and Holdings’ Directors’ Stock and Incentive Plan in 2002, 2003 and 2004 respectively:

	Deferred Compensation	Restricted Incentive Plan Shares Available	Restricted Incentive Plan Shares Issued	Per Share Average Grant Price
	(Dollars in thousands, except share amounts)
January 1, 2002	$92,619	1,676,845	3,277,650

Restricted stock grants	$7,379	(845,070)	845,070	$8.33
Restricted stock forfeitures	$(4,014)	135,617	(135,617)
Amortization of deferred compensation	$(21,430)

December 31, 2002	$74,554	967,392	3,987,103

Restricted stock grants	$3,123	(1,002,628)	1,002,628	$3.12
Restricted stock forfeitures	$(14,087)	508,472	(508,472)
Amortization of deferred compensation	$(28,810)

December 31, 2003	$34,780	473,236	4,481,259

Additional Incentive Plan shares authorized		3,600,000
Restricted stock grants	$5,209	(1,328,750)	1,328,750	$3.92
Restricted stock forfeitures	$(6,140)	560,283	(560,283)
Amortization of deferred compensation	$(19,023)

December 31, 2004	$14,826	3,304,769	5,249,726

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Separate from the Directors’ Stock and Incentive Plan, in 2002, Holdings entered into Director Stock Award Agreements with four of its non-employee directors: Scott I. Anderson, John D. Beletic, Arnold L. Chavkin and Rohit M. Desai. Each of these directors received an award of 11,250 shares of Class A common stock for service on the Board of Directors and an additional 6,250 shares for service on each of the Audit Committee and Compensation Committee. Accordingly, Mr. Anderson and Mr. Beletic each received total awards of 17,500 shares under agreements dated as of June 24, 2002, recognizing their service on the audit committee and the compensation committee, respectively, and Mr. Chavkin and Mr. Desai each received a total award of 23,750 shares under agreements dated as of July 1, 2002, recognizing their service on both committees. Other than for Mr. Beletic (whose awards vested in 2004 pursuant to a separation agreement), each award vests in equal installments over a five-year period, with the first installment vesting on June 1, 2003, and the awards vest under certain circumstances involving a change of control. Deferred compensation of approximately $0.3 million was recorded based on the market value at the date of grant. Upon each director’s termination of service as a member of Holdings’ Board of Directors for any reason, the director has agreed to forfeit any unvested shares, subject to the exception that if the director is not nominated to serve as a member of the Board of Directors when his term expires or if nominated, does not receive the requisite vote to be elected, the director will be deemed to have served on the Board of Directors as of the vesting date closest to the relevant annual meeting of Holdings’ stockholders.

Retirement Plan

The Company’s employees located in the continental United States are eligible to participate in the SunCom Management Company, Inc. Savings and Investment Plan which permits employees located in the continental United States to make contributions on a pre-tax salary reduction basis in accordance with applicable provisions of the Internal Revenue Code. Covered employees are eligible to begin making salary reduction contributions as of the first day of the calendar quarter following the employee’s completion of three months of employment. The Company matches a portion of its employees’ pre-tax contributions. The cost of the Savings and Investment Plan charged to expense was $1.3 million in 2002, $1.2 million in 2003 and $1.3 million in 2004.

In addition, commencing in 2004, Holdings authorized a retirement contribution equal to 3% of each eligible employee’s compensation to the Savings and Investment Plan. Covered employees are eligible to receive a retirement contribution on the first day of the first calendar quarter following their completion of 12 months of service provided they are not classified for payroll purposes as at or above the level of Senior Vice President. Employees vest immediately in the retirement contribution, and the contributions generally will be made by the Company in the quarter subsequent to being earned. The Company is permitted to make such retirement contributions in Holdings’ Class A common stock, cash or a combination of stock and cash. For the year ended December 31, 2004, Holdings contributed 299,872 shares of its Class A common stock, valued at an average price of $3.14 per share, to the Savings and Investment Plan for participants during 2004. In addition, the Company contributed approximately $0.4 million of cash to the Savings and Investment Plan for participants during 2004. As of December 31, 2004, the Company had accrued compensation of approximately $0.5 million in connection with cash that was paid on January 18, 2005 related to participants during the fourth quarter of 2004.

Pursuant to the Exchange Agreement, the Savings and Investment Plan was amended, effective December 1, 2004, to provide that those former employees of AT&T Wireless associated with North Carolina who became employees of the Company would receive past service credit for purposes of determining periods of service under the Savings and Investment Plan. In addition, those Company employees that terminated employment after July 8, 2004 with SunCom that were affected by the Exchange Agreement were fully vested in their accounts under the Savings and Investment Plan as of such date.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective December 1, 2004, SunCom Wireless Puerto Rico Operating Company LLC, Holdings’ wholly-owned subsidiary located in Puerto Rico, adopted the SunCom Wireless Puerto Rico Operating Company LLC 1165(e) Plan for the benefit of its employees located in Puerto Rico. The 1165(e) Plan permits employees located in Puerto Rico to make contributions on a pre-tax salary reduction basis in accordance with applicable provisions of the Puerto Rico Internal Revenue Code. Covered employees are eligible to make salary reduction contributions as of the first day of employment. SunCom Wireless Puerto Rico makes a retirement contribution equal to 2% of each eligible employee’s compensation. Covered employees become eligible for a retirement contribution after six months of service and must be employed on the last day of the plan year to receive a retirement contribution for the plan year. SunCom Wireless Puerto Rico matches a portion of each employee’s pre-tax contributions. Employees vest immediately in the employer matching contributions and over a period of seven years in the retirement contribution. Matching contributions are made after each payroll period and retirement contributions are made annually. For the year ended December 31, 2004, the Company did not incur any expense in connection with the SunCom Wireless Puerto Rico Operating Company LLC 1165(e) Plan.

Employee Stock Purchase Plan

Holdings previously offered an employee stock purchase plan pursuant to which employees were able to purchase shares of Holdings’ Class A common stock. In January 2003, due to a limited number of remaining shares available for issuance under the employee stock purchase plan, Holdings suspended participation in this plan. Under the terms of this plan, Holdings’ Stock Plan Committee establishes offering periods during each calendar year in which employees can participate. The purchase price is determined at the discretion of the Stock Plan Committee but shall not be less than the lesser of: (i) 85% of the fair market value on the first business day of each offering period or (ii) 85% of the fair market value on the last business day of the offering period. Holdings issued 202,704 shares of Class A common stock, at an average per share price of $4.52 in 2002 and 36,504 shares of Class A common stock, at an average per share price of $1.57, in January 2003.

Deferred Compensation Plan

In June 2004, the Company implemented a nonqualified deferred compensation plan for the benefit of certain management employees and members of Holdings’ Board of Directors. This plan permits the deferral of earned compensation, including salary, bonus and stock grants. Holdings may set aside assets in a trust in order to assist it in meeting the obligations of the plan when they come due. The assets of the trust, if any, remain subject to the claims of Holdings’ general creditors under federal and state laws in the event of insolvency. Consequently, the trust qualifies as a grantor trust for income tax purposes (i.e. a “Rabbi Trust”). In accordance with EITF 97-14, “Accounting for Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested”, Holdings’ stock contributed to the trust is recorded at historical cost and classified as Triton PCS Holdings, Inc. Common Stock Held in Trust. Since these investments are in Holdings’ stock, an offsetting amount is recorded as deferred compensation in the equity section of the balance sheet. Compensation contributed to the plan in the form of cash is invested in diversified assets classified as trading securities, which are held by the Rabbi Trust. These assets are classified within other long-term assets on the balance sheet and are recorded at fair market value, with changes recorded to other income and expense. The liabilities related to this plan are included in other long-term liabilities on the balance sheet, with changes in the liability related to the Rabbi Trust being recorded as adjustments to compensation expense. As of December 31, 2004, amounts held in the Rabbi Trust were not significant.

(6)    Investments

Marketable securities, consisting of auction rate securities, are categorized as available-for-sale and are stated at fair value, with unrealized gains and losses, if applicable, reported as a component of accumulated other comprehensive income on the consolidated balance sheet. Purchases and sales of securities are reported on a

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

trade-date basis, and interest is recorded when earned. Auction rate securities, historically classified as cash and cash equivalents, have been reclassified within the consolidated balance sheet as marketable securities for the year ending December 31, 2003. Cash and cash equivalents for 2003 decreased by $102.6 million, while short-term investments increased by the same amount. This reclassification resulted in a decrease of $95.7 million and $166.9 million to cash flows used in investing activities as a result of the net sales of auction rate securities for the years ended December 31, 2003 and 2002, respectively. Maturities and gross unrealized gains (losses) at December 31, 2004 and 2003 are as follows:

	Maturity in Years		Unrealized		Estimated Fair Value
2004		Cost	Gains	Losses
	(in thousands)
Auction rate securities	1 or less	$305,500	—	—	$305,500

Total short-term investments		$305,500	—	—	$305,500

	Maturity in Years		Unrealized		Estimated Fair Value
2003		Cost	Gains	Losses
	(in thousands)
Auction rate securities	1 or less	$102,600	—	—	$102,600

Total short-term investments		$102,600	—	—	$102,600

(7)    Property and Equipment

	December 31,
	2003	2004
	(Dollars in thousands)
Property and equipment:
Land	$377	$313
Network infrastructure and equipment	1,141,200	1,121,938
Furniture, fixtures and computer equipment	98,134	88,832
Capital lease assets	8,946	5,664
Construction in progress	22,843	9,091

	1,271,500	$1,225,838
Less accumulated depreciation	(482,630)	(411,711)

Property and equipment, net	$788,870	$814,127

Effective April 1, 2004, the Company implemented the results of a review of the estimated service lives of its TDMA wireless communications equipment. This review was undertaken as the result of the Company’s successful launch of its overlapping GSM/GPRS network in all of its covered markets. Service lives were shortened to fully depreciate all TDMA equipment by the end of 2008. TDMA equipment acquired after April 1, 2004 has a useful life no longer than 57 months. The impact of this change was an increase in depreciation expense and a decrease in net income of approximately $12.6 million during the year ended December 31, 2004.

Depreciation for the years ended December 31, 2002, 2003 and 2004 totaled $126.2 million, $144.4 million and $160.5, respectively. During the years ended December 31, 2002, 2003 and 2004 the Company incurred charges of $3.9 million, $4.4 million, and $0.7, respectively, as the result of losses on the sale of property and equipment, charges to accelerate depreciation on certain assets as a result of management’s decision not to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

complete the construction of certain network infrastructure and cell site equipment deemed obsolete. These charges are included in depreciation and asset disposal expense in the statement of operations and comprehensive income (loss).

In July 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”. This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligations for its recorded amount or incurs a gain or loss.

The Company is subject to asset retirement obligations associated with its cell site operating leases, which are subject to the provisions of SFAS No. 143. Cell site lease arrangements may contain clauses requiring restoration of the leased site at the end of the lease term, creating an asset retirement obligation. In addition to cell site operating leases, leases related to retail and administrative locations are subject to the provisions of SFAS No. 143.

During 2004, the Company incurred $0.2 million of accretion expense, which increased the carrying value of the Company’s asset retirement obligation to $2.0 million. There were no liabilities settled or changes in asset retirement obligation cash flow estimates in 2004. In addition, no assets are legally restricted for the purposes of settling asset retirement obligations.

(8)    Intangible Assets

Effective January 1, 2002, the Company adopted SFAS No. 142, which established new standards related to how acquired goodwill and other intangible assets are to be recorded upon their acquisition, as well as how they are to be accounted for after they have been initially recognized in the resulting combined financial statements. Upon adoption, SFAS No. 142 required a transitional impairment test using a fair value approach for goodwill and other intangible assets deemed to have indefinite lives. SFAS No. 142 requires goodwill to be evaluated for impairment using a two-step test. The first step consists of a review for potential impairment, while the second step, if required, calculates the amount of impairment, if any. Upon adoption of SFAS No. 142, the Company had no goodwill; therefore, no transitional impairment test was performed.

Effective with the adoption of SFAS No. 142, the Company ceased amortizing FCC licensing costs. Additionally, the Company was required to reassess the useful lives of other indefinite-lived intangible assets, which consists of FCC licensing costs. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is generally a routine matter involving a nominal fee, and the Company has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of its FCC licenses. As such, the Company has determined that FCC licenses are deemed to be intangible assets that have indefinite useful lives. Prospectively, the Company will continue to reevaluate periodically its determination of an indefinite useful life for its FCC licenses. The Company completed a transitional impairment test as of January 1, 2002 for FCC license costs, calculating fair value using discounted future cash flows, and the Company determined that there was no impairment required for its licenses. All of the Company’s FCC licenses are aggregated for the purpose of performing the impairment test because they are operated as a single asset, and as such, are essentially inseparable from one another.

On December 1, 2004, the Company acquired the NC/PR business from AT&T Wireless. The acquisition resulted in the recognition of goodwill, FCC license costs, income leases and subscriber-related intangible assets. See Note 4 for more information about the Company’s exchange transaction.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On a prospective basis, the Company is required to test both goodwill and other indefinite-lived intangible assets, consisting of FCC licensing costs, for impairment on an annual basis based upon a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets must be tested for impairment between annual tests if events or changes in circumstances indicate that the asset might be impaired. The Company has evaluated the carrying value of the goodwill and its FCC licenses and has determined that these assets are not impaired.

The following table summarizes the Company’s intangible assets as of December 31, 2003 and 2004, respectively. See Notes 3 and 4 for further discussion of the intangible assets acquired and divested in the various transactions with AT&T Wireless and Cingular Wireless.

	December 31,		Amortizable Lives
	2003	2004
	(Dollars in thousands)
PCS Licenses	$493,296	$699,016	Indefinite
AT&T and Cingular agreements	26,026	2,884	3-20 years
Subscriber lists	—	157,081	7 years
Bank financing	4,522	8,243	5-10 years
Agent exclusivity agreements	164	—	1-3 years
SunCom brand	—	22,900	5 years
Income leases	—	12,696	23-25 years
Goodwill	—	100,579	Indefinite
Other	3,227	2,732	1-40 years

	527,235	1,006,131
Less: accumulated amortization	(38,352)	(22,079)

Intangible assets, net	$488,883	$984,052

Amortization of intangibles for the years ended December 31, 2002, 2003 and 2004 totaled $7.5 million, $10.2 million and $13.1 million, respectively. AT&T Wireless and Cingular Wireless agreements, subscriber lists, income leases, the SunCom brand, trademarks and other intangible asset amortization, which is recorded as amortization expense on the consolidated statement of operations and comprehensive income (loss), was $2.9 million, $2.7 million and $11.5 million for the years ended December 31, 2002, 2003 and 2004, respectively. Bank financing amortization, which is recorded as interest expense or debt extinguishment costs, as applicable, on the consolidated statement of operations and comprehensive income (loss) was $1.8 million, $5.5 million and $1.4 million for the years ended December 31, 2002, 2003 and 2004, respectively. Agent exclusivity agreement amortization, which is recorded as contra equipment revenue on the consolidated statement of operations and comprehensive income (loss), was $2.8 million, $2.0 million and $0.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated aggregate amortization of intangibles for the next five years is as follows:

Year	(in thousands)
2005	$29,823
2006	$29,717
2007	$29,686
2008	$28,775
2009	$27,929

(9)    Detail of Certain Liabilities

The following table summarizes certain current liabilities as of December 31, 2003 and 2004, respectively.

	December 31,
	2003	2004
	(Dollars in thousands)
Accrued liabilities:
Bank overdraft liability	$22,721	$13,509
Accrued payroll and related expenses	13,831	15,232
Accrued expenses	13,819	15,050
Accrued interest	23,270	23,574

Total accrued liabilities	$73,641	$67,365

Other current liabilities:
Deferred revenue	$21,605	$13,012
Deferred gain on sale of property and equipment	1,190	920
Security deposits	12,914	7,498
Other	—	2,554

Total other current liabilities	$35,709	$23,984

(10)    Long Term Debt

The following table summarizes the Company’s borrowings as of December 31, 2003 and 2004, respectively.

	December 31,
	2003	2004
	(Dollars in thousands)
Current portion of long-term debt:
Current portion of capital lease obligations	$1,444	$984
Current portion of senior secured term loan	—	2,500

Total current portion of long-term debt	1,444	3,484

Long-term debt:
Capital lease obligations	$909	$269
Senior secured term loan	—	247,500
8 1/2% senior notes	710,205	712,055
9 3/8% senior subordinated notes	340,395	338,460
8 3/4% senior subordinated notes	392,279	390,034

Total long-term debt	1,443,788	1,688,318
Total debt	$1,445,232	$1,691,802

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest expense, net of capitalized interest was $144.1 million, $141.2 million and $128.6 million for the years ended December 31, 2002, 2003 and 2004, respectively. The Company capitalized interest of $4.2 million, $1.7 million and $0.8 million in the years ended December 31, 2002, 2003 and 2004, respectively. The weighted average interest rate for total debt outstanding during 2003 and 2004 was 9.06% and 8.32%, respectively. The Company’s average interest rate at December 31, 2003 and 2004 was 8.40% and 8.28%, respectively.

Aggregate maturities are as follows:

Year	(in thousands)
2005	$3,484
2006	2,591
2007	2,566
2008	2,564
2009	240,048
Thereafter	1,440,549

Total	$1,691,802

Old Credit Facilities

On June 13, 2003, the Company repaid all outstanding borrowings and retired its then existing credit facility with a portion of the proceeds from the sale of the 8 1/2% notes. In connection with the retirement of this credit facility, the Company wrote-off deferred financing costs of approximately $3.7 million for the year ended December 31, 2003, and recorded these expenses as debt extinguishment costs on the consolidated statements of operations and comprehensive income (loss).

Also on June 13, 2003, SunCom and Holdings (together referred to as the “Obligors”) entered into a new credit agreement with Lehman Commercial Paper Inc., CoBank, ACB, Citicorp North America, Inc., Chase Lincoln First Commercial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom the Obligors refer to as the lenders, and Lehman Brothers Inc., CoBank, ACB and Citigroup Global Markets Inc. as joint-lead arrangers, pursuant to which the lenders agreed to lend the Company up to $100 million in revolving credit loans.

On November 18, 2004, in connection with the Company’s entry into a new senior secured term loan, it terminated its $100 million credit facility. At November 18, 2004, the Company had no outstanding borrowings under its old credit facility. In connection with the retirement of this credit facility, the Company wrote-off deferred financing costs of approximately $0.9 million during the year ended December 31, 2004.

Senior Secured Term Loan

On November 18, 2004, the Obligors entered into a new term loan agreement with Lehman Commercial Paper Inc., as a lender and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a lender and syndication agent, and the other lenders party thereto, pursuant to which the lenders provided up to $250 million in term loans. Other lenders may become parties to the Term Loan in the future. The following is a summary of the material terms of the new Term Loan.

All loans made under the new Term Loan will mature in 19 quarterly installments of 0.25% of the aggregate amount of the terms loans beginning on March 31, 2005, with the outstanding balance due on November 18, 2009.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Obligors’ obligations under the new Term Loan are guaranteed by substantially all of the domestic subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. These obligations also are secured by (i) liens and security interests in substantially all of such subsidiaries’ personal property; (ii) a pledge of the SunCom capital stock; and (iii) a pledge of the capital stock and membership interests of each of the domestic subsidiaries of SunCom including the membership interests of the non-guarantor subsidiaries.

The loans bear interest at either LIBOR, the London interbank offered rate, plus an applicable margin of 3.25%, or an alternate base rate, plus an applicable margin of 2.25%, at the Company’s option. The Company will also be required to pay a prepayment premium of 2% of the principal amount of any loans prepaid before November 18, 2006.

The Term Loan contains customary representations and warranties and affirmative and negative covenants. The Term Loan contains restrictions on SunCom and SunCom’s subsidiaries’ ability to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends, make capital distributions, create liens on assets, make investments, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restricts corporate activities. The Company does not expect that such covenants will materially impact its ability or the ability of its subsidiaries to operate their respective businesses.

The new Term Loan contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made that is incorrect in any material respect on or as of the date made, a default in the performance of certain covenants, certain insolvency events, certain change of control events and cross-defaults to other indebtedness.

As of December 31, 2004, the Company had drawn the entire $250.0 million under the new Term Loan.

Senior Notes

8 1/2% Senior Notes

On June 13, 2003, SunCom completed a private offering of $725.0 million principal amount of its 8 1/2% Senior Notes due 2013 (the “8 1/2% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of approximately $14.5 million) were approximately $710.5 million.

Cash interest is payable semiannually on June 1 and December 1.

The 8 1/2% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after June 1, 2008 at redemption prices specified in the indenture governing the 8 1/2% Notes plus accrued and unpaid interest, if any.

The 8 1/2% Notes are guaranteed on a senior basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (SunCom’s indirect subsidiaries that hold its real estate interests and FCC licenses, respectively). In addition, Holdings is not a guarantor of the 8 1/2% Notes. The 8 1/2% Notes are effectively subordinated in right of payment to all of SunCom’s senior secured debt, including the new senior secured term loan.

Upon a change in control, each holder of the 8 1/2% Notes may require SunCom to repurchase such holder’s 8 1/2% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued, unpaid and additional interest, if any to the purchase date.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All outstanding principal and interest of the 8 1/2% Notes mature and require complete repayment on June 1, 2013.

Prior to their extinguishment during the second half of 2004, the Company had utilized interest rate swaps to hedge the fair value of a portion of the 8 1/2% Notes (see Note 12).

Senior Subordinated Debt

9 3/8% Senior Subordinated Notes

On January 19, 2001, SunCom completed a private offering of $350.0 million principal amount of the 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of approximately $9.2 million) were approximately $337.5 million.

On November 1, 2004, SunCom repurchased $3.0 million principal amount of the 9 3/8% Notes for aggregate cash consideration of approximately $2.4 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, SunCom recognized approximately $0.6 million of gain within interest and other income on its consolidated statement of operations and comprehensive income (loss).

Cash interest is payable semiannually on August 1 and February 1.

The 9 3/8% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after February 1, 2006 at redemption prices specified in the indenture governing the 9 3/8% Notes plus accrued and unpaid interest, if any.

The 9 3/8% Notes are guaranteed on a subordinated basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. In addition, Holdings is not a Guarantor of the 9 3/8% Notes. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the new senior secured term loan, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 9 3/8% Notes may require SunCom to repurchase such holder’s 9 3/8% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 9 3/8% Notes mature and require complete repayment on February 1, 2011.

8 3/4% Senior Subordinated Notes

On November 14, 2001, SunCom completed an offering of $400 million principal amount of 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million and estimated expenses of $1.0 million) were approximately $390.0 million.

On November 1, 2004, SunCom repurchased $3.0 million principal amount of the 8 3/4% Notes for the aggregate cash consideration of approximately $2.3 million, representing principal repurchase consideration plus accrued and unpaid interest from the last interest payment date. In connection with the note repurchase, SunCom recognized approximately $0.8 million of gain within interest and other income on its consolidated statement of operations and comprehensive income (loss).

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash interest is payable semiannually on May 15 and November 15.

The 8 3/4% Notes may be redeemed at the option of SunCom, in whole or in part, at various points in time after November 15, 2006 at redemption prices specified in the indenture governing the 8 3/4% Notes plus accrued and unpaid interest, if any.

The 8 3/4% Notes are guaranteed on a subordinated basis by all of the subsidiaries of SunCom, other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. In addition, Holdings is not a Guarantor of the 8 3/4% Notes. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the new senior secured term loan, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 8 3/4% Notes may require SunCom to repurchase such holder’s 8 3/4% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 8 3/4% Notes mature and require complete repayment on November 15, 2011.

Repayment of Senior Subordinated Notes

11% Senior Subordinated Notes

On May 30, 2003, SunCom commenced a tender offer to purchase any and all of its then outstanding $512.0 million aggregate principal amount of senior subordinated discount notes (the “11% Notes”). On June 13, 2003, SunCom used a portion of the proceeds from the sale of its 8 1/2% Notes to purchase approximately $408.6 million principal amount of 11% Notes deemed to have been validly tendered pursuant to the tender offer for aggregate cash consideration of approximately $438.3 million, representing the tender offer consideration plus accrued and unpaid interest from the last interest payment date to, but excluding June 13, 2003. On July 14, 2003, in accordance with the terms and the indenture governing the 11% Notes, SunCom redeemed the remaining $111.4 million in the aggregate, which amount consisted of a redemption price of 105.5% of principal amount of the 11% Notes plus accrued and unpaid interest to, but not including, the redemption date. In connection with the repurchase and redemption of the 11% Notes, SunCom incurred total costs of approximately $37.5 million for the year ended December 31, 2003, which primarily included the tender offer premium, tender offer fee, and write-off of deferred financing costs related to the 11% Notes.

(11)    Income Taxes

The components of income tax expense are presented in the following table (in thousands):

	Years Ended December 31,
	2002	2003	2004
Current
Federal	$—	$—	$4,035
State	976	1,560	1,256

	976	1,560	5,291

Deferred
Federal	21,409	8,818	(3,562)
State	2,265	1,529	497
Foreign	—	—	214

	23,674	10,347	(2,851)

Total income tax expense	$24,650	$11,907	$2,440

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax expense differs from those computed using the statutory U.S. federal income tax rate as set forth below:

	2002	2003	2004
U.S. federal statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	(1.55)%	(1.41)%	.20%
Foreign	—	—	.02%
Change in federal valuation allowance	(50.75)%	(40.01)%	(37.96)%
Other, net	(0.85)%	(1.95)%	3.17%

Effective tax rate	(18.15)%	(8.37)%	0.43%

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	2003	2004
Deferred tax assets:
Non-deductible accruals	$17,205	$31,636
Deferred gain	10,713	7,767
Unrealized losses	7,231	1
Net operating loss carry forward	381,745	268,743
Tax credits	—	6,200

	416,894	314,347
Valuation allowance	(351,631)	(170,341)

Net deferred tax assets	65,263	144,006
Deferred liabilities
Intangibles	—	59,238
FCC licenses	45,956	122,989
Depreciation and amortization	65,263	101,100

Deferred tax liabilities	111,219	283,327

Net deferred tax liabilities	$45,956	$139,321

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 2004 and 2003. As of December 31, 2004 and 2003, approximately $7.1 million and $7.0 million, respectively, of the gross deferred tax asset and related valuation allowance is attributable to restricted stock compensation. To the extent that such assets are realized in the future, the benefit is applied to equity.

Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss (“NOL”) carryforwards in years subsequent to a more than 50% cumulative ownership change. A more than 50% cumulative ownership change occurred on December 12, 2001 and again on October 26, 2004. As a result, the total NOLs available to offset taxable income are $700 million; these NOLs will carryforward until 2023.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12)    Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

	December 31,
	2003		2004
	Carrying Amount	Estimated Fair value	Carrying Amount	Estimated Fair value
	(in thousands)
Interest rate swaps—acting as a hedge	$(846)	$(846)	$—	$—
Long-term debt:
Senior debt	710,205	779,375	712,055	703,250
Subordinated debt	732,674	751,000	728,494	587,260
Senior secured term loan	—	—	250,000	250,000
Capital leases	2,353	2,353	1,253	1,253

The carrying amounts of cash and cash equivalents, short-term investments, accounts and notes receivable, bank overdraft liability, accounts payable and accrued expenses are a reasonable estimate of their fair value due to the short-term nature of the instruments.

Long-term debt is comprised of senior debt, subordinated debt, bank loans and capital leases. The fair value of senior and subordinated debt is stated at quoted market value. The carrying amounts of bank loans are a reasonable estimate of their fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value.

The Company recognizes all derivatives on the balance sheet at fair value. In accordance with SFAS No.133 “Accounting for Derivative Instruments and Hedging Activities”, as amended, changes in the fair value for the effective portion of the gain or loss on a derivative that was designated as, and met all the required criteria for, a cash flow hedge were recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged items affected earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative was recognized in earnings within other income or expense. On June 13, 2003, the Company terminated all 13 of its previously existing interest rate swaps for aggregate cash consideration of $23.7 million, which included accrued and unpaid interest through the date of termination. Approximately $0.1 million of the hedge ineffectiveness for existing derivative instruments for the year ended December 31, 2002 was recorded based on the calculations in accordance with SFAS No. 133, as amended. There was no hedge ineffectiveness for the year ended December 31, 2003. In addition, approximately $20.4 million of cumulative expense had been realized in the statement of operations for interest rate swaps that no longer acted as hedges.

Subsequent to the June 13, 2003 terminations, the Company entered into five new interest rate swap agreements for an aggregate notional amount of $300.0 million. The Company utilized these interest rate swap derivatives to manage changes in market conditions related to interest rate payments on its fixed rate debt obligations. As a result, these swaps were classified as fair value hedges and changes in the fair value of the interest rate swaps were recorded as an adjustment to the carrying value of the matched debt.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the third and fourth quarters of 2004, the Company extinguished all five of its interest rate swap agreements. The Company incurred approximately $3.1 million of losses in connection with these terminations. These losses were recorded to other expense on the consolidated statement of operations and comprehensive income (loss).

As of December 31, 2004, the Company was not a party to any interest rate swap agreements.

(13)    Relationship with Lafayette Communications Company L.L.C.

On June 20, 2003, Lafayette Communications Company L.L.C. (“Lafayette”) (in two separate transactions) sold 12 PCS licenses to the Company for an aggregate fair value of approximately $100.1 million. As a part of these transactions, the Company paid approximately $28.1 million to the FCC to satisfy Lafayette’s outstanding obligations due to the FCC. In addition, all loans receivable from Lafayette to the Company were satisfied in connection with these transactions. These licenses cover populations totaling approximately 4.3 million people, including all of South Carolina and parts of Virginia and Georgia. Subsequent to the sale of these PCS licenses, the Company terminated its relationship with Lafayette on June 30, 2003 and divested its 39% interest in Lafayette.

On November 11, 2004, Lafayette sold the Company a PCS license covering a population of approximately 147,600 people in the Savannah, Georgia basic trading area for approximately $2.1 million.

On November 29, 2004, SunCom Wireless Affiliate Company LLC, a direct, wholly-owned subsidiary of Holdings, reacquired a 39% interest in Lafayette for nominal consideration. Under section 24.709 of the FCC rules, Lafayette has been designated an “entrepreneur” and is eligible to hold certain PCS licenses.

On December 23, 2004, Lafayette sold the Company a PCS license covering a population of approximately 167,200 people in the Danville, Virginia basic service area for approximately $50,000.

(14)    Acquisition of Urban Comm—North Carolina, Inc.

On October 28, 2004, the Company finalized the terms of a proposed stock purchase agreement to acquire Urban Comm—North Carolina, Inc. (“Urban”) and submitted the proposed agreement to the U.S. Bankruptcy Court for approval. On December 1, 2004, the Bankruptcy Court entered an Interim Relief Order which, among other things, permitted that the Company and Urban enter into the stock purchase agreement. Because Urban is currently under Chapter 11 bankruptcy protection, final approval of the agreement and the transactions contemplated by the agreement will have to be confirmed as part of a plan of reorganization, which is subject to acceptance by Urban’s creditors and the approval of the Bankruptcy Court. In addition, the FCC is Urban’s largest creditor and, therefore, the FCC and U.S. Department of Justice will have to agree to settle all claims related to the outstanding debt obligations owed to the FCC by Urban in exchange for a repayment of debt owed to the FCC by Urban. The timing of this settlement process cannot be predicted at this time. Upon approval of the FCC settlement by the Bankruptcy Court and Urban obtaining standard FCC consents, Urban will be in a position to seek confirmation of its plan of reorganization.

Under the stock purchase agreement, the Company would acquire the outstanding stock of Urban, whose sole assets consist of FCC wireless licenses in 20 basic trading areas for $113.0 million in cash. Of the 20 licenses, eight are in North Carolina, five are in South Carolina and seven are in Virginia. The licenses consist of eighteen 10-megahertz licenses and two 20-megahertz licenses. Collectively, the acquired licenses cover an area with a population of approximately 7.4 million people.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(15)    Commitments and Contingencies

(a)    Leases

The Company has entered into various leases for its offices, retail stores, land for cell sites, cell sites and furniture and equipment under capital and operating leases expiring through 2054. The Company recognizes rent expense on a straight-line basis over the life of the lease, which includes estimated renewal periods, where appropriate. As a result of recognizing rent expense on a straight-line basis, deferred rent is recorded on the balance sheet. The Company has various capital lease commitments, which total approximately $1.3 million as of December 31, 2004.

As of December 31, 2004, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

(1)    Future Minimum Lease Payments

	Operating	Capital
	(in thousands)
2005	$56,446	$1,022
2006	49,928	95
2007	41,806	67
2008	30,750	64
2009	22,224	48
Thereafter	97,589	—

Total	$298,743	$1,296

Interest expense		43

Net present value of future payments		1,253
Current portion of capital lease obligation		984

Long-term portion of capital lease obligation		$269

The above mentioned operating lease commitments include leases for the NC/PR properties acquired from AT&T Wireless and Cingular Wireless and assume that all of these leases will be assigned to the Company.

Rent expense under operating leases was $50.9 million, $51.8 million and $54.8 million for the years ended December 31, 2002, 2003 and 2004, respectively.

As of December 31, 2004, the Company had entered into contractual commitments to purchase equipment and software as well as certain support related to its network and administrative systems. The total amount of these commitments as of December 31, 2004 was $20.2 million, of which $19.1 million and $1.1 million is committed for the years ended December 31, 2005 and 2006, respectively.

(b)    Litigation

The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company’s results of operations.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16)    Termination Benefits and Other Related Charges

In January 2003, the Company completed a streamlining of its operations, which consolidated operations from a more decentralized structure and resulted in the termination of 157 positions and the elimination of 13 unfilled positions, or 8% of the Company’s workforce. In addition, 14 employees were relocated as a result of the streamlining. The workforce reduction resulted in $2.7 million of expenses incurred during the year ended December 31, 2003, consisting of $1.7 million for one-time termination benefits and $1.0 million for relocation and other related workforce reduction expenses. As of December 31, 2003, the Company had incurred all costs associated with this streamlining of operations.

(17) Related party transactions

The Company is a direct, wholly-owned subsidiary of SunCom Investment Company, and SunCom Investment Company is a direct, wholly-owned subsidiary of Holdings. The Company makes payments on behalf of SunCom Investment Company and Holdings for certain business activities, including, but not limited to, administrative expenses, tax payments and direct costs of business transactions. As of December 31, 2004 and 2003, the Company had recorded aggregate receivables from SunCom Investment Company and Holdings of $7.3 million and $0.6 million, respectively. These payments are due on demand. In addition, the Company paid a $189.0 million dividend to SunCom Investment Company in November 2004 for general and strategic corporate purposes.

(18)    Quarterly Results of Operations (Unaudited)

The following table summarizes the Company’s quarterly financial data for the two years ended December 31, 2003, and December 31, 2004, respectively. Information related to the first three quarters of each year is derived from the Company’s unaudited financial statements included in its Form 10-Q filings and includes, in management’s opinion, only normal and recurring adjustments that it considers necessary for a fair presentation of the results for such periods. The operating results for any particular quarter are not necessarily indicative of results for that year or any future period.

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Total revenue	$188,461	$206,470	$213,668	$201,500
Income from operations	4,432	16,058	17,728	2,713
Net loss as reported	(34,812)	(61,327)	(26,634)	(31,197)

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Total revenue	$197,960	$212,489	$212,243	$195,508
Income (loss) from operations	(2,293)	6,284	12,655	(2,474)
Net income (loss) as reported	(36,687)	(27,866)	(22,146)	648,775

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(19)    Supplemental Cash Flow Information

	2002	2003	2004
	(in thousands)
Cash paid during the year for interest, net of amounts capitalized	$89,831	$116,915	$124,864
Cash paid during the year for taxes	976	1,560	6,906

Non-cash investing and financing activities:
Deferred stock compensation	3,365	(10,964)	(1,025)
Equipment acquired under capital lease obligation	291	1,551	438
Change in fair value of derivative instruments	3,235	(583)	(846)
Change in capital expenditures included in accounts payable	(30,667)	(5,375)	19,573
FCC license acquisition through retirement of note receivable	—	71,961	—
Accrued direct transaction costs	—	—	503
Intangible asset acquired through the Triton PCS Agreement	—	—	2,884
Intangible asset contribution from parent, net	—	—	18,958
Asset retirement obligation accruals for property, plant and equipment	—	1,187	613
Tangible assets acquired through the Exchange Agreement, net	—	—	90,109
Intangible assets acquired through the Exchange Agreement, net	—	—	463,071

(20)    Guarantor Financial Information

The following tables set forth condensed consolidating financial information of SunCom (the “Parent Company”), for all of SunCom’s subsidiaries other than Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (collectively, the “Subsidiary Guarantors”) and Triton PCS License Company L.L.C. and Triton PCS Property Company L.L.C. (together, the “Subsidiary Non-Guarantors”). Set forth below are the balance sheet as of December 31, 2003 and 2004, the statement of operations for the twelve months ended December 31, 2002, 2003 and 2004 and the statement of cash flows for the twelve months ended December 31, 2002, 2003 and 2004 for the Parent Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors. During the periods prior to June 13, 2003, both the Subsidiary Guarantors and Subsidiary Non-Guarantors guaranteed the 11% Notes, the 9 3/8% Notes and the 8 3/4% Notes on a full and unconditional, joint and several basis.

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$502,402	$—	$—	$502,402
Roaming	—	175,405	—	—	175,405
Equipment	—	38,178	—	—	38,178

Total revenues	—	715,985	—	—	715,985
Expenses:
Cost of service	—	173,707	38,514	—	212,221
Cost of equipment	—	84,377	—	—	84,377
Selling, general and administrative	108	241,622	11,399	—	253,129
Non-cash compensation	—	21,430	—	—	21,430
Depreciation and asset disposal	—	130,079	—	—	130,079
Amortization	—	4,926	—	—	4,926

Income (loss) from operations	(108)	59,844	(49,913)	—	9,823
Interest expense	(143,689)	(397)	—	—	(144,086)
Other expense	(7,640)	(53)	—	—	(7,693)
Interest and other income	6,292	—	—	—	6,292

Income (loss) before taxes	(145,145)	59,394	(49,913)	—	(135,664)
Income tax provision	—	(976)	(23,674)	—	(24,650)

Net income (loss) before equity in earnings of subsidiaries	(145,145)	58,418	(73,587)	—	(160,314)
Equity in earnings of subsidiaries	(15,169)	(73,587)	—	88,756	—

Net income (loss)	$(160,314)	$(15,169)	$(73,587)	$88,756	$(160,314)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(83,660)	$185,215	$(47,284)	$—	$54,271

Cash flows from investing activities:
Purchase of available for sale securities	(788,050)	—	—	—	(788,050)
Proceeds from sale of available for sale securities	954,974	—	—	—	954,974
Capital expenditures	—	(165,871)	(64)	—	(165,935)
Net investment in and advances to non-consolidated entity	(14,922)	—	—	—	(14,922)
Repayments from non-consolidated entity	57,873	—	—	—	57,873
Acquisition of FCC licenses	—	—	(113,705)	—	(113,705)
Other	—	52	—	—	52
Investment in subsidiaries	(174,315)	(114,905)	—	289,220	—
Dividends received	59,410	—	—	(59,410)	—
Net intercompany loans	(23,803)	(22,345)	—	46,148	—

Net cash provided by (used in) investing activities	71,167	(303,069)	(113,769)	275,958	(69,713)

Cash flows from financing activities:
Dividends paid	—	(59,410)	—	59,410	—
Borrowings under senior secured credit facility	65,000	—	—	—	65,000
Payments under senior secured credit facility	(42,039)	—	—	—	(42,039)
Change in bank overdraft	—	3,627	—	—	3,627
Payment of deferred financing costs	(1,480)	—	—	—	(1,480)
Principal payment under capital lease obligations	—	(2,133)	—	—	(2,133)
Advances to related party	—	(181)	—	—	(181)
Capital contributions from parent	934	174,315	114,905	(289,220)	934
Net intercompany loans	—	—	46,148	(46,148)	—

Net cash provided by (used in) financing activities	22,415	116,218	161,053	(275,958)	23,728

Net increase (decrease) in cash and cash equivalents	9,922	(1,636)	—	—	8,286
Cash and cash equivalents, beginning of period	4,172	1,675	—	—	5,847

Cash and cash equivalents, end of period	$14,094	$39	$—	$—	$14,133

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet as of December 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$2,914	$452	$—	$—	$3,366
Short-term investments	102,600	—	—	—	102,600
Accounts receivable, net of allowance for doubtful accounts	76	62,863	—	—	62,939
Accounts receivable—roaming partners	—	19,378	—	—	19,378
Due from related parties	—	642	—	—	642
Inventory, net	—	24,344	—	—	24,344
Prepaid expenses	4	4,708	6,268	—	10,980
Intercompany receivable	273,297	—	—	(273,297)	—
Other current assets	514	6,038	—	—	6,552

Total current assets	379,405	118,425	6,268	(273,297)	230,801

Long term assets:
Property and equipment, net	—	788,493	377	—	788,870
Investments in subsidiaries	904,317	230,694	—	(1,135,011)	—
Intangible assets, net	3,790	14,206	470,887	—	488,883
Other long-term assets	175	8,076	3,128	—	11,379

Total assets	$1,287,687	$1,159,894	$480,660	$(1,408,308)	$1,519,933

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$54,594	$12,868	$—	$67,462
Accrued liabilities	23,270	50,371	—	—	73,641
Current portion of long-term debt	—	1,444	—	—	1,444
Other current liabilities	—	117,864	191,142	(273,297)	35,709

Total current liabilities	23,270	224,273	204,010	(273,297)	178,256

Long-term debt:
Capital lease obligations	—	909	—	—	909
Senior notes	710,205	—	—	—	710,205

Senior long-term debt	710,205	909	—	—	711,114
Subordinated notes	732,674	—	—	—	732,674

Total long-term debt	1,442,879	909	—	—	1,443,788

Deferred income taxes, net	—	—	45,956	—	45,956
Deferred revenue	—	2,663	—	—	2,663
Fair value of derivative instruments	846	—	—	—	846
Deferred gain on sale of property and equipment	—	25,882	—	—	25,882
Other	—	1,850	—	—	1,850

Total liabilities	1,466,995	255,577	249,966	(273,297)	1,699,241

Commitments and contingencies	—	—	—	—	—

Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2003	—	—	—	—	—
Additional paid-in-capital	730,965	1,391,930	493,295	(1,885,225)	730,965
Accumulated deficit	(875,493)	(487,613)	(262,601)	750,214	(875,493)
Deferred compensation	(34,780)	—	—	—	(34,780)

Total stockholder’s equity (deficit)	(179,308)	904,317	230,694	(1,135,011)	(179,308)

Total liabilities and stockholder’s equity (deficit)	$1,287,687	$1,159,894	$480,660	$(1,408,308)	$1,519,933

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$576,359	$—	$—	$576,359
Roaming	—	180,314	—	—	180,314
Equipment	—	53,426	—	—	53,426

Total revenues	—	810,099	—	—	810,099
Expenses:
Cost of service	—	204,574	39,652	—	244,226
Cost of equipment	—	104,630	—	—	104,630
Selling, general and administrative	135	224,406	11,136	—	235,677
Termination benefits and other related charges	—	2,731	—	—	2,731
Non-cash compensation	—	28,810	—	—	28,810
Depreciation and asset disposal	—	148,794	—	—	148,794
Amortization	—	4,300	—	—	4,300

Income (loss) from operations	(135)	91,854	(50,788)	—	40,931
Interest expense	(140,414)	(796)	—	—	(141,210)
Other expense	(2,898)	—	—	—	(2,898)
Debt extinguishment costs	(41,171)	—	—	—	(41,171)
Interest and other income	2,285	—	—	—	2,285

Income (loss) before taxes	(182,333)	91,058	(50,788)	—	(142,063)
Income tax provision	—	(1,560)	(10,347)	—	(11,907)

Net income (loss) before equity in earnings of subsidiaries	(182,333)	89,498	(61,135)	—	(153,970)
Equity in earnings of subsidiaries	28,363	(61,135)	—	32,772	—

Net income (loss)	$(153,970)	$28,363	$(61,135)	$32,772	$(153,970)

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2003

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(115,074)	$300,177	$(48,184)	$—	$136,919

Cash flows from investing activities:
Purchase of available for sale securities	(675,200)	—	—	—	(675,200)
Proceeds from sales of available for sale securities	770,917	—	—	—	770,917
Capital expenditures	—	(145,874)	—	—	(145,874)
Net investment in and advances to non-consolidated entity	(875)	—	—	—	(875)
Repayments from non-consolidated entity	58	—	—	—	58
Acquisition of FCC licenses	—	—	(28,413)	—	(28,413)
Other	—	738	—	—	738
Investment in subsidiaries	(80,860)	(28,413)	—	109,273	—
Dividends received	52,448	—	—	(52,448)	—
Net intercompany loans	—	(149,388)	—	149,388	—

Net cash provided by (used in) investing activities	66,488	(322,937)	(28,413)	206,213	(78,649)

Cash flows from financing activities:
Dividends paid	—	(52,448)	—	52,448	—
Proceeds from issuance of debt, net of discount	710,500	—	—	—	710,500
Payments under senior secured credit facility	(207,961)	—	—	—	(207,961)
Payment of subordinated debt	(511,989)	—	—	—	(511,989)
Payment of debt extinguishment costs	(31,342)	—	—	—	(31,342)
Change in bank overdraft	—	(3,171)	—	—	(3,171)
Payment of deferred financing costs	(2,680)	—	—	—	(2,680)
Extinguishment of interest rate swaps	(20,383)	—	—	—	(20,383)
Principal payments under capital lease obligations	—	(1,948)	—	—	(1,948)
Advances to related party	—	(120)	—	—	(120)
Capital contributions from parent	57	80,860	28,413	(109,273)	57
Net intercompany loans	101,204	—	48,184	(149,388)	—

Net cash provided by (used in) financing activities	37,406	23,173	76,597	(206,213)	(69,037)

Net increase (decrease) in cash and cash equivalents	(11,180)	413	—	—	(10,767)
Cash and cash equivalents, beginning of period	14,094	39	—	—	14,133

Cash and cash equivalents, end of period	$2,914	$452	$—	$—	$3,366

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet as of December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$8,143	$208	$—	$—	$8,351
Short-term investments	305,500	—	—	—	305,500
Accounts receivable, net of allowance for doubtful accounts	13	79,277	—	—	79,290
Accounts receivable – roaming partners	—	18,348	—	—	18,348
Due from related parties	1,976	5,373	—	—	7,349
Inventory, net	—	18,216	—	—	18,216
Prepaid expenses	71	6,470	5,070	—	11,611
Intercompany receivable	7,119	241,299	—	(248,418)	—
Other current assets	316	5,490	5,000	—	10,806

Total current assets	323,138	374,681	10,070	(248,418)	459,471

Long term assets:
Property and equipment, net	—	813,814	313	—	814,127
Investments in subsidiaries	1,616,466	393,397	—	(2,009,863)	—
Intangible assets, net	7,210	194,988	781,854	—	984,052
Other long-term assets	—	4,405	775	—	5,180

Total assets	$1,946,814	$1,781,285	$793,012	$(2,258,281)	$2,262,830

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$—	$74,020	$11,876	$—	$85,896
Accrued liabilities	23,574	43,791	—	—	67,365
Current portion of long-term debt	2,500	984	—	—	3,484
Other current liabilities	—	23,984	248,418	(248,418)	23,984

Total current liabilities	26,074	142,779	260,294	(248,418)	180,729

Long-term debt:
Capital lease obligations	—	269	—	—	269
Senior secured term loan	247,500	—	—	—	247,500
Senior notes	712,055	—	—	—	712,055

Senior long-term debt	959,555	269	—	—	959,824
Subordinated notes	728,494	—	—	—	728,494

Total long-term debt	1,688,049	269	—	—	1,688,318

Deferred income taxes, net	—	—	139,321	—	139,321
Deferred revenue	—	659	—	—	659
Deferred gain on sale of property and equipment	—	19,099	—	—	19,099
Other	—	2,013	—	—	2,013

Total liabilities	1,714,123	164,819	399,615	(248,418)	2,030,139

Commitments and contingencies	—	—	—	—	—

Stockholder’s equity (deficit):
Common Stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2004	—	—	—	—	—
Additional paid-in-capital	560,934	1,463,477	495,456	(1,958,933)	560,934
Accumulated deficit	(313,417)	152,989	(102,059)	(50,930)	(313,417)
Triton PCS Holdings, Inc common stock held in trust	(94)	—	—	—	(94)
Deferred compensation	(14,732)	—	—	—	(14,732)

Total stockholder’s equity (deficit)	232,691	1,616,466	393,397	(2,009,863)	232,691

Total liabilities and stockholder’s equity (deficit)	$1,946,814	$1,781,285	$793,012	$(2,258,281)	$2,262,830

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service	$—	$603,242	$—	$—	$603,242
Roaming	—	145,999	—	—	145,999
Equipment	—	68,959	—	—	68,959

Total revenues	—	818,200	—	—	818,200
Expenses:
Cost of service	—	203,081	41,279	—	244,360
Cost of equipment	—	122,880	—	—	122,880
Selling, general and administrative	71	229,860	12,522	—	242,453
Non-cash compensation	—	19,965	—	—	19,965
Depreciation and asset disposal	—	161,208	—	—	161,208
Amortization	—	13,162	—	—	13,162

Income (loss) from operations	(71)	68,044	(53,801)	—	14,172
Interest expense	(128,336)	(291)	—	—	(128,627)
Other expense	(3,092)	—	—	—	(3,092)
Interest and other income	2,545	3	—	—	2,548
Other gain	—	463,988	215,527	—	679,515

Income (loss) before taxes	(128,954)	531,744	161,726	—	564,516
Income tax provision	—	(1,256)	(1,184)	—	(2,440)

Net income (loss) before equity in earnings of subsidiaries	(128,954)	530,488	160,542	—	562,076
Equity in earnings of subsidiaries	691,030	160,542	—	(851,572)	—

Net income (loss)	$562,076	$691,030	$160,542	$(851,572)	$562,076

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2004

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(122,391)	$265,878	$(55,856)	$—	$87,631

Cash flows from investing activities:
Purchase of available for sale of securities	(652,500)	—	—	—	(652,500)
Proceeds from sale of available for sale securities	449,600	—	—	—	449,600
Capital expenditures	—	(77,795)	—	—	(77,795)
Proceeds from exchange of FCC licenses	—	—	4,698	—	4,698
Deposits on FCC licenses	—	—	(5,000)		(5,000)
Acquisition of FCC licenses	—	—	(2,161)	—	(2,161)
Proceeds from asset exchange	—	176,000	—	—	176,000
Payment of direct costs on business transactions	—	(5,539)	(1,118)	—	(6,657)
Other	—	136	—	—	136
Investment in subsidiaries	(52,589)	(2,161)	—	54,750	—
Dividends received	50,428	—	—	(50,428)	—
Net intercompany loans	—	(343,445)	—	343,445	—

Net cash provided by (used in) investing activities	(205,061)	(252,804)	(3,581)	347,767	(113,679)

Cash flows from financing activities:
Dividends paid	(189,000)	(50,428)	—	50,428	(189,000)
Borrowings under senior secured term loan	250,000	—	—	—	250,000
Payments of subordinated debt	(4,463)	—	—	—	(4,463)
Payment of debt extinguishment costs	(10)	—	—	—	(10)
Change in bank overdraft	—	(9,212)	—	—	(9,212)
Payment of deferred financing costs	(4,947)	—	—	—	(4,947)
Extinguishment of interest rate swaps	(3,092)	—	—	—	(3,092)
Principal payment under capital lease obligations	—	(1,536)	—	—	(1,536)
Advances to related party	(1,976)	(4,731)	—	—	(6,707)
Capital contribution from parent	—	52,589	2,161	(54,750)	—
Net intercompany loans	286,169	—	57,276	(343,445)	—

Net cash provided by (used in) financing activities	332,681	(13,318)	59,437	(347,767)	31,033

Net increase (decrease) in cash and cash equivalents	5,229	(244)	—	—	4,985
Cash and cash equivalents, beginning of period	2,914	452	—	—	3,366

Cash and cash equivalents, end of period	$8,143	$208	$—	$—	$8,351

SUNCOM WIRELESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(21)    Subsequent Event

Pursuant to an agreement dated March 18, 2005, the Company has agreed to sell a total of 169 wireless communications towers located in North Carolina, South Carolina and Puerto Rico to Global Signal, Inc. for approximately $55.1 million. In addition, as part of the sale agreement, the Company and Global Signal, Inc. also signed a 10-year master lease agreement for the 169 towers, which includes three 5-year lease renewal options at an initial rate of $1,850 per tower per month. Subject to customary closing conditions, the transaction is expected to close in the second half of 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Triton PCS Holdings, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and divisional equity, and cash flows present fairly, in all material respects, the financial position of AT&T Wireless Services, Inc. (“AWS”), operations of its wireless voice and data business in the Basic Trading Areas of San Juan and Mayaguez-Aguadilla-Ponce in Puerto Rico, the U.S. Virgin Islands, and Burlington, Raleigh, Greensboro, and Charlotte in North Carolina (collectively “The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc.”) at September 30, 2004, and December 31, 2003 and 2002, and the results of its operations and its cash flows for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As indicated in Note 1, The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. financial statements have been derived from the consolidated financial statements and accounting records of AWS and reflect certain assumptions and allocations. The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. rely on AWS for network, selling, general, and administrative services. The financial position, results of operations, and cash flows of The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. could differ from those that would have resulted had The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. operated autonomously or independently of AWS.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 2, 2005

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

COMBINED STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
		2003	2002
	($ in Thousands)
REVENUE
Services	$294,710	$353,487	$316,895
Equipment	23,470	22,965	17,620

Total revenue	318,180	376,452	334,515

OPERATING EXPENSES
Costs of services (excluding depreciation of $50,764 for the nine months ended September 30, 2004, and $59,506, and $40,219 for the years ended December 31, 2003 and 2002, respectively, included below)	124,902	162,057	143,440
Costs of equipment sales	39,175	45,310	37,959
Selling, general, and administrative	102,980	118,447	130,724
Depreciation and amortization	53,893	63,760	43,932
Impairment of goodwill	—	—	122,284
Impairment of licensing costs	—	33,456	72,398

Total operating expenses	320,950	423,030	550,737

LOSS BEFORE INCOME TAXES AND NET EQUITY LOSS FROM INVESTMENT IN UNCONSOLIDATED SUBSIDIARY	(2,770)	(46,578)	(216,222)
Provision (benefit) for income taxes	2,154	(8,475)	(22,225)
Net equity loss from investment in unconsolidated subsidiary	—	—	(1,352)

NET LOSS	(4,924)	(38,103)	(195,349)
Divisional equity at January 1,	577,445	528,882	312,847
Net advances (to) from AWS	(32,443)	86,666	411,384

DIVISIONAL EQUITY AT END OF PERIOD	$540,078	$577,445	$528,882

The accompanying footnotes are an integral part of the financial statements

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

COMBINED BALANCE SHEETS

	At September 30, 2004	At December 31, 2003
	($ in Thousands)
ASSETS
Cash	$748	$564
Accounts receivable, less allowances of $4,370 and $7,882, respectively	50,160	45,465
Inventories	1,991	3,739
Prepaid expenses	2,056	1,795
Deferred expenses	2,246	3,574

TOTAL CURRENT ASSETS	57,201	55,137
Property, plant, and equipment, net	379,240	420,543
Licensing costs	160,574	160,335
Other intangible assets, net	5,914	7,749
Other assets	1,939	2,510

TOTAL ASSETS	$604,868	$646,274

LIABILITIES
Accounts payable	$2,388	$5,767
Payroll and benefit-related liabilities	3,011	3,450
Unearned revenue and deposits	3,325	4,305
Advertising and promotion accruals	1,365	2,445
Business tax accruals	2,514	1,816
Other accrued liabilities	3,495	2,490

TOTAL CURRENT LIABILITIES	16,098	20,273
Deferred income taxes	45,047	42,893
Other long-term liabilities	3,645	5,663

TOTAL LIABILITIES	64,790	68,829

COMMITMENTS AND CONTINGENCIES (NOTE 12)

DIVISIONAL EQUITY
DIVISIONAL EQUITY	540,078	577,445

TOTAL LIABILITIES AND DIVISIONAL EQUITY	$604,868	$646,274

The accompanying footnotes are an integral part of the financial statements

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

COMBINED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
		2003	2002
	($ in Thousands)
OPERATING ACTIVITIES
Net loss	$(4,924)	$(38,103)	$(195,349)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible receivables	9,583	13,277	14,412
Depreciation and amortization	53,893	63,760	43,932
Impairment of goodwill	—	—	122,284
Impairment of licensing costs	—	33,456	72,398
Deferred income taxes	2,154	(8,475)	(22,225)
Increase in accounts receivable	(14,278)	(16,229)	(28,817)
Net equity loss from investment in unconsolidated subsidiary	—	—	1,352
Decrease in inventories	1,748	428	270
(Increase) decrease in prepaid expenses	(261)	24	(854)
Decrease (increase) in deferred expenses	1,328	(899)	(630)
(Decrease) increase in accounts payable	370	(6,418)	(2,864)
(Decrease) increase in payroll and benefit-related liabilities	(439)	(450)	242
(Decrease) increase in unearned revenue and deposits	(980)	976	368
(Decrease) increase in advertising and promotion accruals	(1,080)	(125)	2,067
Increase in business tax accruals	698	100	(149)
Net change in other operating assets and liabilities	(442)	4,850	(2,724)

NET CASH PROVIDED BY OPERATING ACTIVITIES	47,370	46,172	3,713

INVESTING ACTIVITIES
Capital expenditures	(14,504)	(133,982)	(94,795)
Net (acquisitions) dispositions of licenses	(239)	445	11,223

NET CASH USED IN INVESTING ACTIVITIES	(14,743)	(133,537)	(83,572)

FINANCING ACTIVITIES
Net advances (to) from AWS	(32,443)	86,666	81,122

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(32,443)	86,666	81,122

NET INCREASE (DECREASE) IN CASH	184	(699)	1,263
CASH AT BEGINNING OF PERIOD	564	1,263	—

CASH AT END OF PERIOD	$748	$564	$1,263

Supplementary Cash Flow Information (see Notes 3 and 5)

The accompanying footnotes are an integral part of the financial statements.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Background and Basis of Presentation

Background

These combined financial statements include AT&T Wireless Services, Inc.’s (“AWS”), operations of its wireless voice and data business in the Basic Trading Areas of San Juan and Mayaguez-Aguadilla-Ponce in Puerto Rico and the U.S. Virgin Islands (“Puerto Rico”) and Burlington, Raleigh, Greensboro, and Charlotte in North Carolina (“North Carolina”). On February 15, 2002, AWS acquired the remaining 77 percent of TeleCorp PCS, Inc. (“TeleCorp”), that it did not previously own, which includes the operations referred to in these accompanying combined financial statements as Puerto Rico. The results of operations, financial position, and cash flows of Puerto Rico have been included in the accompanying combined financial statements from the acquisition date. As both Puerto Rico and North Carolina are under the common control of AWS, they have been presented together in these financial statements and are collectively referred to as “The Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc.”, “PR/NC” or “Markets,” and each individually a “Market.” All significant intercompany accounts and transactions between Puerto Rico and North Carolina have been eliminated. See Note 3 for further discussion of the acquisition of TeleCorp and values allocated to Puerto Rico.

On October 26, 2004, Cingular Wireless Corporation (“CWC”) acquired AWS. On December 1, 2004, Cingular Wireless, LLC (“Cingular”), AWS, and Triton PCS Holdings, Inc. (“Triton”), completed a transaction where Cingular received Triton’s network assets, customers, and rights to acquire its Federal Communications Commission (“FCC”) wireless licenses in Virginia and Triton received certain of AWS’ network assets, customers, and rights to acquire its FCC wireless licenses in North Carolina, Puerto Rico, and the U.S. Virgin Islands, primarily the assets of PR/NC, plus $175,000 in cash, from Cingular (see Note 13).

Basis of Presentation

Prior to the acquisition of PR/NC by Triton, PR/NC did not prepare financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with accounting disclosures normally presented for a separate legal entity. The accompanying combined financial statements were prepared in accordance with GAAP for purposes of this filing on Form 8-K, and reflect the assets, liabilities, revenue, and expenses directly attributable to PR/NC, as well as all allocations deemed reasonable by management to present the results of operations, financial position, and cash flows of PR/NC on a stand-alone basis (see Note 6). The allocation methodologies have been described within the notes to the accompanying combined financial statements, where appropriate, and management considers the allocations to be reasonable. The financial position, results of operations, and cash flows of PR/NC could differ from reported results had PR/NC operated autonomously or as an entity independent of AWS.

The accompanying combined financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission. These combined financial statements, in the opinion of management, include all adjustments necessary for a fair statement of the combined results of operations, financial position, and cash flows of PR/NC, as if it were a separate entity for all periods presented.

2.    Summary of Significant Accounting Policies

Inventories

Inventories, which consist principally of handsets and accessories located in PR/NC’s retail stores, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out method. Market is determined using replacement cost.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost, unless impaired. Construction costs, labor, and overhead incurred in the development of PR/NC’s wireless network are capitalized. Assets under construction are not depreciated until placed into service. Capitalized costs associated with site acquisition activities are charged to cost of services if and when a decision is made not to proceed with the development of a site. The cost of maintenance and repairs of property, plant, and equipment is charged to operating expense. Depreciation is determined based upon the assets’ estimated useful lives and is generally calculated on a straight-line basis according to the following useful lives:

Network equipment and network software	5-7 years
Buildings, shelters, and towers	7-25 years
Furniture, fixtures, and computer equipment	3-5 years
Other equipment	Up to 15 years

Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements. Depreciation lives may be accelerated due to changes in technology, the rate of migration of PR/NC’s subscriber base between its TDMA and next-generation GSM networks, or other industry conditions. When PR/NC sells, disposes of, or retires property, plant, or equipment, the related gains or losses are included in operating results.

Asset Retirement Obligations

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss.

Asset retirement obligations associated with PR/NC’s cell site, switch site, retail, and administrative location operating leases are subject to the provisions of this statement. These lease agreements may contain clauses requiring restoration of the leased site at the end of the lease term, creating an asset retirement obligation. PR/NC’s initial adoption of this statement on January 1, 2003, did not have a material impact on its results of operations, financial position, or cash flows.

Other Intangible Assets

Other intangible assets, in the accompanying combined financial statements, represent values assigned to subscribers acquired and are amortized on a straight-line basis over five years.

Investment in and Advances to Unconsolidated Subsidiary

Equity investments in which PR/NC has the ability to exercise significant influence, but in which PR/NC does not have voting control, are accounted for under the equity method. Under the equity method, PR/NC’s investments are stated at initial cost, which consists of AWS’ 23 percent interest in the Puerto Rico operations of TeleCorp prior to the acquisition of the remaining 77 percent interest on February 15, 2002. The initial cost is adjusted for subsequent contributions and distributions, its share of earnings or losses of the investee, and any

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

impairment charges recorded. PR/NC’s adjustments associated with its share of loss of the investee are included in net equity loss from investment in unconsolidated subsidiary. After the acquisition, the operations of Puerto Rico were consolidated by AWS (see Note 3).

Valuation of Long-Lived Assets

Effective January 1, 2002, PR/NC adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. PR/NC’s initial adoption of this statement did not have a material impact on PR/NC’s results of operations, financial position, or cash flows.

Long-lived assets, such as property, plant, and equipment, and other intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets PR/NC intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets PR/NC intends to dispose of by sale, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. PR/NC periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technology, the rate of migration of PR/NC’s subscriber base between its TDMA (Time Division Multiple Access wireless technology) and GSM (Global System for Mobile Communications wireless technology) networks, and other industry conditions. It is reasonably possible that these assets could become impaired as a result of these factors.

Licensing Costs

Licensing costs are primarily incurred to acquire FCC licenses to provide wireless services.

Effective with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, FCC licensing costs are not amortized. Instead, PR/NC tests licensing costs for impairment at least annually, as these licensing costs are deemed to be intangible assets that have indefinite lives. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is a routine matter involving a nominal fee, and PR/NC has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of its FCC licenses. PR/NC has elected to perform its annual impairment test of FCC licensing costs during the third quarter of each year. FCC licenses for the Puerto Rico Market and the North Carolina Market are tested separately for impairment. See Note 4 for further information regarding the adoption of this standard and the related licensing costs impairment tests.

Goodwill

Goodwill is the excess of the purchase price over the fair value of net identifiable assets acquired in a business combination accounted for as a purchase. In accordance with SFAS No. 142, goodwill is not amortized and instead is tested for impairment at least annually. PR/NC has elected to perform its annual impairment test of goodwill during the third quarter of each year. See Note 4 for further information regarding the adoption of this standard and the related goodwill impairment tests.

Divisional Equity

PR/NC is dependent upon AWS to fund its working capital needs for the periods presented in the accompanying combined financial statements. Cash collections and expenditures related to PR/NC’s operations are performed by AWS and are deemed paid by PR/NC, in cash, in the period in which such activity is recorded

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

in these combined financial statements. AWS does not charge PR/NC interest on the divisional equity balance. PR/NC is not a separate legal entity and has no historical capital structure; therefore, historical retained earnings have not been presented in the accompanying combined financial statements.

Revenue Recognition

Wireless services revenue consists primarily of monthly recurring charges, airtime and toll usage charges, roaming charges billed to PR/NC’s customers, as well as other wireless service providers, and regulatory fees PR/NC passes on to its subscribers. Revenue from certain regulatory fees, primarily Universal Service Fund fees, represents charges that have a corresponding expense recorded within costs of services. Wireless services revenue is derived primarily from these voice services and also includes revenue from data services. Wireless services revenue also includes revenue not generated from wireless users, which, during 2004, consists primarily of recovery funds received from the United States Administrative Company, as an Eligible Telecommunications Carrier. Services revenue is recognized based upon minutes of use processed and contracted fees, and is net of credits and adjustments for service discounts and incentives. Amounts collected in advance of the service period, primarily related to prepaid and pay-in-advance customers, are recorded as unearned revenue and are recognized when earned.

The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered to and accepted by the end customer or distributor, as this is considered to be a separate earnings process from the sale of wireless services. Cash incentives given to customers or resellers are reflected as a reduction of revenue, unless an identifiable benefit having a determinable fair value is received in exchange. Shipping and handling costs paid to wireless handset and accessory vendors are classified as costs of equipment sales.

In certain cases, customer activation fees, along with the related costs, up to but not exceeding these fees (included in deferred expenses in the accompanying combined financial statements), are deferred and amortized over the estimated customer relationship period, which is currently estimated to be three years. Effective July 1, 2003, PR/NC adopted Emerging Issues Task Force No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” and is applying it on a prospective basis. This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. In certain cases, the sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. As a result, certain activation revenue (which were previously classified as services revenue) are no longer deferred and are instead recognized as equipment revenue when the handset is delivered to and accepted by the end customer. PR/NC’s initial adoption of this consensus did not have a material impact on its results of operations, financial position, or cash flows.

Advertising and Promotional Costs

Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $13,661 for the nine months ended September 30, 2004, and $20,363 and $23,493 for years ended December 31, 2003 and 2002, respectively.

Income Taxes

PR/NC is not a federal income tax-paying entity for the periods included in these combined financial statements. The provision (benefit) for income taxes included in the accompanying combined financial statements is intended to reflect the tax provision (benefit) as if PR/NC was a stand-alone entity. The

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

accompanying combined financial statements include an allocation to PR/NC of AWS’ deferred tax assets and liabilities based on differences between the financial reporting and tax bases of such assets and liabilities, applying enacted statutory rates in effect for the periods in which the differences are expected to reverse. Pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes,” PR/NC provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. See Note 7 for further information regarding PR/NC’s income taxes.

Stock-Based Compensation Expense

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” PR/NC measures compensation expense for the stock-based employee compensation plans described further in Note 8, using the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” PR/NC has adopted the disclosure-only provisions of SFAS No. 123. The following table illustrates the effect on net loss if PR/NC had elected to recognize compensation costs based on the fair value at the date of grant for AWS common stock awards granted subsequent to the split-off from AT&T Corp. in 2001, AT&T Wireless Group tracking stock awards granted to AWS employees prior to the split-off, AT&T Corp. common stock awards granted to AWS employees prior to the split-off, and AWS shares issued under the Employee Stock Purchase Plan (“ESPP”) consistent with the provisions of SFAS No. 123:

	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2004	2003	2002
Reported net loss	$(4,924)	$(38,103)	$(195,349)
Add: Total stock-based employee compensation expense included in reported net loss	—	—	—
Less: Total stock-based employee compensation expense determined under the fair value method for all employee stock awards	(180)	(251)	(1,195)

Adjusted net loss	$(5,104)	$(38,354)	$(196,544)

AWS allocated the compensation expense above in each period, based on the compensation expense for PR/NC markets for the time period 2000 to 2004, as a percentage of the total compensation expense for AWS. This percentage was applied to AWS’ SFAS No. 123 pro forma expense. Unique components, such as executive compensation, of the AWS pro forma expense not related to the PR/NC markets were excluded from the allocation.

Guarantees

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” This Interpretation expands on the existing accounting guidance and disclosure requirements for most guarantees, including indemnifications. It requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee if that amount is reasonably estimable, and must disclose that information in its interim and annual financial statements. The provisions for initial recognition and measurement of the liability are to be applied on a prospective basis to guarantees issued or modified on or after January 1, 2003. PR/NC’s initial adoption of this statement on January 1, 2003, did not have any impact on its results of operations, financial position, or cash flows. There have been no guarantees issued after January 1, 2003, by PR/NC.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. Estimates are used when accounting for certain items such as accounts receivable; allowance for uncollectible receivables; unbilled revenue; employee compensation programs; depreciation and amortization lives; asset retirement obligations; inventory values; intangible assets, including fair value determinations; and deferred tax assets, including tax valuation allowances. Additionally, estimates are used when recording the fair values of assets and liabilities assumed in a purchase business combination. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results may differ from those estimates under different assumptions or conditions.

3.    Acquisition

On February 15, 2002, AWS acquired the remaining 77 percent of TeleCorp that it did not previously own, which included the operations referred to in these combined financial statements as Puerto Rico. The accompanying combined financial statements reflect AWS’ investment in the net assets and operations of Puerto Rico from February 15, 2002, which includes AWS’ net assets in its initial 23 percent interest in TeleCorp plus an allocation of the TeleCorp purchase price. The results of operations, financial position, and cash flows of Puerto Rico have been included in the accompanying combined financial statements from the acquisition date; during the period prior to the acquisition date (January 1—February 14, 2002), PR/NC recorded a $1,352 net equity loss on its 23 percent investment in the operations of Puerto Rico.

The aggregate purchase price of TeleCorp totaled $2,414,448, of which $330,262 has been allocated as of February 15, 2002, to the Puerto Rico operations based on the Puerto Rico Market’s licensed spectrum owned per the population within the licensed area (“MHz/POP”) as of the date of acquisition in relation TeleCorp’s total MHz/POP acquired by AWS.

The following table reflects the February 15, 2002, values allocated to the Puerto Rico net assets in the accompanying combined financial statements. These balances represent the net asset book value of PR/NC’s 23 percent interest in Puerto Rico held prior to February 15, 2002, and 77 percent of the fair value assigned to the net assets as of the acquisition date. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.”

Assets (Liabilities) Allocated
Net working capital (deficiency)	$(12,027)
Property, plant, and equipment	86,734
Licensing costs	242,322
Goodwill	122,284
Other intangible assets	12,235
Other non-current liabilities, net	(58)
Non-current deferred tax liability	(66,317)
Net investment in 23 percent interest in Puerto Rico	(54,911)

Total	$330,262

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following unaudited pro forma results of operations for the year ended December 31, 2002, assume the TeleCorp acquisition had been completed on January 1, 2002, and reflect what the accompanying combined financial statements would have included had the Puerto Rico Market’s results been included for the full twelve months of 2002.

For the year ended December 31, 2002
Total revenue	$349,083
Net loss	$(197,817)

Unaudited pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the period presented, nor does it intend to be a projection of future results.

In accordance with SFAS No. 142, goodwill and FCC licenses are not amortized and are tested for impairment as part of its annual impairment test of goodwill and FCC licensing costs (see Note 4). None of the goodwill recorded is assumed to be deductible for tax purposes. Other subscriber-related intangible assets are amortized over five years on a straight-line basis.

4.    Goodwill and Other Intangible Assets

Effective January 1, 2002, PR/NC adopted SFAS No. 142, which established new standards related to how acquired goodwill and other intangible assets are to be recorded upon their acquisition, as well as how they are to be accounted for after they have been initially recognized in the accompanying combined financial statements. Upon adoption, SFAS No. 142 required a transitional impairment test using a fair value approach for goodwill and other intangible assets deemed to have indefinite lives. SFAS No. 142 requires goodwill to be evaluated for impairment using a two-step test. The first step consists of a review for potential impairment, while the second step, if required, calculates the amount of impairment, if any. Upon adoption of SFAS No. 142, PR/NC had no goodwill; therefore, no transitional impairment test was performed.

Effective with the adoption of this standard, PR/NC ceased amortization of FCC licensing costs. Additionally, PR/NC was required to reassess the useful lives of other indefinite-lived intangible assets, which consists of FCC licensing costs. Although FCC licenses are issued with a stated term, generally 10 years, the renewal of FCC licenses is a routine matter involving a nominal fee and PR/NC has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of its FCC licenses. As such, PR/NC has determined that its licensing costs are deemed to be intangible assets that have indefinite useful lives. Prospectively, PR/NC will continue to reevaluate periodically its determination of an indefinite useful life with regard to FCC licenses. PR/NC completed a transitional impairment test as of January 1, 2002, for FCC licensing costs, calculating fair value using comparable market transaction data, and determined that there was no impairment required for its North Carolina licenses. Puerto Rico licenses were not included in the net assets of PR/NC as of January 1, 2002 (see Note 3). Additionally, upon adoption, SFAS No. 142 required a reassessment of the useful lives of its other amortizable intangible assets. PR/NC had no amortizable intangible assets as of January 1, 2002.

On February 15, 2002, AWS acquired the remaining 77 percent of TeleCorp that it did not previously own resulting in goodwill, FCC licensing costs, and subscriber-related intangible assets being allocated to PR/NC related to the Puerto Rico operations (see Note 3). PR/NC determined that it has two reporting units for purposes of testing goodwill for impairment; one related to the North Carolina Market (which does not have goodwill) and one related to the Puerto Rico Market. PR/NC tests goodwill for impairment annually in the third quarter, which is concurrent with the annual test for impairment of indefinite-lived intangible assets.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

On a prospective basis, PR/NC is required to test both goodwill and other indefinite-lived intangible assets, consisting of FCC licensing costs, for impairment on an annual basis based upon a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. Other indefinite-lived intangible assets must be tested for impairment between annual tests if events or changes in circumstances indicate that the asset might be impaired.

During the third quarter of 2002, PR/NC completed its annual impairment test for goodwill resulting in impairment of the entire goodwill balance of $122,284, which was recorded to impairment of goodwill in the accompanying combined financial statements. In order to determine the fair value of the Puerto Rico operations as of the impairment testing date, the fair value as of February 15, 2002 (see Note 3), was utilized and then adjusted, based on the relative reduction in the AWS enterprise fair value between the initial SFAS No. 142 adoption date of January 1, 2002, and its first annual impairment assessment date during the third quarter of 2002. The resulting fair value of the Puerto Rico enterprise was lower than the carrying value of the Puerto Rico net assets, requiring the second step of the goodwill impairment analysis to be performed. The second step of the impairment analysis requires a hypothetical purchase allocation of the fair value determined in step one to all identifiable tangible and intangible assets and liabilities, with any remaining balance allocated to “hypothetical goodwill.” If the hypothetical goodwill is lower than the recorded goodwill, the difference represents the amount of impairment to record. The second step of the analysis resulted in no hypothetical goodwill, therefore the entire goodwill balance was impaired. As the entire goodwill balance was impaired in 2002, no additional goodwill impairment review was required in 2003 or 2004. PR/NC believes that the decline in the fair value of its Puerto Rico operations during 2002 was due principally to uncertainty about industry prospects in light of continuing price competition, slowing subscriber growth, and the continued weakening of the U.S. economy.

Intangible assets with indefinite lives at September 30, 2004, and December 31, 2003, consisted of FCC licensing costs of $160,574 and $160,335, respectively. PR/NC completed its annual impairment tests for FCC licensing costs during the third quarters of 2004, 2003, and 2002, using methodologies consistent with those applied at the time of the initial adoption of SFAS No. 142 on January 1, 2002, resulting in total pretax impairment charges to impairment of licensing costs of $0, $33,456, and $72,398, respectively, in the accompanying combined financial statements. The Puerto Rico Market’s licenses and the North Carolina Market’s licenses were valued separately using comparative market transaction data to determine a fair value. PR/NC believes that the declines in the fair values of its licenses during 2003 were reflective of recent comparable license transactions that have occurred in the wireless communications industry. PR/NC believes that the decline in the fair values of its licenses during 2002 was due principally to uncertainty about industry prospects in light of continuing price competition, slowing subscriber growth, and the continued weakening of the U.S. economy.

Amortizable other intangible assets at September 30, 2004, and December 31, 2003, consisted of values assigned to subscribers acquired of $5,914 (net of accumulated amortization of $6,321), and $7,749 (net of accumulated amortization of $4,486), respectively. Intangible assets related to subscribers acquired are being amortized on a straight-line basis over five years. Pretax amortization expense was $1,835 for the nine months ended September 30, 2004, and $2,447 and $2,039, for the years ended December 31, 2003 and 2002, respectively. The aggregate pretax amortization expense for the years ended December 31, 2004, 2005, 2006, and 2007, is estimated to be $2,447, $2,447, $2,447, and $408, respectively.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

On September 22, 2004, AWS, Cingular, and Triton signed a definitive agreement by which Triton would receive certain licenses, network assets, and subscribers in the North Carolina and Puerto Rico Markets (primarily the assets of PR/NC), plus cash. (See Notes 1 and 13.) Cingular would receive certain licenses, network assets, and subscribers in Virginia markets. This announcement constituted a triggering event to test certain intangible assets for impairment under SFAS No. 142. However, as the triggering event coincided with PR/NC’s annual impairment test (performed during the third quarter), no additional impairment test was performed.

The following table provides a rollforward of goodwill for the nine months ended September 30, 2004, and the years ended December 31, 2003 and 2002:

Goodwill
Balance as of December 31, 2001	$—
Puerto Rico Market allocation from TeleCorp acquisition	122,284
Goodwill impairment	(122,284)

Balance as of December 31, 2002	$—

Balance as of December 31, 2003	$—

Balance as of September 30, 2004	$—

5.    Property, plant, and equipment

	At September 30, 2004	At December 31, 2003
PROPERTY, PLANT, AND EQUIPMENT
Wireless communications systems and other equipment	$581,426	$579,320
Land, buildings, and improvements	6,098	6,098
Construction in progress	7,120	736

Total property, plant, and equipment	594,644	586,154
Accumulated depreciation	(215,404)	(165,611)

Property, plant, and equipment, net	$379,240	$420,543

Depreciation expense was $52,058 for the nine months ended September 30, 2004, and $61,313 and $41,893 for the years ended December 31, 2003 and 2002, respectively.

Non-cash accrual for property, plant, and equipment was $1,658 for the nine months ended September 30, 2004, and $5,407 and $4,394 for the years ended December 31, 2003 and 2002, respectively.

6.    Transactions with Affiliates

Accounts Receivable, Allowance for Uncollectible Receivables, and Provision for Uncollectible Receivables

PR/NC shares a national GSM billing database with all AWS Affiliates (entities under common control of AWS). Accounts receivable, the allowance for uncollectible receivables, and provision for uncollectible receivables related to GSM customers are allocated to PR/NC based on PR/NC’s percentage of total AWS GSM services revenue, comprised primarily of subscriber revenue.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Puerto Rico and North Carolina each share a TDMA billing database with certain AWS Affiliates. Accounts receivable related to TDMA customers is allocated to each of the Puerto Rico Market and the North Carolina Market based on each Market’s percentage of services revenue, comprised primarily of subscriber revenue, in relation to total AWS services revenue within each billing database. The related allowance for uncollectible receivables reflects management’s best estimate of probable losses inherent in the accounts receivable balances and historical write-off experience, net of recoveries.

The provision for uncollectible receivables is included in costs of services.

Costs of services and selling, general, and administrative

PR/NC receives costs of services and selling, general, and administrative services from AWS and its Affiliates and these services are shared with AWS and its Affiliates that are operating wireless businesses. The portion of costs incurred by AWS and Affiliates for the shared services, benefiting wireless systems operated by AWS and Affiliates, including PR/NC, has been allocated as follows:

•	during 2004 and 2003, network operations shared services, a component of costs of services, are primarily allocated based on the minutes of use generated on PR/NC’s cell sites in relation to the total minutes of use in markets served by AWS and Affiliates, including PR/NC, during the period; during 2002, network operations shared services are primarily allocated based on PR/NC’s on-air cell sites in relation to the total on-air cell sites in markets served by AWS and Affiliates, including PR/NC, during the period. During 2003, management determined that minutes of use on cell sites was a more appropriate representation of the costs incurred for network operations;

•	general and administrative shared services are primarily allocated based on PR/NC’s average subscribers in relation to the average total subscribers in markets served by AWS and Affiliates, including PR/NC, during the period;

•	selling shared services are primarily allocated based on PR/NC’s gross subscriber additions during the period in relation to the total gross subscriber additions in the markets served by AWS and Affiliates, including PR/NC, during the period.

Puerto Rico did not receive any selling shared services during 2004 and 2003, because Puerto Rico directly supported its own selling functions. In addition, Puerto Rico did not receive any customer care shared services, a component of general and administrative shared services, because Puerto Rico directly supported its customer care functions.

Management believes that these allocations are reasonable and reflective of PR/NC’s proportionate share of the cost of such services; however, such allocated amounts may not be indicative of the cost that would have been incurred had PR/NC operated autonomously or as an entity independent of AWS. Management does not believe it is practicable to determine what the costs of these services would have been had PR/NC operated as an independent entity during the historical periods and either performed such services internally or obtained them from an unaffiliated entity.

Expenses allocated to PR/NC for costs of services and selling, general, and administrative shared services were as follows:

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
		2003	2002
Costs of services	$10,581	$9,578	$8,602
Selling	8,123	8,149	18,455
General and administrative	28,229	33,559	48,145

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Roaming Activity

PR/NC has agreements, through AWS, with wireless carriers, including Affiliates, to provide wireless services for their respective subscribers’ roaming activity at agreed-upon rates. Such rates between PR/NC and Affiliates are primarily $0.10 per minute of airtime usage and $0.05 per minute of toll usage. PR/NC reflects the gross amounts billed for roaming activity as services revenue and the related charges from the providing carriers as costs of services. These rates are not necessarily indicative of rates that could be achieved in an arm’s length transaction.

PR/NC received $18,857 for the nine months ended September 30, 2004, and $22,968 and $19,274 for the years ended December 31, 2003 and 2002, respectively, from Affiliates for their subscribers’ roaming activity in the Markets and paid $18,873 for the nine months ended September 30, 2004, and $25,238 and $22,594 for the years ended December 31, 2003 and 2002, respectively, to Affiliates for its subscribers’ roaming activity in Affiliate markets. These amounts are reflected in services revenue and costs of services, respectively, in the accompanying combined financial statements.

Shared Network Charge

PR/NC shares certain of AWS’ GSM shared network assets. Effective January 1, 2003, PR/NC began incurring charges for the sharing of these assets. The Affiliate charged PR/NC $3,747 for the nine months ended September 30, 2004, and $1,092 for the year ended December 31, 2003. These amounts are included in costs of services in the accompanying combined financial statements. Charges are based on the total GSM minutes of use generated on PR/NC’s cell sites.

7.    Income Taxes

PR/NC is not a tax-paying entity for the periods included in these combined financial statements. As discussed in Note 2, the information included below is calculated as if PR/NC was a separate taxable entity. The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate for PR/NC’s loss:

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
		2003	2002
U.S. federal statutory income tax rate	35%	35%	35%
Federal income tax benefit at statutory rate	$(970)	$(16,302)	$(75,677)

State and local income tax (benefit) provision, net of federal income tax effect	(549)	(459)	69
Impairment of non-deductible goodwill	—	—	42,799
Change in valuation allowance	3,673	8,286	10,584

Provision (benefit) for income taxes	$2,154	$(8,475)	$(22,225)

Effective income tax rate	77.8%	(18.2)%	(10.3)%

PROVISION (BENEFIT) FOR INCOME TAXES CURRENT
Federal	$—	$—	$—
State and local	—	—	—
DEFERRED
Federal	2,110	(8,596)	(22,325)
State and local	44	121	100

Provision (benefit) for income taxes	$2,154	$(8,475)	$(22,225)

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and the tax basis of assets and liabilities given the provisions of the enacted tax laws. The primary components as of September 30, 2004, and December 31, 2003, are as follows:

	At September 30, 2004	At December 31, 2003
LONG-TERM DEFERRED INCOME TAX ASSETS
Net operating loss/credit carryforwards	$219,732	$209,145
Valuation allowance	(150,789)	(145,787)

Total net long-term deferred income tax assets	68,943	63,358

LONG-TERM DEFERRED INCOME TAX LIABILITIES
Property, plant and equipment	(66,386)	(60,159)
Intangible licensing costs and goodwill	(45,047)	(42,893)
Other	(2,557)	(3,199)

Total long-term deferred income tax liabilities	(113,990)	(106,251)

Net long-term deferred income tax liabilities	$(45,047)	$(42,893)

CURRENT DEFERRED INCOME TAX ASSETS
Allowance for uncollectible receivables	$1,617	$2,946
Valuation allowance	(1,617)	(2,946)

Total current deferred income tax assets	—	—

Net current deferred income tax assets	$—	$—

The period of reversal for deferred tax liabilities related to licensing costs and goodwill can not be reasonably estimated due to the adoption of SFAS No. 142 on January 1, 2002. As a result, PR/NC may not rely on the reversal of deferred tax liabilities associated with licensing costs and goodwill as a means to realize deferred tax assets, which primarily represent tax net operating losses. Additionally, due to the lack of earnings history, PR/NC cannot rely on forecasts of future earnings as a means to realize its deferred tax assets. Accordingly, PR/NC determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances were required on those deferred tax assets.

At September 30, 2004, PR/NC had tax-effected net operating loss carryforwards for federal income tax purposes of $198,752, expiring 2016 through 2024, and for state income tax purposes of $20,980, expiring 2011 through 2019.

8.    Stock-Based Compensation Plans

PR/NC does not have employees, but uses AWS employees to support their operations; these employees participate in stock-based compensation plans that involve options to acquire AWS common stock. AWS personnel costs are allocated to PR/NC in accordance with the methodologies discussed in Note 6.

Under the AWS Long-term Incentive Plan (“LTIP”), employees may receive grants of stock options, performance shares, and restricted stock units in AWS’ common stock. The options generally vest over three and one-half years and are exercisable up to 10 years from the date of grant. Under the AWS ESPP, employees may withhold up to 10 percent of their earnings to purchase AWS common stock. The purchase price of the common stock on the date of exercise is 85 percent of the fair market value of shares on the New York Stock Exchange on either the first or the last day of the applicable quarter, whichever is lower.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The pro forma expense information related to these plans, included in Note 2 of the accompanying combined financial statements, represents PR/NC’s portion of the total AWS expense under these plans.

Since PR/NC has no employees, it is impractical to allocate numbers of options related to the PR/NC operations, and all such disclosures have been omitted.

Fair value assumptions

PR/NC has adopted the disclosure-only provisions of SFAS No. 123. Disclosure of compensation costs related to these plans determined under SFAS No. 123 has been included in Note 2. In accordance with SFAS 123, employee stock options were valued at the grant date using the Black-Scholes valuation model and compensation cost was recognized ratably over the vesting period.

AWS determined the fair value of each option grant at the date of grant using the Black-Scholes pricing model with the following assumptions for the following periods. There was no pro forma expense allocated to PR/NC in 2004.

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
LTIP		2003	2002
Weighted-average fair value at date of grant	$4.74	$4.16	$5.57
Expected life (years)	5	6	6
Risk-free interest rate	3.5%	3.5%	5.2%
Expected volatility	59%	63%	65%
Expected dividend yield	0%	0%	0%

AWS determined the fair value of common stock issued during the following periods under the ESPP at the date of grant using the Black-Scholes pricing model with the following assumptions:

	For the Nine Months Ended September 30, 2004	For the Years Ended December 31,
ESPP		2003	2002
Weighted-average fair value at date of grant	$1.82	$1.38	$1.28
Expected life (months)	3	3	3
Risk-free interest rate	1.2%	1.0%	1.5%
Expected volatility	27%	58%	80%
Expected dividend yield	0%	0%	0%

9.    Savings Plans

AWS sponsors certain 401(k) savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans match a percentage of employee contributions up to certain limits. In addition, AWS may make discretionary or profit-sharing contributions. Expenses related to the plan, included in selling, general, and administrative expenses, are $1,254 for the nine months ended September 30, 2004, and $1,801 and $1,471 for the years ended December 31, 2003 and 2002, respectively, and are allocated to PR/NC in accordance with the methodologies described in Note 6.

10.    Fair Values of Financial Instruments

The carrying amounts of current assets and current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments.

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

11.    Concentrations

PR/NC purchases, through AWS, a substantial portion of its wireless infrastructure equipment and multi-network handsets from only a few major suppliers. Further, PR/NC, through AWS, relies on only one or two key vendors in each of the following areas: billing services, payables and payroll processing, network build-out, local number portability capabilities, and information services. Loss of any of these suppliers could adversely affect operations temporarily until a comparable substitute could be found.

Local and long-distance telephone and other companies provide certain communication services to PR/NC, through AWS. Disruption of these services could adversely affect operations in the short term until an alternative telecommunication provider was found. PR/NC does not have a concentration of available sources of labor or services, nor does PR/NC have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely affect operations.

Financial instruments that could potentially subject PR/NC to credit risk consist principally of accounts receivable, which PR/NC believes that the credit risk with respect to accounts receivable is limited due to the diversity of its customer base.

12.    Commitments and Contingencies

Commitments

PR/NC leases land, buildings, and equipment through contracts that expire in various years through 2027. Certain of PR/NC’s lease contracts include options to renew the leases for an additional one to 24 years. Certain of these leases also contain early termination clauses that give PR/NC the right to terminate the lease by paying a penalty of typically three to six months rent. Rental expense under operating leases was $19,590 for the nine months ended September 30, 2004, $23,209 and $17,366 for the years ended December 31, 2003 and 2002, respectively.

PR/NC received sublease rental payments from non-Affiliates for the shared use of certain of PR/NC’s cell sites with remaining sublease terms of less than one year at September 30, 2004. Sublease rental income from non-Affiliates was $1,995 for the nine months ended September 30, 2004, and $2,500 and $2,377 for the years ended December 31, 2003 and 2002, respectively.

The following table shows the future minimum rental payments due under non-cancelable operating leases:

For the Years Ended December 31,
2005	$27,551
2006	24,185
2007	19,071
2008	10,109
2009	6,232
Later Years	8,798

$95,946

Contingencies

PR/NC is a defendant in legal actions involving claims incidental to the normal conduct of the running of its business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. The ultimate outcome of these matters cannot be predicted with certainty, and accordingly, the aggregate, ultimate

THE PUERTO RICO AND NORTH CAROLINA OPERATIONS OF AT&T WIRELESS SERVICES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

liability of PR/NC resulting from these matters was not determinable as of the report date. Additionally, PR/NC makes routine filings with the FCC and federal, state, and local tax and regulatory authorities. However, management believes that the amounts that may be paid in these actions will not have a material adverse impact on the financial position, results of operations, or cash flows of PR/NC.

13.    Subsequent Event

On October 26, 2004, CWC acquired AWS. On December 1, 2004, Cingular, AWS, and Triton completed a transaction where Cingular received Triton’s network assets, customers, and rights to acquire its FCC wireless licenses in Virginia and Triton received certain of AWS’ network assets, customers, and rights to acquire its FCC wireless licenses in North Carolina, Puerto Rico, and the U.S. Virgin Islands, primarily the assets of PR/NC, plus $175,000 in cash from Cingular (see Note 1).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Triton PCS Holdings, Inc.:

In our opinion, the accompanying statements of operations and divisional equity and cash flows present fairly, in all material respects, the results of operations and cash flows of the TeleCorp Wireless, Inc. (“TeleCorp”), operations of its wireless business in the Basic Trading Areas of San Juan and Mayaguez-Aguadilla-Ponce in Puerto Rico and the U.S. Virgin Islands (“Puerto Rico Operations”) for the period from January 1 to February 14, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the Puerto Rico Operations; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As indicated in Note 1, the Puerto Rico Operations financial statements have been derived from the consolidated financial statements and accounting records of TeleCorp, and reflect certain assumptions and allocations. The Puerto Rico Operations rely on TeleCorp for network, selling, general, and administrative services. The results of operations and cash flows of the Puerto Rico Operations could differ from those that would have resulted had the Puerto Rico Operations operated autonomously or independently of TeleCorp. On February 15, 2002, TeleCorp became a wholly-owned subsidiary of AT&T Wireless Services, Inc.

/s/    PricewaterhouseCoopers LLP

Seattle, Washington

January 21, 2005

PUERTO RICO OPERATIONS

STATEMENT OF OPERATIONS AND DIVISIONAL EQUITY

For the Period from January 1 to February 14, 2002
($ in Thousands)
REVENUE
Services	$13,604
Equipment	964

Total revenue	14,568

OPERATING EXPENSES
Costs of services (excluding depreciation of $3,659, included below)	2,894
Costs of equipment sales	2,265
Selling, general and administrative	10,599
Depreciation and amortization	4,479

Total operating expenses	20,237

LOSS BEFORE INCOME TAXES	(5,669)
Provision for income taxes	209

NET LOSS	(5,878)
Divisional equity at January 1, 2002	239,706
Net advances from TeleCorp	4,916

NET DIVISIONAL EQUITY at February 14, 2002	$238,744

The accompanying notes are an integral part of these financial statements.

PUERTO RICO OPERATIONS

STATEMENT OF CASH FLOWS

For the Period from January 1 to February 14, 2002
($ in Thousands)
OPERATING ACTIVITIES
Net loss	$(5,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,479
Deferred income taxes	209
Noncash recognition of deferred gain	(124)
Bad debt expense	759
Increase in accounts payable	270
Decrease in other accrued expenses	(255)
Decrease in other long-term liabilities	(478)
Net change in other operating assets and liabilities	(752)

NET CASH USED IN OPERATING ACTIVITIES	(1,770)

INVESTING ACTIVITIES
Capital expenditures	(3,139)

NET CASH USED IN INVESTING ACTIVITIES	(3,139)

FINANCING ACTIVITIES
Net advances from TeleCorp	4,916

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,916

NET INCREASE IN CASH	7
CASH AT January 1, 2002	1,205

CASH AT February 14, 2002	$1,212

The accompanying notes are an integral part of these financial statements.

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS

1.    Background and Basis of Presentation

Background

The accompanying financial statements include TeleCorp Wireless, Inc.’s (“TeleCorp”), operations of its wireless business in the Basic Trading Areas of San Juan and Mayaguez-Aguadilla-Ponce in Puerto Rico and the U.S. Virgin Islands (the “Puerto Rico Operations”).

During October 2001, TeleCorp PCS, Inc. (“TeleCorp PCS”), announced it had entered into a definitive Agreement and Plan of Merger (the “Merger”) with AT&T Wireless Services, Inc. (“AWS”), to sell the remaining 77 percent of TeleCorp PCS, not already held by AWS. On February 15, 2002, TeleCorp PCS merged into AWS, with AWS continuing as the surviving corporation. During the period from January 1 to February 14, 2002, TeleCorp, wholly-owned by TeleCorp PCS, provided wireless services to the Puerto Rico Operations.

On October 26, 2004, Cingular Wireless Corporation (“CWC”) acquired AWS. On December 1, 2004, Cingular Wireless, LLC (“Cingular”), AWS, and Triton PCS Holdings, Inc. (“Triton”), completed a transaction where Cingular received Triton’s network assets, customers, and rights to acquire its Federal Communications Commission (“FCC”) wireless licenses in Virginia and Triton received certain of AWS’ network assets, customers, and rights to acquire its FCC wireless licenses in North Carolina, Puerto Rico, and the U.S. Virgin Islands, including the assets of the Puerto Rico Operations, plus $175,000 in cash, from Cingular (see Note 8).

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect the revenues and expenses directly attributable to the Puerto Rico Operations, as well as all allocations deemed reasonable by management to present the results of operations and cash flows of the Puerto Rico Operations on a stand-alone basis (see Note 3). The allocation methodologies are described within the notes to the accompanying financial statements, where appropriate, and management considers the allocations to be reasonable. The results of operations and cash flows of the Puerto Rico Operations could differ from reported results had the Puerto Rico Operations operated autonomously or as an entity independent of TeleCorp.

The accompanying financial statements contain only the Statement of Operations and Divisional Equity and the Statement of Cash Flows for the period from January 1 to February 14, 2002. These financial statements represent the Puerto Rico Operations prior to the acquisition, by AWS, of the remaining 77 percent of TeleCorp PCS not already held by AWS, and are intended to be read in conjunction with the remaining portion of Puerto Rico Operations subsequent to the acquisition by AWS. As permitted by Regulation S-X, no balance sheet has been presented in the accompanying financial statements.

2.    Summary of Significant Accounting Policies

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Assets under construction are not depreciated until placed into service. The cost of maintenance and repairs of property, plant, and equipment is charged to operating expense. Capitalized costs associated with site acquisition activities are charged to cost of services if and when a decision is made not to proceed with the development of a site. Depreciation is determined based upon the assets’ estimated useful lives and is generally calculated on a straight-line basis according to the following useful lives:

Computer equipment	3–5 years
Wireless network equipment	3–15 years
Other property, plant, and equipment	5 years

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Leasehold improvements are amortized over the shorter of the respective lives of the leases or the useful lives of the improvements. When the Puerto Rico Operations sells, disposes of, or retires property, plant, and equipment, the related gains or losses are included in the operations results. Depreciation expense was $3,659 for the period from January 1 to February 14, 2002.

Valuation of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets the Puerto Rico Operations intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Puerto Rico Operations intends to dispose of by sale, a loss is recognized if the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. The Puerto Rico Operations periodically evaluates the useful lives of its wireless communications system and other equipment based on changes in technology and industry conditions. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. Effective January 1, 2002, the Puerto Rico Operations adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. The Puerto Rico Operations’ initial adoption of this statement did not have a material impact on the Puerto Rico Operations’ results of operations or cash flows.

Licensing Costs

Licensing costs are primarily incurred to acquire FCC licenses to provide wireless services. Effective with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, licensing costs are not amortized. Instead, the Puerto Rico Operations tests licensing costs for impairment at least annually, as these licensing costs are deemed to be intangible assets that have indefinite lives. Although licenses are issued by the FCC with a stated term, generally 10 years, the renewal of licenses is a routine matter involving a nominal fee, and the Puerto Rico Operations has determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of its licenses. See Note 7 for further information regarding the adoption of this standard and the related licensing costs impairment tests.

Finite-lived Intangible Assets

Finite-lived intangible assets consisting of certain related party operating agreements with AWS and AWS’ former parent, AT&T Corp. (“AT&T”) (see Note 3), are amortized on a straight-line basis over the term of the related contract, ranging from three to twenty years. In accordance with the adoption of SFAS No. 142, the Puerto Rico Operations re-assessed the useful life of its related party operating agreements and determined that they continued to be appropriate (see Note 7).

Divisional Equity

The Puerto Rico Operations was dependent upon TeleCorp to fund its working capital needs for the period presented in the accompanying financial statements. Cash collections and expenditures related to the Puerto Rico Operations are performed by TeleCorp, and are deemed paid by TeleCorp, in cash, in the period in which such activity is recorded in these financial statements. TeleCorp does not charge the Puerto Rico Operations interest

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

on the divisional equity balance. The Puerto Rico Operations is not a separate legal entity and has no historical capital structure; therefore, historical retained earnings have not been presented in these financial statements.

Revenue Recognition

Wireless services revenue consists primarily of monthly recurring charges, airtime and toll usage charges, roaming charges billed to the Puerto Rico Operations’ customers, as well as other wireless services providers. Wireless services revenue is recognized based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. Amounts collected in advance of the service period are recorded as deferred revenue, and are recognized when earned.

Equipment revenue and the associated costs are recognized upon delivery of the equipment to the customer and when future obligations are no longer significant. The Puerto Rico Operations records costs of handsets in excess of revenues of handsets as a component of operating expense. In 2002, the Puerto Rico Operations adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Under EITF Issue No. 01-9, cash incentives given to customers or resellers should be characterized as a reduction of revenue when recognized in the statement of operations, unless an identifiable benefit having a determinable fair value is received in exchange. The adoption of EITF Issue No. 01-9 did not have a material impact on the Puerto Rico Operations’ results of operations or cash flows.

Advertising and Promotional Costs

The Puerto Rico Operations expenses advertising and promotional costs as incurred. Advertising and promotional costs are included as a component of selling, general, and administrative expenses in the accompanying financial statements. Advertising and promotional expenses are $1,398 for the period from January 1 to February 14, 2002.

Income Taxes

The Puerto Rico Operations is not an income tax-paying entity for the period included in the accompanying financial statements. The provision for taxes included in the accompanying financial statements is intended to reflect the tax provision as if the Puerto Rico Operations was a stand-alone entity. TeleCorp files a consolidated U.S. federal income tax return that includes the Puerto Rico Operations; TeleCorp also files Puerto Rican income tax returns for the Puerto Rico Operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the period reported. Estimates are used when accounting for certain items, such as employee compensation programs, depreciation and amortization lives, and intangible assets, including fair value determinations. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results may differ from those estimates under different assumptions or conditions.

Stock-Based Compensation Expense

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period. TeleCorp has chosen, under provisions of SFAS No. 123, to continue to account for employee stock-based compensation

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Compensation expense for the period presented was immaterial, and therefore, all such disclosures have been omitted.

3.    Transactions with Related Parties

Costs of services and selling, general, and administrative

Certain corporate expenses for network engineering and operations, which are a component of cost of services, and selling, general, and administrative services, have been allocated to the Puerto Rico Operations in the accompanying financial statements.

Network engineering and operations expenses are allocated based on the weighted average percentage of the number of the Puerto Rico Operations’ cell sites to total TeleCorp’s cell sites; selling expenses are allocated based on the weighted average percentage of gross subscriber additions for the Puerto Rico Operations to total TeleCorp gross subscriber additions; and general and administrative expenses are allocated based on the weighted average percentage of average subscribers of the Puerto Rico Operations to total TeleCorp average subscribers.

Expenses allocated to the Puerto Rico Operations during the period from January 1 to February 14, 2002, for costs of services and selling, general, and administrative shared services are as follows:

Costs of services	$65
Selling	1,521
General and administrative	3,673

Intangible assets—AWS and AT&T Agreements

TeleCorp has a number of operating agreements with AWS and AWS’ former parent, AT&T, as summarized below:

AT&T Exclusivity: TeleCorp is AT&T’s exclusive facilities-based provider of mobile wireless telecommunications services within the Puerto Rico Operations.

Network Membership License Agreement: The Network Membership License Agreement allows TeleCorp the use of the AWS logo and the right to refer to itself as a “Member of the AT&T Wireless Services Network” to market its wireless telecommunication services. Through the use of these rights, TeleCorp expects to participate in and benefit from AWS promotional and marketing efforts.

Intercarrier Roamer Services Agreement (“IRSA”): AWS and TeleCorp entered into a twenty-year reciprocal roaming agreement. This provided their customers, who own tri-mode phones, the ability to roam on the other’s mobile wireless systems at commercially reasonable rates, to the extent commercially and technologically feasible.

Long Distance Agreement: The long distance agreement provided that AT&T would be the exclusive provider for long distance services to the Puerto Rico Operations’ customers within the Puerto Rico Operations’ licensed area.

Amortization expense related to these agreements was $820 for the period from January 1 to February 14, 2002.

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock compensation

Employees of TeleCorp participate in TeleCorp PCS’ stock option plan. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” TeleCorp elected to follow the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and to adopt the disclosure-only provisions of SFAS No. 123. Stock compensation expense was allocated based on monthly percentages of the Puerto Rico Operations’ ending subscribers to total TeleCorp ending subscribers to reflect employees allocated to the Puerto Rico Operations and a portion of TeleCorp’s corporate employees. Compensation expense for the period presented was immaterial, and therefore, all such disclosures have been omitted.

4.    Sale of Telecommunication Towers and Build-to-Suit Agreement

On September 15, 2000, TeleCorp entered into a purchase agreement to sell and transfer to SBA Communications Corporation (“SBA”) certain of its towers and related assets. During 2001, TeleCorp completed the sale and transfer of towers, of which 32 towers were located in the Puerto Rico Operations. The net book value of assets disposed for the Puerto Rico Operations was $10,849. Concurrent with the sale, TeleCorp entered into a master lease agreement with SBA for the continued use of the space used on the towers prior to each sale. TeleCorp recognized a deferred gain on the sale of $5,380 related to the Puerto Rico Operations’ assets, which is recognized in cost of services ratably over the five-year term of the related operating lease-back. The deferred gain recognized for the period from January 1 to February 14, 2002, was $124.

5.    Commitments and Contingencies

Commitments

The Puerto Rico Operations has operating leases primarily related to network facilities, including cell sites and switch facilities, retail store locations, and administrative facilities. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. The Puerto Rico Operations recognizes rent expense on a straight-line basis over the life of the leases. Rent expense was approximately $758 for the period from January 1 to February 14, 2002.

Contingencies

The Puerto Rico Operations is a party to certain litigation and other proceedings in the ordinary course of business and also makes routine filings with the FCC and federal, state, and local tax and regulatory authorities. Management believes that the resolution of any such litigation, proceedings, or matters arising from such filings will not have a material adverse impact on the results of operations or cash flows of the Puerto Rico Operations.

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.    Income Taxes

The Puerto Rico Operations is not a tax-paying entity for the period included in the accompanying financial statements. As discussed in Note 1, the information included below is calculated as if the Puerto Rico Operations was a separate taxable entity. The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate for the Puerto Rico Operation’s loss:

For the Period From January 1 to February 14, 2002
U.S. federal statutory income tax rate	35%

Federal income tax provision at statutory rate	$—
State and local income tax provision, net of federal income tax effect	—
Foreign income tax benefit	(2,211)
Change in valuation allowance	2,420

Provision for income taxes	$209

Effective income tax rate	3.7%

PROVISION FOR INCOME TAXES
CURRENT
Federal	$—
State and local	—
Foreign	—
DEFERRED
Federal	—
State and local	—
Foreign	209

Provision for income taxes	$209

7.    Adoption of SFAS No. 142

Effective January 1, 2002, the Puerto Rico Operations adopted SFAS No. 142, which established new standards related to how acquired goodwill and other intangible assets are to be recorded upon their acquisition, as well as how they are to be accounted for after they have been initially recognized in the financial statements. Effective with the adoption of this standard, the Puerto Rico Operations was required to reassess the useful lives of its other intangible assets, which consists of licensing costs and certain related-party operating agreements (see Note 3). As a result, the Puerto Rico Operations has determined that its licensing costs are deemed to be intangible assets that have indefinite lives. Prospectively, the Puerto Rico Operations will periodically evaluate its determination of an indefinite useful life with regard to licenses. Puerto Rico Operations also re-assessed the useful life of its other intangible assets consisting of related party operating agreements and determined that their useful lives continued to be appropriate. The related party operating agreements are amortized on a straight line basis over the term of the related contract ranging from three to twenty years. The amortization expense related to these agreements was $820 for the period from January 1 to February 14, 2002.

Upon adoption, SFAS No. 142 required a transitional impairment test using a fair value approach for licenses. The Puerto Rico Operations completed the transitional impairment test for licenses using primarily comparative market transaction data and determined that there was no impairment to be recorded. On a

PUERTO RICO OPERATIONS

NOTES TO FINANCIAL STATEMENTS—(Continued)

prospective basis, the Puerto Rico Operations is required to test indefinite-lived intangibles, licensing costs, for impairment on an annual basis. Additionally, licensing costs must be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired.

8.    Subsequent Events

Effective February 15, 2002, TeleCorp PCS sold the remaining 77 percent of TeleCorp not already held by AWS (including the Puerto Rico Operations) to AWS. On October 26, 2004, Cingular acquired AWS. On December 1, 2004, Cingular, AWS, and Triton completed a transaction where Cingular received Triton’s network assets, customers, and rights to acquire its FCC wireless licenses in Virginia and Triton received certain of AWS’ network assets, customers, and rights to acquire its FCC wireless licenses in North Carolina, Puerto Rico, and the U.S. Virgin Islands, including the assets of the Puerto Rico Operations, plus $175,000 in cash from Cingular (see Note 1).